UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Belo Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

400 South Record Street

Dallas, Texas 75202

August 21, 2013

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Belo Corp., a Delaware corporation (“Belo,” the “Company,” “we,” “our” or “us”), which we will hold on September 25, 2013, at the offices of the Company, 400 South Record Street, Dallas, Texas 75202, at 11:00 a.m., local time.

At the special meeting, holders of Belo Series A common stock and Belo Series B common stock, par value $0.01 per share (“Belo common stock”), will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of June 12, 2013, by and among the Company, Gannett Co., Inc., a Delaware corporation (“Gannett”), and Delta Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Gannett (“Merger Sub”). Pursuant to the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Gannett. At the effective time of the merger, each share of Belo common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Company, any direct or indirect subsidiary of the Company, Gannett, Merger Sub and holders who are entitled to and properly exercise appraisal rights under Delaware law) will be canceled and converted into the right to receive $13.75 in cash, without interest and less any applicable withholding taxes.

The board of directors of the Company (the “Board”) has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its shareholders. The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal to adopt the merger agreement. The Board unanimously recommends that the shareholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate.

The enclosed proxy statement describes the merger agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission (the “SEC”). We urge you to, and you should, read the entire proxy statement carefully, including the appendices, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of at least two-thirds of the voting power of all outstanding shares of Belo common stock vote in favor of the adoption of the merger agreement. If you fail to vote on the adoption of the merger agreement, the effect will be the same as a vote “AGAINST” the adoption of the merger agreement.

While shareholders may exercise their right to vote their shares in person, we recognize that many shareholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares to be voted on the matters to be considered at the special meeting even if you are unable to attend. If you desire your shares to be voted in accordance with the Board’s recommendation, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; date and sign the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to adopt the merger agreement.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Morrow & Co., LLC. toll free at 1-800-279-6413.

Thank you for your continued support.

Very truly yours,

DUNIA A. SHIVE

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated August 21, 2013 and is first being mailed to shareholders on or about August 21, 2013.

BELO CORP.

400 South Record Street

Dallas, Texas 75202

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 25, 2013

To the Shareholders of Belo Corp.:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of Belo Corp., a Delaware corporation (“Belo,” the “Company,” “we,” “our” or “us”), will be held on September 25, 2013, at the offices of the Company, 400 South Record Street, Dallas, Texas 75202, at 11:00 a.m. local time for the following purposes:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of June 12, 2013, by and among the Company, Gannett Co., Inc., a Delaware corporation (“Gannett”), and Delta Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Gannett (“Merger Sub”);

2.	to consider and vote, on an advisory (non-binding) basis, upon specified compensation that may become payable to the named executive officers of the Company in connection with the merger; and

3.	to consider and vote upon a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

The holders of record of Belo Series A common stock and Belo Series B common stock, par value $0.01 per share (“Belo common stock”), at the close of business on August 12, 2013, are entitled to notice of and to vote at the special meeting or at any adjournment thereof. All shareholders of record are cordially invited to attend the special meeting in person.

The board of directors of the Company (the “Board”) has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its shareholders. The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal to adopt the merger agreement. The Board unanimously recommends that the shareholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate.

Your vote is important, regardless of the number of shares of Belo common stock you own. The adoption of the merger agreement by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of Belo common stock is a condition to the consummation of the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a shareholder of record, you may revoke your proxy by attending the meeting and voting in person.

BY ORDER OF THE BOARD OF DIRECTORS,

GUY H. KERR
Secretary

Dated August 21, 2013

-i-

-ii-

SUMMARY

This Summary discusses the material information contained in this proxy statement, including with respect to the merger agreement, the merger and the other transactions and agreements contemplated in connection with the merger. You should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary may not contain all of the information that may be important to you. The items in this Summary include page references directing you to a more complete description of that topic in this proxy statement.

The Companies (Page 14)

Belo Corp.

Belo Corp. referred to as “Belo,” the “Company,” “we,” “our,” or “us,” is a Delaware corporation. Belo is one of the nation’s largest publicly-traded pure-play television companies. The Company owns 20 television stations (nine in the top 25 U.S. markets) that reach more than 14 percent of U.S. television households, including ABC, CBS, NBC, FOX, CW and MyNetworkTV (MNTV) affiliates, and their associated websites, in 15 markets across the United States. The Company’s stations are primarily concentrated in three regions: Texas, the Northwest and Arizona. The Company’s corporate headquarters are located in Dallas, Texas. See “The Companies — Belo Corp.” on page 14.

Additional information about Belo is contained in its public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 64.

Gannett Co., Inc.

Gannett Co., Inc., referred to as “Gannett,” is a Delaware corporation. Gannett is a leading international media and marketing solutions company, delivering content and services across an integrated, multiplatform portfolio. Gannett publishes newspapers, operates broadcasting stations, runs websites in connection with its newspaper and broadcast operations and is engaged in marketing, data services, news programming, commercial printing and newswire services. Gannett’s corporate headquarters are located in McLean, Virginia. See “The Companies — Gannett Co., Inc.” on page 14.

Delta Acquisition Corp.

Delta Acquisition Corp., referred to as “Merger Sub,” is a Delaware corporation and a wholly-owned subsidiary of Gannett that was formed solely for the purpose of entering into the merger agreement and completing the merger. Upon the consummation of the merger, Merger Sub will cease to exist. See “The Companies — Delta Acquisition Corp.” on page 14.

The Merger Proposal (Page 19)

You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of June 12, 2013, by and among the Company, Gannett and Merger Sub, which, as it may be amended from time to time, is referred to as the “merger agreement.” The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation. As a result of the merger, the Company will become a wholly-owned subsidiary of Gannett. Upon the consummation of the merger, each outstanding share of Belo Series A common stock and Belo Series B common stock, par value $0.01 per share, referred to herein as the “Belo common stock,” other than shares owned by the Company (or any direct or indirect subsidiary of the Company), Gannett and Merger Sub and holders who are entitled to and properly exercise appraisal rights under Delaware law, will be converted into the right to receive $13.75 in cash, without interest and less any applicable withholding taxes.

The Special Meeting (Page 15)

The special meeting will be held on September 25, 2013, at the offices of the Company, 400 South Record Street, Dallas, Texas 75202, at 11:00 a.m. local time.

Record Date and Quorum (Page 15)

The holders of record of the Belo common stock as of the close of business on August 12, 2013 (the record date for determination of shareholders entitled to notice of and to vote at the special meeting), are entitled to receive notice of and to vote at the special meeting.

Holders of Belo Series A and Series B common stock will vote together as a single class on all proposals to be considered at the special meeting. Each outstanding share of Series A common stock will be entitled to one vote on each proposal. Each outstanding share of Series B common stock will be entitled to 10 votes on each proposal. As of the record date, there were 95,832,821 shares of Series A common stock and 8,269,639 shares of Series B common stock outstanding.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the voting power of all of the shares entitled to vote (but in no event less than one-third of the shares entitled to vote) will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote for the Merger (Page 16)

Approval of the proposal to approve the merger agreement requires the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of Belo common stock entitled to vote at the special meeting. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Voting Agreements (Page 30)

In connection with its entrance into the merger agreement, Gannett and the Company entered into voting and support agreements and irrevocable proxies with each member of the Board and the executive officers of the Company in their capacity as shareholders (which we refer to collectively as the voting agreements). Pursuant to the voting agreements, each shareholder party to a voting agreement agreed to vote his or her shares of Belo common stock in favor of approval of the merger agreement and the transactions contemplated thereby (including the merger) and against any agreement, transaction or proposal that relates to an acquisition proposal or alternative transaction, unless the merger agreement is terminated. Each shareholder also agreed to grant Gannett and any designee of Gannett an irrevocable proxy, which would automatically terminate upon the expiration of the voting agreement. In addition, pursuant to the voting agreements, each shareholder party to a voting agreement agreed to waive appraisal rights and agreed not to transfer or sell any such shares, subject to certain limited exceptions. The voting agreements will terminate upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms. See “The Merger — Voting Agreements” on page 30.

As of the record date, the directors and executive officers that are party to the voting agreements hold the right to vote an aggregate of approximately 1,176,996 shares of Belo Series A common stock and approximately 7,465,414 shares of Belo Series B common stock, representing in the aggregate approximately 42.5% of the voting power of the shares of Belo common stock outstanding on that date.

Conditions to the Merger (Page 48)

The obligations of the Company, Gannett and Merger Sub to effect the merger are subject to the fulfillment or written waiver (if permissible under law, by Gannett and the Company), at and as of the closing, of the following mutual conditions:

•

the expiration or termination of any waiting period (and any extension thereof) applicable to consummation of the merger and the restructuring under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the “HSR Act”), the termination or expiration of any standstill agreement entered into by Gannett with either the United States Department of Justice (which we refer to as the “DOJ”) or Federal Trade Commission (which we refer to as the “FTC”), the receipt of any approvals required under the HSR Act, and the grant of the consent of the United States Federal Communications Commission (which we refer to as the “FCC”) (for a discussion of the restructuring and restructuring agreements, see “The Merger Agreement — Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers” on page 37);

•

the absence of any judgment, decree, injunction, ruling or order of any governmental authority prohibiting the consummation of the merger or any of the other transactions contemplated by the merger agreement or by the restructuring agreements (which we refer to as a “legal prohibition”);

•	the adoption of the merger agreement by the required vote of the shareholders; and

•	the consummation of the restructuring simultaneously with the merger.

The obligation of the Company to effect the merger is subject to the fulfillment or waiver in writing by the Company of the following additional conditions:

•	the accuracy of the representations and warranties of Gannett and Merger Sub (subject in certain cases to certain materiality, material adverse effect and other qualifications);

•	Gannett and Merger Sub’s performance of or compliance with, in all material respects, each of its obligations, agreements and covenants under the merger agreement; and

•	the delivery of an officer’s certificate by Gannett, certifying that the above conditions have been satisfied.

The obligation of Gannett and Merger Sub to consummate the merger is subject to the fulfillment or waiver in writing (if permissible under law, by Gannett and Merger Sub) of the following additional conditions:

•	the accuracy of the representations and warranties of the Company (subject in certain cases to certain materiality, material adverse effect and other qualifications);

•	the Company’s performance of and compliance with, in all material respects, its obligations, agreements and covenants under the merger agreement;

•	receipt by the Company of certain specified consents; and

•	the delivery of an officer’s certificate by the Company, certifying that the above three conditions have been satisfied.

When the Merger Becomes Effective (Page 37)

We anticipate completing the merger in the fourth calendar quarter of 2013, subject to the adoption of the merger agreement by the Company’s shareholders as specified herein and the satisfaction of the other closing conditions.

Reasons for the Merger; Recommendation of the Company’s Board of Directors (Pages 22 and 24)

The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal to adopt the merger agreement. For a description of the reasons considered by the Board in deciding to recommend approval of the proposal to adopt the merger agreement, see “The Merger (Proposal 1) — Reasons for the Merger” beginning on page 22.

Opinion of Belo’s Financial Advisor (Page 24 and Annex C)

In connection with the merger, Belo’s financial advisor, RBC Capital Markets, LLC, referred to as RBC Capital Markets, delivered a written opinion, dated June 12, 2013, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the $13.75 per share merger consideration to be received by holders of Belo Series A common stock and Belo Series B common stock, collectively referred to as Belo common stock. The full text of RBC Capital Markets’ written opinion, dated June 12, 2013, is attached as Annex C to this proxy statement and sets forth, among other things, the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by RBC Capital Markets in connection with its opinion. RBC Capital Markets delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. RBC Capital Markets’ opinion did not address any other aspect of the merger or any related transactions and no opinion or view was expressed as to the underlying business decision of the Company to engage in the merger or related transactions or the relative merits of the merger or related transactions compared to any alternative business strategy or transaction that might be available to the Company or in which the Company might engage. RBC Capital Markets’ opinion should not be construed as creating any fiduciary duty on the part of RBC Capital Markets to any party and does not constitute a recommendation to any holder of Belo’s securities as to how such holder should vote or act in connection with the merger, any related transactions or other matters.

Certain Effects of the Merger (Page 19)

Upon the consummation of the merger, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a wholly-owned subsidiary of Gannett.

Following the consummation of the merger, shares of Belo Series A common stock will no longer be traded on the New York Stock Exchange (“NYSE”) or any other public market, and the registration of shares of Belo common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Treatment of Company Stock Options and Other Stock-Based Awards (Page 38)

Company Stock Options.    Each option to purchase shares of Belo common stock (which options are referred to as “Company stock options”), all of which are vested, that is outstanding immediately prior to the effective time of the merger, will be canceled and converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of Belo common stock subject to such Company stock option and (b) the excess, if any, of $13.75 over the exercise price per share of Belo common stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Company RSU Awards.    Awards of restricted stock units with respect to shares of Belo common stock (which awards are referred to as “Company RSU awards”) that are outstanding immediately prior to the effective time of the merger, will be fully vested (determined, in the case of performance-based Company RSU awards with an open performance period as of the effective time of the merger, based on the greater of target performance and actual year-to-date results) upon the effective time of the merger. The Company RSU awards will then be canceled and converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of Belo common stock subject to such Company RSU award and (b) $13.75, plus any accrued but unpaid dividend equivalents to the extent accrued in the ordinary course of business, less any amounts as are required to be withheld or deducted under applicable tax provisions.

Timing of Payment.    The cash payments with respect to Company stock options and Company RSU awards pursuant to the paragraphs above will be made within 10 business days after the effective time of the merger, except to the extent a deferral election applies. Any delayed payment will be held in a deferred compensation account for the benefit of the individual holder and credited with interest.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 31)

In considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s shareholders generally. The Board was aware of and considered these interests in reaching the determination to approve the merger agreement and in recommending that the Company’s shareholders vote for the adoption of the merger agreement.

These interests include:

•

pursuant to the terms of the Company’s equity incentive plans and the merger agreement, plan participants, including the Company’s directors and executive officers, are entitled to accelerated vesting and settlement of their unvested equity-based awards upon the effective time of the merger (subject to any deferral elections);

•

pursuant to the terms of the 2004 Executive Compensation Plan, plan participants, including the Company’s executive officers, are entitled to receipt of their 2013 annual bonuses at the greater of target and the actual level of achievement upon the consummation of the merger;

•

pursuant to the terms of the Company’s Change in Control Severance Plan, the Company’s executive officers are entitled to certain severance payments in the event of a qualifying termination of employment within a specified period following the consummation of the merger; and

•

pursuant to the terms of the merger agreement, the Company’s directors and officers, including the executive officers, also have the right to indemnification and insurance coverage following the effective time of the merger.

Material U.S. Federal Income Tax Consequences of the Merger (Page 34)

If you are a U.S. holder, the receipt of cash in exchange for shares of Belo common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Belo common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (Page 35)

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the DOJ (the “Antitrust Division”) and to the FTC and all statutory waiting period requirements have been satisfied. On June 19, 2013, both the Company and Gannett filed their respective Notification and Report Forms with the Antitrust Division and the FTC.

In addition, under the Communications Act of 1934, the FCC must approve the transfers of control and assignments of the FCC licenses held by the Company or its subsidiaries. FCC approval is sought through the filing of applications with the FCC. On June 19, 2013, Gannett and Belo filed applications seeking FCC consent to the transfer of control of the FCC licenses associated with the stations that Gannett proposes to acquire pursuant to the merger agreement. On that same date, subsidiaries of Belo, subsidiaries of Sander Holdings Co. LLC, a Delaware limited liability company (“Sander”), and Tucker Operating Co. LLC, a Delaware limited liability company (“Tucker”), filed applications seeking FCC consent to the assignments of the FCC licenses associated with the stations that Belo subsidiaries will assign to each of Sander and Tucker pursuant to the restructuring agreements (the “assigned stations”).

On June 24, 2013, the FCC placed the applications on public notice and invited petitions, objections and other comments by third parties within 30 days of the public notice date. Third parties may request, among other things, that the FCC impose conditions on its grant of approval, designate the applications for a formal hearing before deciding the merits, and/or deny the applications. The FCC has developed an informal timetable for acting upon transfer and assignment applications under which it seeks to reach a final disposition of the FCC applications within 180 days from the initial public notice accepting the applications for filing, but the FCC reserves the right to stop the 180-day “clock” at its discretion.

Litigation (Page 36)

Since the announcement of the merger on June 13, 2013, the Company, Gannett and the Company’s directors have been named as defendants in four substantively similar putative class action lawsuits brought by and on behalf of shareholders of the Company in the Court of Chancery of the State of Delaware and the District Court of Dallas County, Texas. The complaints allege, among other things, that the Company’s directors breached their fiduciary duties in connection with the merger. These actions seek, among other things, to enjoin the merger.

The Company believes these lawsuits are meritless and intends to vigorously defend all pending actions relating to the merger.

Rights of Appraisal (Page 59 and Annex D)

Under Delaware law, holders of Belo common stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal of their shares of Belo common stock and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware, referred to as the “DGCL”, will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Belo common stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of Delaware law. This value could be more than, the same as, or less than the merger consideration. Any holder of Belo common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to the Company prior to the vote on the proposal to adopt the merger agreement and must not vote in favor of the proposal to adopt the merger agreement and must otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex D to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Other Covenants and Agreements (Page 43)

Until the effective time of the merger or, if earlier, the termination of the merger agreement, the Company must not, and must cause its subsidiaries and its and their respective affiliates and representatives not to, directly or indirectly:

•

solicit, initiate, induce, encourage or knowingly facilitate any inquiry, proposal or offer relating to any change in control transaction of the Company (which we refer to as an acquisition proposal) or any inquiry, proposal, request for information or offer that would reasonably be expected to lead to an acquisition proposal (which we refer to as an acquisition inquiry);

•

other than with Gannett, Merger Sub or any of their representatives, enter into, continue to have or participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal or acquisition inquiry;

•	approve, accept, endorse or recommend any acquisition proposal or knowingly facilitate any effort or attempt to make or implement any acquisition proposal or acquisition inquiry; or

•	enter into any contract with respect to any of the foregoing actions.

Notwithstanding the foregoing, if prior to obtaining the required vote of the Company’s shareholders to adopt the merger agreement, the Company receives an acquisition proposal (other than as a result of taking the prohibited actions described above) that the Board determines in good faith after consultation with its outside legal counsel and financial advisors that such acquisition proposal constitutes a superior proposal and after consultation with outside legal counsel, the Board determines that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, then the Board may recommend, adopt or approve the acquisition proposal (which we refer to as an adverse recommendation change) or enter into an agreement or other contract that constitutes or could reasonably be expected to lead to an acquisition proposal that requires it to abandon, terminate or fail to consummate the merger if and only if:

•	the Company gives written notice to Gannett to the effect that the Company is prepared to make an adverse recommendation change or accept a superior proposal; and

•

Gannett does not make, within five business days after receiving such notice, a written proposal setting forth revised terms and conditions of the merger agreement, that would, in the good faith judgment of the Board after consultation with its outside legal counsel and financial advisors, cause the offer previously constituting a superior proposal to no longer constitute a superior proposal; provided, that if Gannett delivers such proposal within five business days, the Company shall negotiate in good faith with Gannett for the following three business days regarding any such revisions to the terms and conditions of the merger agreement; provided, further, that any material changes to the financial terms or other material terms of the superior proposal occurring prior to an adverse recommendation change shall require the Company to deliver to Gannett a new notice, give Gannett a new five business day period to deliver a written proposal, and give the parties a new three business day period negotiating window if Gannett provides such notice.

Termination (Page 49)

The merger agreement may be terminated and abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of Gannett and the Company;

•	by Gannett or the Company, upon written notice of termination to the other, if:

•

the effective time of the merger has not occurred on or before 5:00 p.m., local New York, New York time, on December 27, 2013, provided, that such right to terminate the merger agreement will not be available to a party whose breach of the merger agreement materially contributed to the failure of the merger to have been consummated on or before such date; provided, further, that neither party may terminate the merger agreement during the pendency of any legal proceeding seeking specific performance of the merger agreement;

•	the required shareholder approval to adopt the merger agreement shall not have been obtained at the meeting of the Company’s shareholders or at any adjournment or postponement thereof; or

•

any governmental authority of competent jurisdiction shall have issued an order, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the merger and such order, injunction, decree, ruling or other action is or shall have become final and non-appealable.

•	by Gannett, upon written notice of termination to the Company, if:

•	prior to receipt of the required shareholder approval to adopt the merger agreement, there has been an adverse recommendation change; or

•

if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition, as further described below under “The Merger Agreement — Termination.”

•	by the Company, upon written notice of termination to Gannett, if:

•

Gannett or Merger Sub has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition, as further described below under “The Merger Agreement — Termination.”; or

•	at any time prior to receipt of the required shareholder approval to adopt the merger agreement:

•	the Company shall have complied and is in compliance with the terms of the provisions of the merger agreement with respect to acquisition proposals in all material respects;

•

the Board has determined that the applicable acquisition proposal will constitute a superior proposal in all material respects after giving effect to all concessions that may be offered by Gannett pursuant to the bullet below, and after consultation with its outside legal counsel and financial advisors;

•

prior to any such termination, the Company shall have negotiated, and shall cause its outside legal counsel and financial advisors to negotiate, with Gannett to make such adjustments in the terms and conditions of the merger agreement as would enable Gannett to proceed with the merger and the transactions contemplated by the merger agreement; and

•

the Company shall have paid or pays Gannett the termination fee prior to terminating the merger agreement and entering into the agreement providing for the alternative transaction as further described below under “The Merger Agreement — Termination Fees”.

Notwithstanding the above, the December 27, 2013 date that triggers the mutual termination right is subject to potential extension to June 27, 2014, if the only conditions to closing that remain to be satisfied relate to the applicable regulatory clearances, absence of legal prohibitions and receipt of third party consents.

Termination Fees (Page 50)

The Company will pay to Gannett a termination fee of $51,500,000 in the event that:

•	Gannett has terminated the merger agreement because prior to the receipt of the required shareholder approval to adopt the merger agreement, there has been an adverse recommendation change;

•	the Company has terminated the merger agreement in accordance with its terms to enter into a superior proposal; or

•

the merger is terminated under specified conditions and concurrently with or within 12 months after such termination, the Company enters into a definitive agreement providing for a qualifying transaction (as defined below under “The Merger Agreement — Termination Fees”) and consummates a qualifying transaction.

Additional Information (Page 64)

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On June 12, 2013, the Company entered into the merger agreement providing for the merger of Merger Sub, a wholly-owned subsidiary of Gannett, with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Gannett. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and the other matters to be voted on at the special meeting.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $13.75 in cash, without interest and less any applicable withholding taxes, for each share of Belo common stock that you own. For example, if you own 100 shares of Belo common stock, you will be entitled to receive $1,375 in cash in exchange for your shares of Belo common stock, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in Gannett.

Q:	Where and when is the special meeting?

A:	The special meeting will take place on September 25, 2013, starting at 11:00 a.m. local time at the offices of the Company, 400 South Record Street, Dallas, Texas 75202.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve, on an advisory (non-binding) basis, specified compensation that may be payable to the named executive officers of the Company in connection with the merger; and

•

to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q:	What is a quorum?

A:	A quorum will be present if holders of a majority of the voting power of all shares of Belo common stock entitled to vote (but in no event less than one-third of the shares entitled to vote) are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that our shareholders vote “FOR” the proposal to adopt the merger agreement. The Board also unanimously recommends that the shareholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal regarding adjournment of the special meeting.

Q:	What effects will the merger have on Belo?

A:	Belo common stock is currently registered under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” and our Series A common stock is quoted on the New York Stock Exchange, referred to as the “NYSE,” under the symbol “BLC.” As a result of the merger, the Company will cease to be a publicly traded company and will be wholly-owned by Gannett. Following the consummation of the merger, the registration of Belo common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the merger, our Series A common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not approved by the Company’s shareholders, or if the merger is not consummated for any other reason, the Company’s shareholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of our Series A common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay Gannett a termination fee of $51.5 million. See “The Merger Agreement—Termination Fees.”

Q:	What will happen if shareholders do not approve the advisory proposal on executive compensation payable to the Company’s named executive officers in connection with the merger?

A:	The approval of this proposal is not a condition to the completion of the merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Gannett. If the merger agreement is adopted by the shareholders and completed, the merger-related compensation may be paid to the Company’s named executive officers even if shareholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of Belo common stock?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important. If you are a shareholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, using the toll-free number listed on each proxy card; or

•	the Internet, at the address provided on each proxy card.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

If you hold shares in a Belo Savings Plan account or in an A. H. Belo Savings Plan account, these shares may be voted only by the plan trustee, but you may instruct the plan trustee on how to vote such shares.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a shareholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at Belo Corp., Attn: Corporate Secretary, 400 South Record Street, Dallas, Texas 75202, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?

A:	The vote to adopt the merger agreement is based on the total number of shares of Belo common stock outstanding on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of Belo common stock before completion of the merger?

A:	If you transfer your shares of Belo common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Belo common stock through completion of the merger.

The record date for shareholders entitled to vote at the special meeting is earlier than the consummation of the merger. So, if you transfer your shares of Belo common stock after the record date but before the closing of the merger, you will have transferred your right to receive the merger consideration in the merger, but retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will receive a letter of transmittal from the paying agent for the merger with detailed written instructions for exchanging your shares of Belo common stock for the merger consideration. If your shares of Belo common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificate is — how will I get the merger consideration for my shares?

A:

If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a customary indemnity agreement to the Company in order to cover any potential loss.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholder provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Belo common stock held through brokerage firms. If your family has multiple accounts holding Belo common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Morrow & Co., LLC. toll free at 1-800-279-6413, which is acting as the proxy solicitation agent and information agent for the Company in connection with the merger.

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Statements in this proxy statement and the documents incorporated by reference into this proxy statement concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, dividends, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those predicted in any such forward-looking statement. Belo undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, and in some cases require us to pay the $51.5 million termination fee;

•

the failure to obtain the required vote of the Company’s shareholders to adopt the merger agreement, the failure to obtain any required regulatory approval, or the failure to satisfy any of the other closing conditions to the merger, and any delay in connection with the foregoing;

•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the pendency of the merger;

•	the restrictions on the Company’s conduct prior to closing contained in the merger agreement may have a negative effect on our flexibility and our business operations;

•

the effect of the announcement of the merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, business partners and others, and on the operating results and business generally;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the merger agreement, including the potential imposition of a legal prohibition;

and other risks detailed in our filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q. See “Where You Can Find Additional Information.” Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE COMPANIES

Belo Corp.

Belo Corp. is a Delaware corporation with principal executive offices located at 400 South Record Street, Dallas, Texas 75202 and its telephone number is (214) 977-6606. Belo began as a Texas newspaper company in 1842 and today is one of the nation’s largest publicly-traded pure-play television companies. The Company owns 20 television stations (nine in the top 25 U.S. markets) that reach more than 14 percent of U.S. television households, including ABC, CBS, NBC, FOX, CW and MyNetworkTV (MNTV) affiliates, and their associated websites, in 15 markets across the United States. The Company’s stations are primarily concentrated in three regions: Texas, the Northwest and Arizona. The principal source of revenue for Belo’s television stations is the sale of airtime to local, regional and national advertisers. The Company’s other sources of revenue primarily include retransmission revenue and interactive revenue. The Company had revenues of $714.7 million in 2012. Belo’s Series A common stock is listed on the NYSE under the symbol “BLC.” A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference into this proxy statement. See “Where You Can Find Additional Information.”

Gannett Co., Inc.

Gannett Co., Inc. is a Delaware corporation with principal executive offices located at 7950 Jones Branch Drive, McLean, Virginia 22107 and its telephone number is (703) 854-6000. Gannett is a leading international media and marketing solutions company, delivering content and services across an integrated, multiplatform portfolio. Gannett publishes newspapers, operates broadcasting stations, runs websites in connection with its newspaper and broadcast operations and is engaged in marketing, data services, news programming, commercial printing and newswire services. Gannett’s portfolio includes national brands such as USA TODAY and CareerBuilder, and unique local brands in over 100 communities. In addition, Gannett’s broadcast segment consists of 23 network-affiliated television stations, including NBC, CBS, ABC and MyNetworkTV affiliates. In 2012, Gannett had total operating revenues of $5.35 billion.

Delta Acquisition Corp.

Delta Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of Gannett that was formed solely for the purpose of entering into the merger agreement and completing the merger. Upon the consummation of the merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at 7950 Jones Branch Drive, McLean, Virginia 22107 and its telephone number is (703) 854-6000.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s shareholders as part of the solicitation of proxies by the Board for use at the special meeting. This proxy statement provides the Company’s shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on September 25, 2013, starting at 11:00 a.m. local time at the offices of the Company, 400 South Record Street, Dallas, Texas 75202, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

The purpose of the special meeting is for our shareholders to consider and vote upon the proposal to adopt the merger agreement. If our shareholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A and the material provisions of the merger agreement are described under “The Merger Agreement.” Our shareholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.” The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, a shareholder may vote to approve the executive compensation and vote not to adopt the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Gannett. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and regardless of the outcome of the advisory vote.

This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about August 21, 2013.

Recommendation of the Company’s Board of Directors

After careful consideration, the Board has unanimously approved the merger agreement, the merger and the transactions contemplated thereby and determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its shareholders. Certain factors considered by the Board in reaching its decision to approve the merger agreement and approve the merger can be found in the section entitled “The Merger — Reasons for the Merger.”

The Board unanimously recommends that the Company’s shareholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

Record Date and Quorum

The holders of record of Belo common stock as of the close of business on August 12, 2013, the record date for the determination of shareholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. Holders of Belo Series A and Series B common stock will vote together as a single class on all proposals to be considered at the special meeting. Each outstanding share of Series A common stock will be entitled to one vote on each proposal. Each outstanding share of Series B common stock will be entitled to 10 votes on each proposal. On the record date, 95,832,821 shares of Series A common stock and 8,269,639 shares of Series B common stock were outstanding.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the voting power of all of the shares entitled to vote (but in no event less than one-third of the shares entitled to vote) will constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes, as described below under the sub-heading “— Voting; Proxies; Revocation — Providing Voting Instructions by Proxy,” will not be considered to be present at the special meeting.

Required Vote

Approval of the proposal to approve the merger agreement requires the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of Belo common stock entitled to vote at the special meeting. In addition, under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. A failure to vote your shares of common stock, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of each of the adjournment proposal and the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the voting power of the shares of Belo common stock present or represented by proxy at the special meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” these proposals but the failure to vote your shares will have no effect on the outcome of these proposals.

As of the record date, there were 95,832,821 shares of Series A common stock and 8,269,639 shares of Series B common stock outstanding.

Voting by the Company’s Directors and Executive Officers

In connection with the merger agreement, the directors and executive officers of the Company have entered into voting agreements with the Company and Gannett pursuant to which they have agreed, among other things, solely in their capacity as Belo shareholders, to vote all of their shares of Belo common stock in favor of the approval of the merger agreement. At the close of business on the record date, directors and executive officers of the Company hold the right to vote approximately 1,176,996 shares of Belo Series A common stock and approximately 7,465,414 shares of Belo Series B common stock, or approximately 42.5% of the voting power of the shares of Belo common stock issued and outstanding on that date.

Voting; Proxies; Revocation

Attendance

All holders of shares of Belo common stock as of the close of business on August 12, 2013, the record date for voting at the special meeting, including shareholders of record and beneficial owners of common stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the special meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your broker, bank or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Shareholders of record will be able to vote in person at the special meeting. If you are not a shareholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares Held by Record Holder.    If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet.    This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card.    If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, unless you are a holder of record on the record date and attend the special meeting and vote in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not affect the vote regarding the adjournment of the special meeting proposal or the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger.

If your shares are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Shares Held in “Street Name.”    If you hold shares in “street name,” you have the right to instruct your broker, bank or other nominee on how to vote those shares on your behalf. You must follow the instructions from your broker, bank or other nominee in order to have your shares voted. Such brokers, banks and other nominees will not have discretionary authority to vote on any proposals that are “non-routine,” such as approval of the merger agreement, without specific instruction from the beneficial owner. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to adopt the merger agreement and a “broker non-vote” would arise. Broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present at the special meeting. Broker non-votes will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on the adjournment proposal or the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger. For shares of Belo common stock held in “street name,” only shares of Belo common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a favorable vote for such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•

submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	delivering to the Secretary of the Company a written notice of revocation at 400 South Record Street, Dallas, Texas 75202.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Belo common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, a vote “AGAINST” the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger and a vote “AGAINST” the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to approve the proposal to adopt the merger agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law.

If a quorum is present at the special meeting, then the adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Belo common stock present or represented by proxy at the special meeting and entitled to vote thereon. If a quorum is not present at the special meeting, the special meeting may be adjourned by the affirmative vote of the holders of a majority of the voting power of the shares of Belo common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The Board is soliciting your proxy, and we will bear the cost of soliciting proxies. This includes the charges and expenses of brokerage firms, banks and others for forwarding solicitation material to beneficial owners of our outstanding Belo common stock. Morrow & Co., LLC, a proxy solicitation firm, has been retained to assist the Company in the solicitation of proxies for the special meeting and we will pay Morrow & Co., LLC approximately $45,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by Morrow & Co., LLC or, without additional compensation, by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing Belo common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Belo common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s shareholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the merger.

Upon the consummation of the merger, each share of Belo common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company, by Gannett or Merger Sub or by any subsidiary of the Company, Gannett or Merger Sub, which will be cancelled, and by holders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive $13.75 in cash, without interest and less any applicable withholding taxes.

Belo common stock is currently registered under the Exchange Act and its Series A common stock is quoted on the NYSE under the symbol “BLC.” As a result of the merger, the Company will cease to be a publicly-traded company and will be a wholly-owned subsidiary of Gannett. Following the consummation of the merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the merger, our Series A common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Background of the Merger

The Board has periodically reviewed and discussed Belo’s business, strategic direction, performance and prospects in the context of developments in the broadcast industry and the competitive landscape. From time to time, these discussions have included discussions about the future of the industry and industry dynamics, including the increasing importance of scale to television broadcasters and the ability of broadcasters to build scale through targeted station acquisitions and whole-company transactions.

As a result of informal discussions held in the summer of 2012 by Belo’s financial advisor, RBC Capital Markets, with several participants in the broadcast industry at Belo’s request, RBC Capital Markets assisted in arranging a meeting with RBC Capital Markets and Ms. Shive, the Chief Executive Officer of Belo, and Ms. Martore, Chief Executive Officer of Gannett. At that meeting, held on October 18, 2012, Belo’s and Gannett’s Chief Executive Officers agreed, in light of the elevated level of strategic activity in the broadcast industry and the increasing importance of scale to television broadcasters, that it would be in the interests of both companies to discuss and consider potential strategic transactions. As a result of that meeting, Belo and Gannett agreed to enter into a confidentiality agreement to facilitate future discussions.

On November 28, 2012, Belo and Gannett entered into a confidentiality agreement. Thereafter, Gannett and Belo held a series of several meetings, including meetings on December 7, December 19, January 15, February 13, March 5 and March 21. These meetings included both in person and telephonic meetings, and involved Belo’s and Gannett’s Chief Executive Officers and certain other senior management members as well as representatives of RBC Capital Markets on one occasion. Over the course of these meetings, the parties discussed industry dynamics, particularly matters relating to building scale, and the ability of Belo and Gannett to achieve scale and business objectives through a partnership or joint venture arrangement involving the two companies’ television broadcasting assets or, alternatively, a “reverse Morris Trust” transaction in which Gannett’s television broadcasting assets would be spun-off to Gannett shareholders and then combined with Belo. Through the course of the discussions, Belo and Gannett were unable to reach any preliminary agreement as to the form or business terms of any such relationship. On March 13, 2013, Ms. Shive informed Ms. Martore that Belo had a regularly scheduled Board meeting in early May, and that the two companies should seek to determine prior to that meeting whether it made sense to continue their discussions.

During the time that Belo and Gannett were exploring the potential of a partnership or reverse Morris Trust transaction, Belo also continued to evaluate other potential strategic options. These options included the exploration of potential acquisitions by Belo of various broadcasting assets of other competitors, although Belo did not engage in discussions with third parties regarding the potential acquisition of Belo during this time.

On April 27, 2013, Gannett introduced the potential for an all-cash acquisition by Gannett of Belo in a meeting among Belo’s and Gannett’s Chief Executive Officers and Belo’s chairman Robert Decherd. Two days later, on

April 29, 2013, Gannett sent Belo a written indication of interest that proposed an all-cash acquisition of Belo by Gannett at a purchase price of $12.50 per share, which represented a premium of 22% over the volume-weighted average price of Belo’s Series A shares during the 20 trading days preceding the proposal and 46% over the volume-weighted average for the prior six months. In its proposal, Gannett stated that its willingness to proceed on the terms proposed was conditioned on Belo’s willingness to engage in exclusive discussions with Gannett through June 12, 2013. Ms. Shive provided a copy of Gannett’s proposal to the Board and to Belo’s legal counsel, Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), and RBC Capital Markets.

On May 3, 2013, the Board held a special meeting to discuss Gannett’s proposal and related matters in preparation for more extended discussion at its regularly scheduled meeting to be held on May 6. At that regularly scheduled meeting, which was also attended by Belo’s management and legal and financial advisors, Ms. Shive reviewed the Company’s strategy discussions and activities over the last several years, focusing on the future of the industry, including risks and opportunities as they have evolved in recent years and the Company’s relative positioning for the future. Ms. Shive also reviewed with the Board the assistance that RBC Capital Markets had provided the Company in its consideration of potential strategic alternatives.

RBC Capital Markets discussed with the Board, among other things, an overview of then current broadcasting industry dynamics, including the increasing importance of operational scale to television broadcasters. RBC Capital Markets also discussed the accelerated level of merger and acquisition activity in recent periods, including the factors driving those levels, recent participants in acquisition activity and certain television station assets expected to be brought to market for sale in the near term. RBC Capital Markets continued by discussing the comparative trading performance of Belo and other public companies in the broadcasting industry, research analysts’ perspectives on Belo, management’s forecasts and certain other financial information regarding Belo. RBC Capital Markets also discussed with the Board an overview of potential strategic alternatives, including continuing on Belo’s existing stand-alone strategy, expanding through the acquisition of other broadcasting assets, engaging in a reverse Morris Trust transaction, and selling Belo as a whole company or through multiple transactions in which stations in various markets would be sold to different purchasers.

During the meeting, Belo’s management and RBC Capital Markets reviewed with the Board general discussions with different industry participants at various times in recent periods, including industry participants that might be considered potential strategic partners, and the potential ability and interest those companies might have with respect to mergers and acquisitions generally and Belo in particular. In connection with these discussions, one of the Board members advised the rest of the Board that he recently had been approached informally regarding the potential interest that another broadcasting company (which we refer to as “Broadcaster A”) might have in a possible transaction with Belo.

Following the discussion of the potential strategic options that might be available to Belo, Wachtell Lipton discussed the Board’s fiduciary duties under Delaware law in the context of a potential sale of the Company. Wachtell Lipton also reviewed and discussed several aspects of Gannett’s proposal, including the proposed exclusivity and deal protection measures.

After full discussion, the Board concluded that it was in the best interests of the Company’s shareholders to explore a potential transaction to sell the Company if a transaction could be achieved at a compelling price and otherwise on appropriate terms. Among other things, the Board noted its belief that maintaining the status quo would be challenging in a consolidating environment. The Board also noted that a strategy of pursuing targeted acquisitions could entail substantial risk given the need to find targets that would be sufficiently large to advance a growth strategy, realize synergies commensurate with the purchase price or greater than competing bidders could achieve, and successfully complete such transactions and integrate the acquired businesses. The Board further observed that reverse Morris Trust-type transactions did not appear promising and that a break-up of the Company would be tax-disadvantaged and the Board believed would not yield positive results for shareholders.

Notwithstanding its conclusion to explore a potential transaction with Gannett, the Board determined that it was not willing to enter into Gannett’s requested exclusivity agreement. However, the Board concluded that it would not at that time affirmatively solicit other potential transaction partners. The Board reached this conclusion after discussing and considering Gannett’s proposal and potential ability to engage in a transaction that would be in the best interests of shareholders, the potential lack of interest and/or financial capacity of other industry participants to compete with Gannett in a potential acquisition of Belo, the high risk that Gannett would withdraw its proposal and not engage in further discussions if Belo pursued multiple potential partners, the ability of Belo to consider other potential partners as a means to ensure Gannett’s willingness to offer its best price, the risk that a broad process could result in public leaks or rumors that could damage the Company and even ultimately prevent Belo from being able to undertake any transaction, and Gannett’s willingness to negotiate deal protection measures that would permit Belo to entertain an unsolicited competing acquisition transaction even if Belo ultimately entered into a merger agreement with Gannett. The Board adjourned and reconvened on May 7. On May 7, the Board continued the discussion of Gannett’s proposal and directed Ms. Shive to engage Gannett in an effort potentially to increase Gannett’s proposed price and otherwise improve the terms in Gannett’s proposal, and to regularly update the directors regarding these efforts.

Ms. Shive informed Ms. Martore that the Board would not grant Gannett its requested exclusivity arrangement and did not view Gannett’s $12.50 pricing proposal as compelling. Ms. Shive and Ms. Martore agreed to continue to discuss a potential transaction and, during the course of the next week, the two engaged in discussions regarding transaction pricing and other matters. Also during that time, at the Board’s direction, RBC Capital Markets held discussions with Gannett’s financial advisor, JPMorgan Chase. As a result of these discussions, on May 13, Ms. Martore indicated to Ms. Shive that Gannett would be willing to consider increasing its proposed pricing to $13.35- $13.50 per share.

On May 17, 2013, the Belo Board held a special meeting to discuss the developments since the Board’s meeting on May 6-7. Ms. Shive reviewed the various meetings and conversations between Belo and Gannett and their respective advisors. The directors discussed the merits of Gannett’s price proposal at $13.50 per share and also discussed exploring the possibility of a transaction with Broadcaster A. At the end of the meeting, the Board determined that Ms. Shive should communicate to Gannett that its proposed pricing remained too low and, in light of Gannett’s firm position on price, concluded that Ms. Shive should also contact Broadcaster A to determine its level of interest in a potential transaction and the timeliness with which Broadcaster A could proceed with a potential transaction. Ms. Shive advised Ms. Martore on May 18 that the Board believed Gannett’s $13.50 price proposal was too low and that Ms. Shive would be responding to another potential transaction partner that had expressed possible interest in a transaction.

On May 20, 2013, the Chief Executive Officer of Broadcaster A and Ms. Shive spoke and agreed to arrange a meeting to discuss Broadcaster A’s interest in a potential transaction. On May 21, the Board held a special meeting to discuss the latest developments. Ms. Shive reported on her conversations with Ms. Martore and Broadcaster A’s Chief Executive Officer. After discussion, the Board authorized Ms. Shive to reiterate to Ms. Martore the Board’s view regarding price and related matters, which she did on May 22, and to meet with Broadcaster A. On May 23, Gannett sent an updated written indication of interest to Belo, increasing its price to $13.75 per share and informing Belo that its revised proposal would expire at the close of business on May 29. Ms. Martore told Ms. Shive that, in light of the Company’s refusal to agree to exclusive negotiations and its stated intent to pursue discussions with Broadcaster A, Gannett would withdraw its proposal and discontinue negotiations on deal terms if the Company did not accept Gannett’s price proposal of $13.75 per share by May 29.

On May 28, 2013, Ms. Shive and the Chief Executive Officer of Broadcaster A met and discussed Broadcaster A’s potential interest in a transaction. Broadcaster A’s Chief Executive Officer informed Ms. Shive that, while Broadcaster A’s interest and views were still preliminary, Broadcaster A was interested in discussing the possibility of an all-cash acquisition of Belo. Broadcaster A’s Chief Executive Officer communicated potential pricing in a range generally consistent with the pricing proposed by Gannett and noted that Broadcaster A would need 6-8 weeks to confirm its pricing and complete its due diligence. At the conclusion of the meeting, Ms. Shive informed Broadcaster A’s Chief Executive Officer that she would communicate further after speaking with the Belo Board.

On May 29, 2013, the Belo Board held a special meeting to consider Gannett’s May 23 letter and Ms. Shive’s meeting with Broadcaster A. At the Board meeting, which was also attended by Belo’s management and legal and financial advisors, Ms. Shive updated the Board on the activities subsequent to the May 17 special Board meeting, and a representative of Wachtell Lipton reviewed relevant legal considerations. After full discussion, the Board concluded that, subject to agreement on the other terms of a transaction, including deal protection measures, it would seek to enter into a transaction with Gannett at $13.75 per share, and would not pursue a potential transaction with Broadcaster A in view of the time that Broadcaster A would require to undertake due diligence, confirm its pricing and enter into an agreement, the corresponding uncertainty whether Broadcaster A would ultimately make an offer at a competitive price, and the considerable risk that pursuing discussions with Broadcaster A would result in the loss of the Gannett proposal. However, the Board again determined that it would not commit to an exclusivity agreement with Gannett. Later that day, Ms. Shive informed Ms. Martore that the Belo Board was willing to proceed at Gannett’s increased price and had instructed the management team to seek to reach agreement on the other merger agreement terms. In addition, Belo provided an issues list to Gannett regarding the key business points that Belo and its legal counsel had identified in a draft merger agreement provided by Gannett’s counsel, including with respect to certainty of closing and the size of and triggers for the deal termination fee. Ms. Shive further updated the Board at a special meeting held on May 31.

Over the course of the next week and a half, Belo, Gannett and their respective counsel proceeded to negotiate the terms of a draft merger agreement, a form of voting and support agreement and related materials.

On June 12, 2013, Belo’s Board held a special meeting. Ms. Shive updated the Board regarding the discussions and negotiations with Gannett. RBC Capital Markets then reviewed with the Board its financial analysis of the merger consideration and rendered to Belo’s Board an oral opinion, confirmed by delivery of a written opinion dated June 12, 2013, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $13.75 per share merger consideration to be received by holders of Belo common stock collectively as a group was fair, from a financial point of view, to such holders. Representatives of Wachtell Lipton then discussed with the Board matters regarding the proposed merger and related agreements, including the legal standards applicable to the Board’s decisions and actions with respect to the proposed transactions, the legal terms of the proposed merger and related agreements, including the voting and support agreements, and anticipated transaction timing and other transaction-related matters.

After full discussion, including review and consideration of the factors described under “— Reasons for the Merger,” the Board unanimously determined that the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of Belo and its shareholders, and the Board unanimously approved the merger and determined to recommend that Belo shareholders approve and adopt the merger agreement.

Later that night, the parties executed and delivered the merger agreement and the voting and support agreements and, on June 13, 2013, the parties announced the proposed transaction.

Reasons for the Merger

The Board evaluated, with the assistance of Belo’s management and legal and financial advisors, the merger agreement and the merger. The Board unanimously recommended that the merger agreement, the merger and the other transactions contemplated thereby, were advisable, fair to, and in the best interests of the Company and its shareholders.

In the course of making the unanimous recommendation described above, the directors considered the following positive factors relating to the merger agreement, the merger and the other transactions contemplated thereby, each of which the directors believed supported their decision:

•

The $13.75 per share price to be paid in cash in respect of each outstanding share of Belo common stock, which represents a 28.1% premium over the closing price of Belo common stock on June 12, 2013 (the last trading day prior to the Board’s approval of the merger agreement), a 29.6% premium over the volume-weighted average trading price of Belo common stock for the three months preceding the merger agreement, and a valuation of the Company at a multiple of 9.4 times the Company’s average 2011/2012 actual EBITDA.

•

The Board’s belief that the merger presented a more favorable opportunity for Belo shareholders than the potential value that might result from other strategic alternatives available to Belo, including remaining an independent company or pursuing other strategic alternatives given the potential rewards, risks and uncertainties associated with pursuing those other potential alternatives.

•

The Board’s knowledge of the Company’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the nature of the industry and regulatory environment in which the Company competes.

•

That the proposed merger consideration is all cash, so that the transaction provides shareholders certainty of value and liquidity for their shares, especially when viewed against the risks and uncertainties inherent in the Company’s business, including the following:

•	the increasing importance of scale to television broadcasters and the risks and uncertainties inherent in building scale, whether through targeted station acquisitions or whole-company transactions;

•	general macroeconomic challenges and economic weaknesses that could result in reduced business spending;

•	the uncertain regulatory landscape, which may affect the Company’s strategy and increase competition and operating costs;

•	the potential increase in programming content costs, which would adversely affect the Company’s financial condition and results of operations;

•	the highly competitive markets in which the Company conducts business; and

•	the evolving technology and industry trends that the Company may not be able to keep up with to effectively compete.

•

The financial presentation and opinion, dated June 12, 2013, of RBC Capital Markets to the Board as to the fairness, from a financial point of view and as of such date, of the $13.75 per share merger consideration to be received by holders of Belo common stock collectively as a group, which opinion was based on and subject to the procedures followed, assumptions made, factors considered and limitations and qualifications on the review undertaken as more fully described in the section entitled “— Opinion of Belo’s Financial Advisor.”

•	The financial condition and resources of Gannett and the lack of any financing condition in the merger agreement.

•

Subject to certain conditions, including the payment of a termination fee of $51.5 million under certain circumstances, the terms of the merger agreement that allow the Board to exercise its fiduciary duties to consider potential alternative transactions and to withdraw its recommendation to the Company’s shareholders to approve the merger agreement if the Company were to receive an unsolicited “superior proposal.”

•	The terms of the merger agreement.

•	The likelihood that the transaction will be approved by regulatory authorities, and the covenant from Gannett to use its reasonable best efforts to obtain regulatory approval.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board considered the following risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated thereby:

•

That the Company’s shareholders generally will have no ongoing equity participation in the Company following the merger, and that such shareholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the common stock, and will not participate in any potential future sale of the surviving corporation to a third party.

•	The risk of incurring substantial expenses related to the merger, including in connection with any litigation that may result from the announcement or pendency of the merger.

•

The risk that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is adopted by the Company’s shareholders.

•

The merger agreement’s restrictions on the conduct of the Company’s business prior to the completion of the merger, generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger.

•

The risks and costs to the Company if the merger does not close, including uncertainty about the effect of the proposed merger on the Company’s employees, customers and other parties, which may impair the Company’s ability to attract, retain and motivate key personnel, and could cause customers, business partners and others to seek to change existing business relationships with the Company.

•

The interests of the Company’s directors and officers in the merger as described in “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” and the entrance of Company directors and executive officers into voting and support agreements with Gannett as described in “The Merger — Voting Agreements.”

•	That the receipt of cash by shareholders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

•

The possibility that, in certain circumstances under the merger agreement, the Company may be required to pay a termination fee of $51.5 million as more fully described under “The Merger Agreement — Termination Fees.”

The foregoing discussion of the information and factors considered by the Board includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board unanimously recommended the merger agreement and the merger based upon the totality of the information it considered.

Recommendation of the Company’s Board of Directors

After careful consideration, the Board has unanimously approved the merger agreement, the merger and the transactions contemplated thereby and determined that the merger agreement is advisable, fair to and in the best interests of the Company and its shareholders.

The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal to adopt the merger agreement.

Opinion of Belo’s Financial Advisor

The Company has retained RBC Capital Markets to act as its financial advisor in connection with the merger. As part of this engagement, the Board requested that RBC Capital Markets evaluate the fairness, from a financial point of view, of the consideration to be received by holders of Belo common stock in the proposed merger. On June 12, 2013, at a meeting of the Board held to evaluate the merger, RBC Capital Markets rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated June 12, 2013, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $13.75 per share merger consideration to be received by holders of Belo common stock collectively as a group was fair, from a financial point of view, to such holders.

The full text of RBC Capital Markets’ written opinion, dated June 12, 2013, is attached as Annex C to this proxy statement and is incorporated in this document by reference. The written opinion sets forth, among other things, the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by RBC Capital Markets in connection with its opinion. The following summary of RBC Capital Markets’ opinion is qualified in its entirety by reference to the full text of the opinion. RBC Capital Markets delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. RBC Capital Markets’ opinion did not address any other aspect of the merger or any related transactions and no opinion or view was expressed as to the underlying business decision of the Company to engage in the merger or related transactions or the relative merits of the merger or related transactions compared to any alternative business strategy or transaction that might be available to the Company or in which the Company might engage. RBC Capital Markets’ opinion should not be construed as creating any fiduciary duty on the part of RBC Capital Markets to any party and does not constitute a recommendation to any holder of Belo’s securities as to how such holder should vote or act in connection with the merger, any related transactions or other matters.

In connection with its opinion, RBC Capital Markets, among other things:

•	reviewed the financial terms of the merger agreement;

•

reviewed certain publicly available financial and other information, and certain historical operating data, with respect to the Company made available to RBC Capital Markets from published sources and internal records of the Company;

•	reviewed financial projections and estimates relating to the Company prepared by the Company’s management;

•	conducted discussions with members of the Company’s senior management with respect to the Company’s business prospects and financial outlook;

•	reviewed the reported prices and trading activity for Belo Series A common stock;

•	compared certain financial metrics of the Company with those of selected publicly traded companies;

•	compared certain financial terms of the merger with those of selected precedent transactions; and

•	considered other information and performed other studies and analyses as RBC Capital Markets deemed appropriate.

In arriving at its opinion, RBC Capital Markets employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion reached by RBC Capital Markets. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion reached by RBC Capital Markets was based on all analyses and factors presented, taken as a whole, and also on application of RBC Capital Markets’ experience and judgment. Such conclusion may have involved significant elements of subjective judgment and qualitative analysis. RBC Capital Markets therefore gave no opinion as to the value or merit standing alone of any one or more portions of such analyses or factors.

In rendering its opinion, RBC Capital Markets assumed and relied upon the accuracy and completeness of all information that was reviewed by RBC Capital Markets, including all of the financial, legal, tax, accounting, operating and other information provided to or discussed with RBC Capital Markets by or on behalf of the Company (including, without limitation, financial statements and related notes), and upon the assurances of the Company’s management that it was not aware of any relevant information that was omitted or that remained undisclosed to RBC Capital Markets. RBC Capital Markets did not assume responsibility for independently verifying, and did not independently verify, such information. RBC Capital Markets assumed that the financial projections relating to the Company and other estimates and data provided to RBC Capital Markets by the Company were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future financial performance of the Company and the other matters covered thereby. RBC Capital Markets expressed no opinion as to the financial projections and estimates utilized in its analyses or the assumptions upon which they were based. RBC Capital Markets relied upon the assessments of the Company’s management as to the potential impact on the Company of market, cyclical and competitive trends and prospects relating to the telecommunications and broadcasting industry, including with respect to licensing and other regulatory matters and network affiliation, retransmission consent and other material agreements and arrangements. RBC Capital Markets assumed, with the Company’s consent, that there would be no developments with respect to any of the foregoing that would be meaningful in any respect to its analyses or opinion.

In rendering its opinion, RBC Capital Markets did not assume any responsibility to perform, and it did not perform, an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, and RBC Capital Markets was not furnished with any such valuations or appraisals. RBC Capital Markets did not assume any obligation to conduct, and it did not conduct, any physical inspection of the property or facilities of the Company or any other entity. RBC Capital Markets did not evaluate the solvency or fair value of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. RBC Capital Markets assumed that the merger and related transactions, including the restructuring of certain of the Company’s media holdings and related transfer of assets, including applicable licenses, of certain broadcast television station properties contemplated to occur as a condition to, and simultaneously with, the consummation of the merger, referred to as the restructuring, would be consummated in accordance with the terms of the merger agreement and all applicable laws and other relevant documents or requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger and related transactions, no delay, limitation, restriction or condition would be imposed, including any divestiture or other requirements, that would have an adverse effect on the Company, the merger or related transactions.

RBC Capital Markets’ opinion spoke only as of its date, was based on conditions as they existed and information which RBC Capital Markets was supplied or reviewed as of the date of its opinion, and was without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. RBC Capital Markets did not undertake to reaffirm or revise its opinion or otherwise comment upon events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. RBC Capital Markets did not express any opinion as to the price or range of prices at which any shares of Belo common stock may trade or otherwise be transferable at any time.

RBC Capital Markets’ opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, of the merger consideration to be received by holders of Belo common stock collectively as a group without regard to individual circumstances of specific holders with respect to control, voting or other rights or aspects which may distinguish such holders or the securities of Belo held by such holders and its analyses and opinion did not address, take into consideration or give effect to, any rights, preferences, restrictions or limitations (or any discount or premium for illiquidity, control or otherwise) that may be attributable to such securities. It was RBC Capital Markets’ understanding, based on the Company’s public filings and discussions with representatives of the Company, that shares of Belo Series B common stock may convert, at any time, into shares of Belo Series A common stock. Accordingly, in connection with RBC Capital Markets’ opinion, RBC Capital Markets evaluated the Belo Series B common stock on an as-converted basis as if Belo Series B common stock were the equivalent of Belo Series A common stock. RBC Capital Markets’ opinion did not in any way address any other terms, conditions, implications or other aspects of the merger or any related transactions or the merger agreement or any related documents, including, without limitation, the restructuring or the financial or other terms of any voting agreement or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger, any related transactions or otherwise. In connection with RBC Capital Markets’ engagement, RBC Capital Markets was not requested to, and it did not, solicit third-party indications of interest in the possible acquisition of all or a part of the Company. RBC Capital Markets did not express any opinion as to any legal, regulatory, tax or accounting matters, as to which RBC Capital Markets understood that the Company obtained such advice as it deemed necessary from qualified professionals. Further, in rendering its opinion, RBC Capital Markets did not express any view on, and its opinion did not address, the fairness of the amount or nature of the compensation (if any) to any officers, directors or employees of any party, or class of such persons, relative to the merger consideration or otherwise.

The issuance of RBC Capital Markets’ opinion was approved by RBC Capital Markets’ fairness opinion committee. Except as described in this summary, the Company imposed no other instructions or limitations on the investigations made or procedures followed by RBC Capital Markets in rendering its opinion.

In preparing its opinion to the Board, RBC Capital Markets performed various financial and comparative analyses, including those described below. The summary below of RBC Capital Markets’ material financial analyses provided to the Board in connection with RBC Capital Markets’ opinion is not a comprehensive description of all analyses undertaken or factors considered by RBC Capital Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description.

In performing its analyses, RBC Capital Markets considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying RBC Capital Markets’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by RBC Capital Markets’ analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as RBC Capital Markets’ view of the actual value of the Company.

The consideration payable in the merger was determined through negotiations between the Company and Gannett and was approved by the Board. The decision to enter into the merger agreement was solely that of the Board, and RBC Capital Markets’ opinion and analyses were only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board, management or any other party with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses provided by RBC Capital Markets to the Board in connection with RBC Capital Markets’ opinion, dated June 12, 2013. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by RBC Capital Markets, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Selecting portions of RBC Capital Markets’ financial analyses or factors considered or focusing on the data set forth in the tables below without considering all analyses or the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of RBC Capital Markets’ financial analyses.

Selected Public Companies Analysis.

RBC Capital Markets performed a selected public companies analysis of the Company in which RBC Capital Markets reviewed certain financial and stock market information of the Company and the following five selected publicly traded companies, the primary operations of which are in the “pure-play” television broadcast industry, referred to as the selected companies:

•	Gray Television, Inc.

•	LIN TV Corp.

•	Media General, Inc.

•	Nexstar Broadcasting Group, Inc.

•	Sinclair Broadcast Group, Inc.

Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company were based on the Company’s public filings and internal financial forecasts and other estimates of the Company’s management. RBC Capital Markets reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on June 10, 2013 (with the exception of Media General, Inc., which was as of June 5, 2013, the last trading day prior to announcement of its pending transaction with New Young Broadcasting Holding Co., Inc.) plus debt, less cash and cash equivalents, as a multiple of the average of calendar year 2012 actual and calendar year 2013 estimated, and the average of calendar year 2013 and calendar year 2014 estimated, earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. The overall observed low to high average calendar year 2012 actual and calendar year 2013 estimated EBITDA multiples for the selected companies were 7.2x to 8.8x (with a mean of 8.1x and a median of 8.2x) and the overall observed low to high average calendar year 2013 and calendar year 2014 estimated EBITDA multiples for the selected companies were 6.8x to 8.8x (with a mean of 8.0x and a median of 8.2x). In deriving an implied equity value per share reference range for the Company, RBC Capital Markets applied selected ranges of average calendar year

2012 actual and calendar year 2013 estimated EBITDA multiples and average calendar years 2013 and 2014 estimated EBITDA multiples of 7.5x to 8.5x derived from the selected companies to corresponding data of the Company. This analysis indicated the following overall approximate implied equity value per share reference range for the Company, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Range for Belo Based on 2012A Through 2014E EBITDA	Per Share Merger Consideration
$10.56 - $14.52	$13.75

No company used in this analysis is identical to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis.

RBC Capital Markets performed a selected precedent transactions analysis of the Company in which RBC Capital Markets reviewed, to the extent publicly available, certain financial information relating to the following 11 selected announced or completed transactions from September 8, 2011 through June 4, 2013 with purchase prices in excess of $100 million involving companies in the television broadcast industry, referred to as the selected transactions:

Announcement Date	Acquiror	Target
June 4, 2013	• Sinclair Broadcast Group, Inc.	• TTBG LLC (sale of certain assets)
April 24, 2013	• Nexstar Broadcasting Group, Inc.	• Communications Corporation of America
April 11, 2013	• Sinclair Broadcast Group, Inc.	• Fisher Communications, Inc.
February 28, 2013	• Sinclair Broadcast Group, Inc.	• Barrington Broadcasting Group, LLC
September 4, 2012	• Journal Communications, Inc.	• Landmark Media Enterprises, LLC (sale of certain assets)
July 19, 2012	• Sinclair Broadcast Group, Inc.	• Newport Television LLC (sale of certain assets)
July 19, 2012	• Nexstar Broadcasting Group, Inc.	• Newport Television LLC (sale of certain assets)
May 4, 2012	• LIN TV Corp.	• New Vision Television, LLC
November 1, 2011	• Sinclair Broadcast Group, Inc.	• Freedom Communications, Inc. (broadcast assets)
October 3, 2011	• The E.W. Scripps Company	• McGraw-Hill Broadcasting Company, Inc.
September 8, 2011	• Sinclair Broadcast Group, Inc.	• Four Points Media Group LLC

Financial data of the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company were based on the Company’s public filings and internal financial forecasts and other estimates of the Company’s management. RBC Capital Markets reviewed transaction values, based on reported purchase prices or calculated as equity values of the target companies based on the purchase prices paid in the selected transactions plus debt, less cash and cash equivalents, as a multiple of the average of such target companies’ prior two calendar years or, to the extent publicly available, the average of such target companies’ current and prior calendar years EBITDA as of announcement of such transaction. The overall low to high EBITDA multiples observed for the selected transactions were 7.8x to 10.2x (with a mean of 8.9x and a median of 8.8x), excluding the multiple of 12.4x observed for the Sinclair Broadcast Group, Inc./Fisher Communications, Inc. transaction, which was considered an outlier. RBC Capital Markets then applied a selected range of EBITDA multiples derived from the selected transactions of 8.0x to 10.0x to the average of the Company’s calendar year 2012 actual and calendar year 2013 estimated EBITDA. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Range for Belo Based on 2012A/2013E EBITDA	Per Share Merger Consideration
$11.71 - $16.31	$13.75

No company or transaction used in this analysis is identical to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis.

RBC Capital Markets performed a discounted cash flow analysis of the Company by calculating the estimated standalone unlevered, after-tax free cash flows that the Company was forecasted to generate from the second quarter of calendar year ending December 31, 2013 through the full calendar year ending December 31, 2017 based on internal financial forecasts and other estimates of the Company’s management. RBC Capital Markets calculated terminal values for the Company by applying to the Company’s terminal year estimated EBITDA (based on the Company’s average estimated EBITDA of the Company for calendar years 2016 and 2017) a range of terminal EBITDA multiples of 8.5x to 9.5x. The resulting unlevered, after-tax free cash flows and terminal values were then discounted to present value (as of March 31, 2013) using discount rates ranging from 9.5% to 11.5%. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Range for Belo	Per Share Merger Consideration
$12.87 - $16.20	$13.75

Other Factors.

RBC Capital Markets observed certain additional factors that were not considered part of RBC Capital Markets’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

historical trading performance of Belo Series A common stock during the 52-week period ended June 10, 2013, which reflected low to high closing prices for Belo Series A common stock during such period of $5.65 to $11.64 per share; and

•

stock price targets for Belo Series A common stock in publicly available Wall Street research analysts’ reports, which indicated low to high stock price targets for Belo Series A common stock of $10.50 to $13.00 per share.

Miscellaneous.

In connection with RBC Capital Markets’ services as the Company’s financial advisor, the Company has agreed to pay RBC Capital Markets an aggregate fee currently estimated to be approximately $11.0 million, a portion of which was payable upon delivery of its opinion and approximately $9.5 million of which is payable contingent upon consummation of the merger. The Company also has agreed to reimburse RBC Capital Markets for its reasonable expenses, including reasonable fees and expenses of RBC Capital Markets’ legal counsel, incurred in connection with RBC Capital Markets’ engagement and to indemnify RBC Capital Markets and related persons against liabilities, including liabilities under the federal securities laws, arising out of RBC Capital Markets’ engagement.

RBC Capital Markets and certain of its affiliates in the past have provided, currently are providing and in the future may provide investment banking and financial advisory services to the Company, for which RBC Capital Markets and such affiliates have received and may receive customary compensation, including acting as joint lead arranger and bookrunner for, and as a lender under, an existing revolving credit facility of the Company.

RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of businesses, RBC Capital Markets or one or more of its affiliates may act as a market maker and broker in the publicly traded securities of the Company and Gannett and receive customary compensation in connection therewith, and may also actively trade securities of the Company,

Gannett or their respective affiliates for RBC Capital Markets’ or its affiliates’ account and the accounts of RBC Capital Markets’ or its affiliates’ customers and, accordingly, RBC Capital Markets and its affiliates may hold a long or short position in such securities.

RBC Capital Markets is an internationally recognized investment banking firm that is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. The Company selected RBC Capital Markets to act as its financial advisor in connection with the merger on the basis of RBC Capital Markets’ experience in similar transactions and its reputation in the investment community.

Certain Company Financial Information

The preceding disclosure under the heading “The Merger—Opinion of Belo’s Financial Advisor” references certain forward-looking financial information provided by Belo to its financial advisor in connection with its financial advisor’s opinion and related financial analyses. That information included the following estimated average EBITDA amounts:

2012 Actual/ 2013 Estimated	2013 Estimated/ 2014 Estimated	2014 Estimated/ 2015 Estimated	2015 Estimated/ 2016 Estimated	2016 Estimated/ 2017 Estimated
$245.8 million	$266.6 million	$278.0 million	$292.5 million	$304.0 million

In addition, the information provided included the Company’s estimated standalone unlevered, after-tax free cash flows for the period from the second quarter of the calendar year ending December 31, 2013 through the full calendar year ending December 31, 2017 of $708.4 million.

Belo’s management provided its financial advisor with this information for the purpose described above, and Belo does not as a matter of course make public projections as to future earnings or other results beyond the current fiscal year. The information was not prepared with a view toward public disclosure or complying with the published guidelines of the SEC regarding projections or GAAP or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information is forward-looking, is not fact, is based on various assumptions regarding future industry performance and general business, economic, market, regulatory, financial and other conditions, and should not be relied upon as being necessarily indicative of actual future results. In addition, EBITDA and the other financial information set forth above are non-GAAP financial measures. The Company’s management provided this information because the Company believed it could be useful in evaluating the potential strategic alternatives available to the Company, including the merger. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

Voting Agreements

In connection with its entrance into the merger agreement, Gannett and the Company entered into voting and support agreements and irrevocable proxies with each member of the Company’s board of directors and the executive officers of the Company in their capacity as shareholders (which we refer to collectively as the voting agreements). The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement included in this proxy statement as Annex B.

Pursuant to the voting agreements, as long as the merger agreement remains in effect, each shareholder party to a voting agreement agreed to vote his/her shares of Belo common stock:

•	in favor of approval of the merger agreement and the transactions contemplated thereby (including the merger) and any actions required in furtherance thereof; and

•	against any agreement, transaction or proposal that relates to an acquisition proposal or alternative transaction.

Each shareholder also agreed to grant Gannett and any designee of Gannett an irrevocable proxy, which would automatically terminate upon the expiration of the voting agreement. In addition, pursuant to the voting agreements, each shareholder party to a voting agreement agreed to waive appraisal rights.

The voting agreements provide that each shareholder party to a voting agreement will not, other than pursuant to the merger, directly or indirectly:

•	give, offer, sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of any of such shareholder’s shares (subject to certain limited exceptions); or

•

grant any proxies or enter into any voting trust, voting agreement, power of attorney or other agreement or legally binding arrangement with respect to any such shares or deposit any of such shares into a voting trust, or otherwise permit any Liens to be created on any such shares.

The voting agreements will terminate upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

As of the record date, the directors and executive officers that are party to the voting agreements hold the right to vote an aggregate of approximately 1,176,996 shares of Belo Series A common stock and approximately 7,465,414 shares of Belo Series B common stock, representing in the aggregate approximately 42.5% of the voting power of the shares of Belo common stock outstanding on that date.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders of the Company generally. The Board was aware of and considered these interests in reaching the determination to approve the merger agreement and in recommending that the Company’s shareholders vote for the adoption of the merger agreement. The Company’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below. For purposes of all of the agreements and plans described below, the consummation of the merger will constitute a “change in control” of the Company.

Treatment of Equity-Based Awards

Each of the Company’s executive officers and directors is a participant in the Company’s Amended and Restated 2004 Executive Compensation Plan and certain predecessor equity incentive plans (together referred to as the “ECP”). Pursuant to the terms of the ECP and the merger agreement, equity-based awards held by plan participants, including the Company’s directors and executive officers, as of the effective time will be treated at the effective time as follows:

Company Stock Options.    Each Company stock option, all of which are vested, that is outstanding immediately prior to the effective time of the merger, will be converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of Belo common stock subject to such Company stock option and (b) the excess, if any, of $13.75 over the exercise price per share of Belo common stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Company RSU Awards.    Each Company RSU award that is outstanding immediately prior to the effective time of the merger, will be fully vested (determined, in the case of performance-based Company RSU awards with an open performance period as of the effective time of the merger, based on the greater of target performance and actual year-to-date results) upon the effective time of the merger. The Company RSU awards will then be canceled and converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of Belo common stock subject to such Company RSU award and (b) $13.75, plus any accrued but unpaid dividend equivalents to the extent accrued in the ordinary course of business, less any amounts as are required to be withheld or deducted under applicable tax provisions.

Timing of Payment.    The cash payments with respect to Company stock options and Company RSU awards pursuant to the paragraphs above will be made within 10 business days after the closing, except to the extent a deferral election applies. Any delayed payment will be held in a deferred compensation account for the benefit of the individual holder and credited with interest.

Quantification of Payments.    For an estimate of the amounts that would be payable to each of the Company’s named executive officers on settlement of their unvested equity-based awards, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate amount that would be payable to all of the Company’s non-employee directors on settlement of their unvested equity-based awards if the effective time were June 27, 2013, and based on the merger consideration of $13.75 per share of Belo common stock, is $979,550.

Executive Compensation Plan 2013 Bonuses

Pursuant to the terms of the ECP, upon the effective time of the merger, all participants, including the executive officers, will become vested in their 2013 bonuses under the ECP based on the greater of target and actual performance at the effective time of the merger, and pursuant to the terms of the merger agreement, such bonuses will be paid in full on the earlier of the date of consummation of the merger and the date bonuses are normally paid by the Company.

Change in Control Severance Plan

Each of the Company’s executive officers participates in the Company’s Change in Control Severance Plan (the “Severance Plan”), which provides for certain payments and benefits in the event that an executive officer’s employment is terminated either (a) by the Company without cause or by the executive officer for good reason, in each case, within the two-year period following the effective time of the merger, or (b) by the executive officer for any reason during the 30-day period immediately following the first anniversary of the effective time of the merger (each such termination is herein referred to as a “Qualifying Termination”), subject to the execution of an irrevocable general release of claims in favor of the Company.

In the event of a Qualifying Termination, each executive officer would be entitled to:

•

a lump sum payment in an amount equal to two times (in the case of Ms. Shive) or 1.5 times (in the case of all other executive officers) (such multiple, the “Severance Multiple”) the sum of (a) the executive officer’s then-current annual base salary and (b) the greater of (x) the average of the annualized bonuses paid or payable to the executive officer in respect of the previous three fiscal years and (y) the executive officer’s then-current annual bonus target;

•

to the extent not paid under the Company’s annual bonus plan then in effect, a lump sum payment in an amount equal to the executive officer’s annual bonus as in effect as of the executive officer’s termination of employment at a deemed performance level equal to the greater of the target performance level and the performance level determined by actual performance through the date of the executive officer’s termination of employment;

•

a lump sum payment in an amount equal to the contributions that the Company would have made to the executive officer’s account under the Company’s defined contribution plan assuming that the executive officer (a) remained an active participant in such plan during the number of years equal to the Severance Multiple and (b) made pre-tax and after-tax contributions at the highest rate permitted by the plan, based on the terms of the plan in effect on the executive officer’s termination of employment;

•

a lump sum payment in an amount equal to the product of (a) the Company’s annual cost of providing medical and dental benefits to the executive officer and the executive officer’s spouse and dependents based on the executive officer’s medical and dental benefits elections in effect immediately prior to the executive officer’s termination of employment and (b) the number of years equal to the Severance Multiple; and

•	reimbursement of certain outplacement services for a maximum of 18 months and not to exceed $25,000.

In the event that payments or benefits owed to the executive officer constitute “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) and would be subject to the excise tax imposed by Section 4999 of the Code, each executive officer is entitled to receive an additional payment in respect of any such excise tax, in order to reimburse the executive officer, on an after-tax basis, for the amount of any such tax.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, the Company’s directors and officers, including the named executive officers, will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. Such indemnification is further described in the section entitled “The Merger Agreement—Indemnification of Directors and Officers; Insurance.”

Quantification of Payments and Benefits to the Company’s Named Executive Officers

The table below sets forth the estimated amount of payments and benefits that each of the Company’s named executive officers would receive in connection with the merger, assuming that the merger were consummated and each such executive officer experienced a Qualifying Termination on June 27, 2013. The actual amount of payments and benefits are subject to change based on various factors, including the actual effective time of the merger and date of termination of employment (if any) of the named executive officer, and such payments and benefits will be reduced by applicable income and employment taxes.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Excise Tax Reimbursement ($)(4)	Total($)
Dunia A. Shive	4,592,204	6,109,716	25,000	3,317,718	14,044,638
Carey P. Hendrickson	1,219,988	1,976,398	25,000	1,014,395	4,235,781
Peter L. Diaz	1,793,223	2,648,346	25,000	1,117,471	5,584,040
Guy H. Kerr	1,744,622	2,485,051	25,000	0	4,254,673

(1)	As described in more detail above, the cash amounts payable to each of the named executive officers under the Severance Plan consist of (a) a severance payment in an amount equal to the product of the Severance Multiple and the sum of (i) the executive officer’s then-current annual base salary, plus (ii) the greater of (x) the average of the annualized bonuses paid or payable to the executive officer in respect of the previous three fiscal years and (y) the executive officer’s then-current annual bonus target; (b) a lump sum payment equal to the contributions that the Company would have made to the executive officer’s account under the Company’s defined contribution plan assuming that the executive officer (i) remained an active participant in such plan during the number of years equal to the Severance Multiple, and (ii) made pre-tax and after-tax contributions at the highest rate permitted by the plan, based on the terms of the plan in effect on the executive officer’s termination of employment; and (c) a payment equal to the product of (i) the Company’s annual cost of providing medical and dental benefits to the executive officer and the executive officer’s spouse and dependents based on the executive officer’s medical and dental benefits elections in effect immediately prior to the executive officer’s termination of employment, and (ii) the number of years equal to the Severance Multiple, each of which would be payable, subject to the named executive officer’s execution of an irrevocable general release of claims in favor of the Company, in a lump sum as soon as practicable on or after the first day of the seventh month after the named executive officer’s termination of employment but in no event later than 30 days after the first day of such seventh month. These payments are “double-trigger” and would be due in the event of a Qualifying Termination of the executive officer’s employment within the two-year period after completion of the merger.

In addition, as described in more detail above, the cash amounts include the value of the 2013 annual bonus under the ECP that would be payable to each participant in the ECP, including each named executive officer, based on the greater of target and actual performance as of the effective time of the merger. The amounts above assume the annual bonus will be paid based on target performance. These payments are “single-trigger” and would be paid in full on the date of consummation of the merger to the extent occurring prior to the date the Company normally pays bonuses, regardless of whether the named executive officer experienced a Qualifying Termination.

Set forth below are the values of the cash amounts that are attributable to cash severance under the Severance Plan and annual bonus under the ECP.

Name	Cash Severance ($)	Annual Bonus ($)
Dunia A. Shive	3,772,204	820,000
Carey P. Hendrickson	991,738	228,250
Peter L. Diaz	1,482,473	310,750
Guy H. Kerr	1,446,247	298,375

(2)	As described in more detail above, pursuant to the terms of the ECP and the merger agreement, all of the Company’s unvested equity-based awards will vest and be settled in cash “single-trigger” upon the effective time of the merger. The amounts shown represent the value of unvested Company RSU awards held by the named executive officers that will vest and be settled in cash “single-trigger” upon the effective time of the merger. With respect to performance-based Company RSU awards with an open performance period as of the effective time of the merger (which vest based on the greater of target performance and actual year-to-date results), the amounts above are based on target performance. In addition, as described in more detail above, all Company stock options will be settled in cash upon the effective time of the merger; however, the value of such Company stock options is not included in the amount above because all Company stock options outstanding as of June 27, 2013 are fully vested.

(3)	As described in more detail above, the amounts shown represent the maximum value of outplacement services that would be available to each named executive officer under the Severance Plan following a Qualifying Termination. This benefit is “double-trigger” and subject to the named executive officer’s execution of an irrevocable general release of claims in favor of the Company.

(4)	As described in more detail above, the amounts shown represent the payment in respect of any excise tax imposed by Section 4999 of the Code in order to reimburse, on an after-tax basis, each named executive officer for the amount of any such tax, pursuant to the terms of the Severance Plan. Estimated excise tax reimbursements and reductions are subject to change based on the actual effective time of the merger, date of termination of employment (if any) of the named executive officer, interest rates then in effect and certain other assumptions used in the calculations. Excise tax reimbursements are “single-trigger.”

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to holders of Belo common stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to non-U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Belo common stock that is:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of Belo common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold shares of Belo common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and U.S. holders who acquired their shares of Belo common stock through the exercise of employee stock options or other compensation arrangements.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Belo common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Belo common stock, you should consult your tax advisor.

Holders of Belo common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for shares of Belo common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of Belo common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Belo common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Belo common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Belo common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Belo common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign and other tax laws.

Regulatory Approvals

Antitrust Approval in the U.S.

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On June 19, 2013, both the Company and Gannett filed their respective Notification and Report Forms with the Antitrust Division and the FTC.

At any time before or after the effective time of the merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of the Company or Gannett or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

FCC Approval

Subsidiaries of Belo hold a number of licenses and other authorizations, which we refer to as FCC licenses, issued by the Federal Communications Commission in connection with their operation of the broadcast television stations that are the subject of the merger and the restructuring. Under the Communications Act of 1934, the FCC must approve the transfers of control and assignments of these FCC licenses.

FCC approval is sought through the filing of applications with the FCC. On June 19, 2013, Gannett and Belo filed applications seeking FCC consent to the transfer of control of the FCC licenses associated with the stations that Gannett proposes to acquire pursuant to the merger agreement. On that same date, subsidiaries of Belo, subsidiaries of Sander and Tucker filed applications seeking FCC consent to the assignments of the FCC licenses associated with the stations that Belo subsidiaries will assign to Sander subsidiaries and to Tucker pursuant to the restructuring agreements.

On June 24, 2013, the FCC placed the applications on public notice and invited petitions, objections and other comments by third parties within 30 days of the public notice date. Third parties may request, among other things, that the FCC impose conditions on its grant of approval, designate the applications for a formal hearing before deciding the merits, and/or deny the applications. The FCC has developed an informal timetable for acting upon transfer and assignment applications under which it seeks to reach a final disposition of the applications within 180 days from the initial public notice accepting the applications for filing, but the FCC reserves the right to stop the 180-day “clock” at its discretion. The FCC could rely on any petitions or other objections that are filed, or its own initiative, to deny an application, to require changes in the transaction documents relating to the applications, including divestiture of television stations and other assets, or to impose other conditions to the grant of the applications. Therefore, the timing or ultimate outcome of the FCC process cannot be guaranteed.

Litigation

On June 14, 2013, a purported class action lawsuit was filed by a purported individual shareholder of the Company in the 68th Judicial District Court of Dallas County, Texas, against Belo Corp., Gannett Co., Inc., and members of Belo’s board of directors. The plaintiff in that action filed an amended complaint on July 31. On June 17, 2013 and June 24, 2013, respectively, two similar lawsuits were filed by different purported shareholders of the Company in the State of Delaware, Chancery Court against the Company, members of the Belo board of directors, Gannett Co., Inc. and Gannett’s merger subsidiary. The lawsuits arise out of Belo’s Merger Agreement with Gannett Co., Inc., announced on June 13, 2013. The three lawsuits challenge the merger transaction, asserting claims of breach of fiduciary duty against the individual defendants and aiding and abetting breach of this duty against the corporate defendants. On July 9, 2013, the Delaware Chancery Court ordered the consolidation of the Delaware complaints, and on July 11, 2013, Delaware plaintiffs filed an amended, consolidated complaint. A fourth and substantially similar complaint was filed in the Delaware Chancery Court on July 16, 2013, and was consolidated into the consolidated action on August 1, 2013.

The Company believes the complaints are without merit and intends to vigorously defend against them.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The merger agreement contains representations and warranties by the Company, Gannett and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation after the merger. Simultaneously with the consummation of the merger, a restructuring of certain media holdings of the Company will be effected (which we refer to as the restructuring), whereby certain assets of the Company, including applicable FCC licenses, will be assigned, transferred and conveyed to third parties pursuant to certain asset purchase agreements, which we refer to as the restructuring agreements, entered into by Gannett simultaneously with the execution of the merger agreement.

The certificate of incorporation of the Company as in effect immediately prior to the effective time of the merger will be amended and restated in its entirety to read as set forth in Exhibit B to the merger agreement, and, as so amended, will be the certificate of incorporation of the surviving corporation until subsequently amended in accordance with its terms and the DGCL. The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation until subsequently amended in accordance with their terms, the certificate of incorporation of the surviving corporation and the DGCL. Subject to applicable law, from and after the effective time, certain employees of Gannett will be the directors and officers of the surviving corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s organizational documents and the DGCL.

When the Merger Becomes Effective

The closing of the merger will take place at the offices of Nixon Peabody LLP, 401 9th Street NW, Suite 900, Washington, DC 20004, on the date that is the second business day after all of the conditions stated in the merger agreement have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions), or at such other place and time and/or on such other date as the Company and Gannett may agree in writing.

The merger will become effective at the time, which we refer to as the effective time of the merger, when a certificate of merger is properly filed with the Secretary of State of the State of Delaware or at such later date or time as Gannett and the Company agree and as is set forth in the certificate of merger.

Effect of the Merger on Belo Common Stock

At the effective time of the merger, each share of Belo common stock of the Company issued and outstanding immediately prior to the effective time of the merger, other than shares owned by the Company as treasury stock, by any subsidiary of the Company, or by Gannett, Merger Sub or any of their subsidiaries, and other than shares owned by holders who are entitled to and properly exercise appraisal rights under Delaware law, will be converted automatically into and will represent the right to receive $13.75 per share in cash, without interest and less any applicable withholding taxes (which we refer to as the merger consideration).

At the effective time of the merger, each share of Belo common stock that is owned directly by the Company as treasury stock, by any subsidiary of the Company, or by Gannett, Merger Sub or any of their subsidiaries, in each case immediately prior to the effective time of the merger will be canceled and retired and will cease to exist and no consideration will be delivered in exchange for such cancelation and retirement and no other payment shall be made with respect thereto.

At the effective time of the merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one newly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Treatment of Company Stock Options and Other Stock-Based Awards

Company Stock Options.    Each Company stock option, all of which are vested, that is outstanding immediately prior to the effective time of the merger, will be converted into the right to receive an amount in cash equal to the product of (1) the total number of shares of Belo common stock subject to such Company stock option and (2) the excess, if any, of $13.75 over the exercise price per share of Belo common stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Company RSU Awards.    Each Company RSU award that is outstanding immediately prior to the effective time of the merger, will be fully vested (determined, in the case of performance-based Company RSU awards with an open performance period as of the effective time of the merger, based on the greater of target performance and actual year-to-date results) upon the effective time of the merger. The Company RSU awards will then be canceled and converted into the right to receive an amount in cash equal to the product of (1) the total number of shares of Belo common stock subject to such Company RSU award and (2) $13.75, plus any accrued but unpaid dividend equivalents to the extent accrued in the ordinary course of business, less any amounts as are required to be withheld or deducted under applicable tax provisions.

Timing of Payment.    The cash payments with respect to Company stock options and Company RSU awards pursuant to the paragraphs above will be made within 10 business days after the closing, except to the extent a deferral election applies. Any delayed payment will be held in a deferred compensation account for the benefit of the individual holder and credited with interest.

Payment for Belo Common Stock and Stock-Based Awards in the Merger

At or prior to the effective time, Gannett will deposit, or cause to be deposited, with a bank or trust company that will be appointed by Gannett, as paying agent, for the benefit of the holders of the Belo common stock, cash in an amount equal to the aggregate merger consideration to which holders of Belo common stock are entitled. As promptly as practicable after the effective time of the merger and in any event not later than three business days following the effective time, Gannett will instruct the paying agent to mail to each record holder of shares of Belo common stock that were converted into the merger consideration a letter of transmittal and instructions for effecting the surrender of certificates that formerly represented shares of the Belo common stock or delivery of the uncertificated shares represented by book-entry in exchange for the merger consideration (less any applicable withholding taxes).

Representations and Warranties

The merger agreement contains representations and warranties of each of the Company and of Gannett and Merger Sub relating to their respective business. The representations and warranties in the merger agreement do not survive the effective time of the merger.

The merger agreement contains representations and warranties made by the Company to Gannett, including the following:

•	corporate organization, good standing and qualification, including, as to the Company, with respect to its subsidiaries;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	capitalization;

•	required regulatory filings and consents, approvals, authorizations or permits of governmental entities;

•	the absence of certain violations, defaults or consent requirements under organizational documents, contracts and law;

•	matters relating to information to be included in required filings with the SEC, including in connection with the merger;

•	compliance with applicable law and permits;

•	matters relating to the FCC;

•	the absence of certain changes or events;

•	legal proceedings;

•	taxes;

•	intellectual property matters;

•	real property matters;

•	environmental matters;

•	certain material contracts;

•	employee benefit and labor matters;

•	insurance matters;

•	inapplicability of takeover statutes;

•	matters relating to multi-channel video programming distributors;

•	lack of payments to government officials or employees and compliance with the Foreign Corrupt Practices Act of 1977;

•	receipt of an opinion of the Company’s financial advisor; and

•	broker’s fee payable in connection with the merger.

The merger agreement contains representations and warranties made by Gannett and Merger Sub, as applicable, relating to a number of matters, including the following:

•	corporate organization, good standing and qualification;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	required regulatory filings and consents, approvals, authorizations or permits of governmental entities;

•	the absence of certain violations, defaults or consent requirements under organizational documents and law;

•	matters relating to information to be included in this proxy statement with respect to Gannett;

•	legal proceedings;

•	the financial capacity of Gannett to perform its obligations under the merger agreement and to cause Merger Sub to perform its obligations under the merger agreement; and

•	matters relating to the FCC.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “Company material adverse effect” or a “Gannett material adverse effect” clause.

For purposes of the merger agreement, a “Company material adverse effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate with all other effects, events, occurrences, developments, states of facts or changes, (i) is materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the consummation by the Company of the merger or the other transactions contemplated by the merger agreement on a timely basis. However, the foregoing clauses (i) and (ii) will not include events, occurrences, facts, conditions, changes, developments or effects resulting from:

•

fluctuations in the market price of the common stock of the Company (provided, that this shall not preclude any event, occurrence, fact, condition, change, development or effect that may have contributed to or caused such fluctuations from being taken into account in determining whether a Company material adverse effect has occurred);

•	changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest rates;

•	changes in general market or economic conditions affecting the industries or markets in which the Company and its subsidiaries operate;

•	changes in generally accepted accounting principles or applicable law after the date of the merger agreement;

•

the announcement or pendency of the merger agreement and the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors or employees (it being understood that any legal or contractual consequences (other than any legal or contractual consequences contemplated in the merger agreement or disclosure schedules delivered by the Company in connection with the merger agreement) of the execution of the merger agreement or the consummation of the transactions shall not be precluded from being taken into account in determining whether a Company material adverse effect has occurred);

•	compliance by the Company with the terms and conditions of the merger agreement;

•

any action by Gannett or any of its affiliates or the omission of an action in each case that was required to be taken (including with respect to the manner of taking or omitting to take such action) by Gannett or any of its affiliates pursuant to the merger agreement; or

•	any action taken by the Company at the written request or with the written consent of Gannett.

provided that, with respect to the second, third and fourth bullet, such events, occurrences, facts, conditions, changes, developments or effects will be taken into account to the extent the Company and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other major media broadcast companies.

For the purpose of the merger agreement, a “Gannett material adverse effect” means any event, occurrence, fact, condition, change, development or effect that would (i) prevent or materially impair or delay consummation of the merger or the other transactions contemplated by the merger agreement or (ii) otherwise materially adversely affect the ability of Gannett or Merger Sub to perform their respective obligations under the merger agreement.

Conduct of Business Pending the Merger

The merger agreement provides that, during the period from the signing of the merger agreement to the effective time of the merger or earlier termination of the merger agreement, except as set forth in the disclosure schedules delivered by the Company in connection with the merger agreement, otherwise expressly permitted or contemplated by the merger agreement or required by applicable law, the Company, among other things, will (i) use commercially reasonable efforts to conduct the business of the Company and its subsidiaries in the ordinary course of business consistent with past custom and practice (including operating, in all material respects, in compliance with the Communications Act of 1934, Telecommunications Act of 1996 and Children’s Television Act of 1990 and rules regulations and published policies of the FCC) and (ii) use commercially reasonable efforts to (A) preserve substantially intact its business organization, (B) preserve its current beneficial relationships with any persons (including with, but not limited to, suppliers, partners, contractors, distributors, customers, advertisers, licensors and licensees) with which it has material business relations, (C) retain the services of its officers and key employees, (D) comply in all material respects with all applicable laws and the requirements of certain material contracts and material employee benefit plans and (E) keep in full force and effect all material insurance policies maintained by the Company and its subsidiaries or other insurance policies substantially similar thereto.

In addition, during the period from the signing of the merger agreement to the effective time of the merger or earlier termination of the merger agreement, except as set forth in the disclosure schedules delivered by the Company in connection with the merger agreement, otherwise expressly permitted or contemplated by the merger agreement or required by applicable law, neither the Company nor any of its subsidiaries will, without Gannett’s prior written consent (subject, in some cases, to certain exceptions):

•	amend or adopt or propose any change in its organizational documents;

•	declare, set aside or pay any shareholder dividend or other distribution other than regular quarterly dividends not in excess of $0.08 per share;

•

acquire or agree to acquire another person by merger, or acquire or agree to acquire any assets that would be material, individually or in the aggregate, to the Company and the its subsidiaries, taken as a whole;

•	sell, lease, license, subject to a lien (other than permitted liens) or otherwise surrender, relinquish or dispose of any material assets or property of the Company or any of its subsidiaries;

•

issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities or enter into any amendment of any material term of any of its outstanding securities; accelerate the vesting of any options or restricted stock units; split, combine or reclassify any shares, stock or other equity interests of the Company or any of its subsidiaries; or purchase or redeem any shares of capital stock of the Company or any of its subsidiaries or any other equity interests or any options or other rights in respect thereof;

•

incur, guarantee or assume any indebtedness (as defined in the merger agreement) (including the issuance, sale or guarantee of any debt securities) or make any loans, advances or capital contributions to, or investments in, any person or modify any of the foregoing;

•

grant any increase in the base salary of the employees of the Company or any of its subsidiaries, any bonus or incentive compensation to any of their respective employees, or any other compensation or change of control arrangement with any of their respective employees, in each case, other than pursuant to the currently existing Company benefit plans or, with respect to employees other than executive officers of the Company, in the ordinary course of business consistent with past custom and practice;

•

establish or enter into any new arrangement constituting an employee benefit plan or materially amend or modify any existing employee benefit plan, other than with respect to agreements for new hires in the ordinary course of business consistent with past custom and practice or as required by applicable law;

•	other than in the ordinary course of business consistent with past custom and practice, hire any employee or terminate without cause the employment of any executive officer of the Company;

•

enter into any new, or materially modify the terms of any existing, collective bargaining agreement, other than the renewal of any collective bargaining agreement in the ordinary course of business consistent with past custom and practice or any modifications that would not reasonably be expected to result in material liability, obligation of or restriction on the Company or any of its subsidiaries (prior to the effective time) or Gannett or any of its subsidiaries (including the surviving corporation on or after the effective time);

•	change any method of accounting or accounting principles or practices followed by the Company or any Company subsidiary, except for any such change required by a change in GAAP or applicable law;

•

pay, discharge, settle or satisfy any legal proceeding, claim or obligation to a qualified defined benefit pension plan in connection with a settlement with a governmental authority which payment, discharge, settlement or satisfaction could reasonably be expected to limit or restrict the operation of the business of the Company or any of its subsidiaries in any material respect, or could require the payment by the Company or any Company subsidiary of an amount in excess of $500,000 in the aggregate, after taking into account any insurance payments available therefor; provided, that the Company may settle or compromise any litigation in connection with the merger agreement or the transactions contemplated hereby without Gannett’s prior written consent to the extent that all such settlements, collectively, do not require the payment by the Company and its subsidiaries of an amount in excess of $750,000 in the aggregate;

•

terminate or cancel any insurance coverage maintained by the Company or any of its subsidiaries with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage;

•

make or authorize any new capital expenditures other than those set forth in the budget provided to Gannett prior to the date of the merger agreement and capital expenditures in excess of $500,000 in the aggregate;

•

fail to use all commercially reasonable efforts to maintain in full force and effect in accordance with their respective terms and conditions, any of the licenses, permits or other authorizations granted by the FCC to any of the Company’s subsidiaries for use in operations of their television broadcast stations (which we refer to as the station licenses), or to not take or fail to take any action that could reasonably be expected to cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation or adverse modification of any of the station licenses in any material respect, or enter into any FCC consent decree with respect to certain television broadcast stations or any of the station licenses if such FCC consent decree may survive the closing date or if such FCC consent decree involves the payment by the Company and/or any of its subsidiaries of more than $100,000;

•

make or change any material tax election, adopt or change any material period in respect of taxes, adopt or change any material method of tax accounting, file any material amended tax return or settle, compromise or surrender any material tax liability, claim or refund, enter into any closing contract relating to material taxes, file any material tax return that is inconsistent with past practice, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, in each case except in the ordinary course of business;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	write down any of its material consolidated assets, except pursuant to applicable law or generally accepted accounting principles; or

•	agree or commit to do any of the foregoing actions.

In addition, during the period from the signing of the merger agreement to the effective time of the merger or earlier termination of the merger agreement, except as set forth in the disclosure schedules delivered by the Company in connection with the merger agreement, otherwise expressly permitted or contemplated by the merger agreement or required by applicable law, neither the Company nor any of its subsidiaries will:

•	enter into a new contract or Company benefit plan that:

•	would have been a material contract (as defined in the merger agreement) if entered into prior to the date of the merger agreement;

•	would be binding on Gannett or any of its affiliates after the effective time; and

•

involves the payment or potential payment by or to the Company or any of its subsidiaries of more than $1,000,000 per annum or $2,500,000 in the aggregate (other than payments to the Company or any of its subsidiaries for advertising); or

•

materially amend, supplement, extend, renew, restate or otherwise change any contract that involves the payment or potential payment by or to the Company or any of its subsidiaries of more than $1,000,000 per annum or $5,000,000 in the aggregate (other than payments to the Company or any of its subsidiaries for advertising), if such contract (as amended, supplemented, extended, renewed, restated or otherwise changed) would be binding on Gannett or any of its affiliates after the effective time.

The merger agreement also provides that, between the date of the merger agreement and the effective time, each of Gannett and Merger Sub will use its reasonable best efforts to not take and cause to not be taken any action that (a) could reasonably be expected to materially delay or impair the consummation of the merger and the restructuring contemplated by the merger agreement, or propose, announce an intention, enter into any contract or otherwise make a commitment to take any such action, or (b) would reasonably be expected to cause any of its representations or warranties contained in the merger agreement to become inaccurate in any material respect or any of the covenants by which it is bound to be breached in any material respect.

Other Covenants and Agreements

Access and Information

Subject to certain exceptions and limitations, the Company must afford to Gannett and to its directors officers, employees, investment bankers, financial advisors, legal counsel, financing sources, accountants and other advisors, agents or authorized representatives reasonable access during normal business hours and without undue disruption of normal business activity, during the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, to the Company and its books, records, properties, premises and personnel and all other financial, operating and other data and information regarding the Company or any of its subsidiaries.

Shareholders’ Meeting

The Company will promptly and duly call, give notice of, and convene a meeting of its shareholders for the purpose of obtaining the approval of the Company’s shareholders to adopt the merger agreement and the approval by the shareholders of the Company of all other transactions contemplated by the merger agreement that, under applicable law or NYSE rules, require shareholder approval, and unless there has been an adverse recommendation change, take all lawful action to solicit and obtain the approval of the shareholders of each matter to be considered at the shareholders’ meeting.

Acquisition Proposals

Until the effective time of the merger or, if earlier, the termination of the merger agreement, the Company must not, and must cause its subsidiaries and its and their respective affiliates and representatives not to, directly or indirectly:

•

solicit, initiate, induce, encourage or knowingly facilitate any inquiry, proposal or offer relating to any change in control transaction of the Company (which we refer to as an acquisition proposal) or any inquiry, proposal, request for information or offer that would reasonably be expected to lead to an acquisition proposal (which we refer to as an acquisition inquiry);

•

other than with Gannett, Merger Sub or any of their representatives, enter into, continue, have or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal or acquisition inquiry;

•	approve, accept, endorse or recommend any acquisition proposal or knowingly facilitate any effort or attempt to make or implement any acquisition proposal or acquisition inquiry; or

•	enter into any contract with respect to any of the foregoing actions.

Notwithstanding the foregoing, if prior to obtaining the required vote of the Company’s shareholders to adopt the merger agreement, the Company receives a bona fide, written acquisition proposal (other than as a result of taking the prohibited actions described above) and the Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as defined below) and such acquisition proposal has not been withdrawn and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, then the Company may take the following actions:

•	furnish information regarding the Company and its subsidiaries pursuant to an executed confidentiality agreement with the third party making such acquisition proposal meeting certain requirements; and

•	engage in discussions or negotiations with such third party and its representatives with respect to the acquisition proposal.

In this case, the Company must, among other things, provide Gannett orally and in writing as promptly as reasonably practicable (and in any event within 24 hours after receipt and at least 24 hours prior to furnishing information) the material terms and conditions of any such acquisition proposal or acquisition inquiry and the identity of the person making such acquisition proposal or acquisition inquiry. The Company must also keep Gannett reasonably informed of the status of any such acquisition proposal or acquisition inquiry.

Notwithstanding the foregoing, if prior to obtaining the required vote of the Company’s shareholders to adopt the merger agreement, the Company receives an acquisition proposal that the Board determines in good faith after consultation with its outside legal counsel and financial advisors constitutes a superior proposal and, after consultation with outside legal counsel, the Board determines that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, then the Board may recommend, adopt or approve the acquisition proposal (which we refer to as an adverse recommendation change) or enter into an agreement or other contract that constitutes or could reasonably be expected to lead to an acquisition proposal or that requires it to abandon, terminate or fail to consummate the merger if and only if:

•	the Company gives written notice to Gannett to the effect that the Company is prepared to make an adverse recommendation change or accept a superior proposal; and

•

Gannett does not make, within five business days after receiving such notice, a written proposal setting forth revised terms and conditions of the merger agreement, that would, in the good faith judgment of the Board after consultation with its outside legal counsel and financial advisors, cause the offer previously constituting a superior proposal no longer to constitute a superior proposal; provided, that if Gannett delivers such proposal within five business days, the Company shall negotiate in good faith with Gannett for the following three business days regarding any such revisions to the terms and conditions of the merger agreement; provided, further, that any material changes to the financial terms or other material terms of the superior proposal occurring prior to an adverse recommendation change shall require the Company to deliver to Gannett a new notice, give Gannett a new five business day period to deliver a written proposal, and give the parties a new three business day period negotiating window if Gannett provides such notice.

Under the merger agreement, a “superior proposal” means an unsolicited bona fide written acquisition proposal made after the date of the merger agreement to acquire 50% or more of the Company and not resulting from a breach of the Company’s non-solicitation obligations that the Board determines in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, regulatory, expected time to close, and other aspects of the proposal and the identity of the person making the proposal, has terms that are more favorable from a financial point of view to holders of Belo common stock than the merger (taking into account any changes to the terms proposed by Gannett in response to the potential superior proposal pursuant to the terms of the merger agreement), and is reasonably likely to be consummated on the terms proposed, taking into account all legal, financial, regulatory, expected time to close and other aspects of the proposal, including a conclusion that its financing, to the extent required, is then fully committed.

The merger agreement also provides that the Company will not release a person from, or amend and waive any provision of any confidentiality, standstill or similar contract to which the Company is party in connection with an acquisition proposal or acquisition inquiry, unless the Board determines in good faith after consultation with its outside counsel and financial advisors, that the offer or proposal to which such contract relates is, or is reasonably likely to lead to, a superior proposal, and, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law.

Further Action; Regulatory Approvals

Each of the parties to the merger agreement must use (and cause each of its affiliates to use) its reasonable best efforts to:

•

obtain as promptly as practicable any necessary permits, consents, approvals, waivers and authorizations of, and make as promptly as practicable any filings and submissions with any governmental authority or any third party necessary in connection with the consummation of the merger and the transactions contemplated by the restructuring agreements;

•

avoid a legal proceeding, injunction or other action challenging the merger agreement or any restructuring agreement or any transaction contemplated thereby or that would be reasonably likely to prevent or materially delay the consummation of the merger and the restructuring;

•

cooperate to mail a notice of redemption of the Company’s 8% Senior Notes due November 15, 2016, facilitate termination of the Company’s revolving credit facility and facilitate the assumption by Gannett of, or substitution of Gannett for the Company under, the Company’s 7 3/4% Senior Debentures due June 1, 2027 and 7 1/4% Senior Debentures due September 15, 2027;

•

cooperate with and assist Gannett and Gannett’s accountants in preparing financial statements of the Company and its subsidiaries as may be necessary for Gannett to comply with SEC or other reporting and disclosure requirements;

•

cooperate in determining which filings are required to be made prior to the effective time of the merger, and which material consents, approvals, notices or authorizations are required to be obtained prior to the effective time, and to timely make all such filings and seek all such consents, approvals, notices or authorizations;

•	cause the conditions to the merger to be satisfied as promptly as reasonably practicable; and

•

take, or cause to be taken, all other actions and cooperate with each other in order to do all other things necessary or appropriate to consummate the transactions contemplated by the merger agreement and the restructuring agreements as soon as practicable.

For purposes of the foregoing, “reasonable best efforts” includes (i) diligently prosecuting FCC applications, (ii) vigorously defending, contesting and objecting to any claims, legal proceedings or other governmental proceedings challenging the transactions contemplated by the merger agreement, including the merger agreement or restructuring agreements, or that would otherwise prevent or materially impede the consummation of the transactions contemplated by the merger agreement and the restructuring agreements, and (iii) executing settlements, undertakings or other contracts; provided, however, that, other than with respect to certain actions specified in the disclosure schedules delivered by Gannett in connection with the merger agreement, including undertaking the restructurings, Gannett will not be required to (A) waive any substantial rights or accept any substantial limitation on its operations or to dispose of any material Gannett assets or (B) dispose of any assets, or otherwise take or agree to take any action or agree or consent to any limitations or restrictions on freedom of action with respect to, or its ability to retain or make changes in such businesses, assets, licenses, services or operations of Gannett, Merger Sub, the Company or the surviving corporation (or any of their respective affiliates) that, individually or in the aggregate, would be reasonably expected to have a Company material adverse effect or Gannett material adverse effect, as applicable.

The merger agreement provides that the parties will (and the Company will cause its subsidiaries to) promptly, and in no event later than five business days after the date of the merger agreement, file applications with the FCC requesting the grant of its consent with respect to (1) the transfer of control of the Company and its subsidiaries to Gannett and (2) the assignment of the stations and stations licenses to be assigned pursuant to the restructuring agreements, which we refer to collectively as the FCC consent. The parties will use reasonable best efforts to obtain the FCC consent as promptly as practicable. In addition, as may be necessary or advisable to facilitate the grant of the FCC consent with respect to clause (2), the Company will (and will cause its applicable subsidiaries to) promptly enter into customary assignments or other arrangements, as may be requested by the FCC to resolve any complaints with the FCC with respect to any assigned station. The merger agreement also provides that if an application for renewal of any station licenses must be filed prior to the effective date, the Company will (and will cause its applicable subsidiaries to) timely execute, file and prosecute with the FCC such renewal application. In connection with such renewal application(s), Gannett will (and will cause its affiliates to) agree to request that the FCC apply its policy of permitting the transfer of control or assignment of FCC licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of any application for the renewal of any FCC license, and to make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any such renewal application and to assume the corresponding regulatory risks relating to any such renewal application(s). In addition, to the extent reasonably necessary to expedite the grant by the FCC of any renewal application with respect to any station and thereby to facilitate the grant of the FCC consent with respect to such station, the Company (or any applicable subsidiary thereof) will enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such station in connection with any pending complaints or enforcement action with respect to which the FCC may permit the Company (or any applicable subsidiary thereof) to enter into a tolling agreement. The Company and Gannett will consult in good faith with each other prior to the Company (or any applicable subsidiary thereof) entering into any such tolling agreement.

The parties will (and the Company will cause its subsidiaries to) promptly, and in no event later than five business days after the date of the merger agreement, make any required filings with the FTC and the DOJ pursuant to the HSR Act, with respect to the transactions contemplated by the merger agreement, including a request for early termination of the waiting period.

Employee Matters

Through the first anniversary of the completion of the merger (except as otherwise provided below), Gannett will provide or will cause the surviving corporation to provide to each individual who is an employee of the Company or its subsidiaries as of the effective time of the merger, excluding employees covered by a collective bargaining agreement or employees participating in the Severance Plan (such employees are herein referred to as “Company employees”):

•

a base salary or regular hourly wage, commission opportunities, and benefits under qualified defined contribution retirement plans that, in each case, are no less favorable than those provided to such employee immediately prior to the effective time of the merger, with reductions permitted to base salary or regular hourly wage consistent with reductions made to similarly situated employees of the broadcasting segment of Gannett;

•

welfare benefits that (1) for the remaining portion of 2013 are no less favorable than the welfare benefits provided to such employee immediately prior to the effective time, and (2) for 2014 are, in the aggregate, substantially similar to the welfare benefits provided to such employee in 2013, modified as necessary so that the increase to the aggregate budgeted welfare benefit costs to the Company does not exceed 5% of the aggregate budgeted welfare benefit costs for the 2013 calendar year; and

•

severance benefits upon qualifying terminations, with employees having the title of vice president or above eligible to receive one year of base salary and all other employees eligible to receive one week of pay per year of service for the first 20 years of service and two weeks of pay for years of service in excess of 20 years (subject to a minimum of 13 weeks of pay and a maximum of 52 weeks of pay).

In addition, with respect to Company employees, Gannett will maintain the Company paid time off policy and honor all accruals in accordance with such policy through December 31, 2014.

With respect to Company employees who are eligible to participate in the Company’s incentive plans as of immediately prior to the effective time of the merger:

•

for the 2013 fiscal year, Gannett will generally maintain the Company annual cash bonus programs as in effect immediately prior to the effective time and will administer such programs in a manner generally consistent with the Company’s practices in effect immediately prior to the effective time; and

•

for the 2014 fiscal year, Gannett will provide the employees with an annual cash bonus program and the employees will be eligible for participation in the Gannett equity incentive compensation plans, in each case, on a basis and with terms and conditions no less favorable than the program offered to similarly situated employees of the broadcasting segment of Gannett.

Gannett will generally give credit to Company employees for service with the Company for purposes of eligibility, participation, vesting and benefit accrual under Gannett employee benefit plans, subject to certain customary exceptions.

Each employee of the Company and its subsidiaries who is covered by a collective bargaining agreement will be provided with compensation and benefits consistent with the terms of the applicable collective bargaining agreement in effect.

Under the merger agreement, the Company is permitted to establish a cash retention program with an award pool of $850,000 in the aggregate, with awards to be allocated by the Company’s chief executive officer subject to certain parameters.

Indemnification of Directors and Officers; Insurance

For a period of six years following the effective time of the merger, the surviving corporation will maintain in effect provisions with respect to indemnification and exculpation that are at least as favorable to officers and directors as those in effect immediately prior to the effective time of the merger or in any indemnification agreements of the Company or its subsidiaries, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any present or former director and officer of the Company, unless such modification is required by applicable law.

For a period of six years from the effective time of the merger, Gannett and the surviving corporation will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability coverage maintained by the Company; provided that the surviving corporation may substitute therefor replacement policies (or prior to the closing of the merger, Gannett may purchase) a run-off or tail insurance policy with at least the same coverage and amounts containing terms and conditions that are substantially the same as, or more favorable than, those of the Company’s policies as of the date of the merger agreement, including deductibles and caps that are no less favorable to the directors and officers than those in effect as of the date of the merger agreement, covering acts or omissions occurring at or prior to the effective time of the merger, including with respect to any matter relating to or arising out of the merger agreement and the transactions contemplated thereby, with respect to officers and directors who are currently covered by the Company’s directors’ and officers’ liability insurance policy; provided, further, that if the annual premiums for such insurance for any single year in such six-year period exceeds 250% of the per annum rate of premium paid by the Company and its subsidiaries as of the date of the merger agreement, then Gannett will, or will cause its subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 250% of such rate.

Other Covenants

The merger agreement contains additional agreements between the Company, Gannett and Merger Sub relating to, among other matters:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);

•	antitakeover statutes or regulations that become applicable to the transactions contemplated by the merger agreement;

•	the notification of certain matters and the settlement of shareholder litigation in connection with the merger agreement;

•	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement;

•

actions to cause the disposition of equity securities of the Company held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act;

•	resignations of certain officers and directors of the Company and its subsidiaries; and

•	transfer taxes.

Conditions to the Merger

The obligations of the Company, Gannett and Merger Sub to effect the merger are subject to the fulfillment or written waiver (if permissible under law, by Gannett and the Company), at and as of the closing, of the following mutual conditions:

•

the expiration or termination of any waiting period (and any extension thereof) applicable to consummation of the merger and the restructuring under the HSR Act, and the termination or expiration of any standstill agreement entered into by Gannett with either the DOJ or FTC;

•	receipt of the FCC consent;

•

the absence of any judgment, decree, injunction, ruling or order of any governmental authority prohibiting the consummation of the merger or any of the other transactions contemplated by the merger agreement or by the restructuring agreements;

•	the adoption of the merger agreement by the required vote of the Company’s shareholders; and

•	the consummation of the restructuring simultaneously with the merger.

The obligation of the Company to effect the merger is subject to the fulfillment or waiver by the Company of the following additional conditions:

•	The representations and warranties of Gannett and Merger Sub with respect to

•

organization, good standing, qualification and authorization will be true and correct as of the date of the merger agreement and as of the closing date, as though made on and as of the closing date; and

•

all other matters that (1) are not made as of a specific date shall be true and correct as of the date of the merger agreement and as of the closing date, as though made on and as of the closing date, and (2) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Gannett material adverse effect” set forth in such representations and warranties), individually or in the aggregate, has not had and could not reasonably be expected to have a Gannett material adverse effect;

•

Each of Gannett and Merger Sub will have performed or complied with, in all material respects, each of its obligations, agreements and covenants under the merger agreement to be performed or complied with by it on or prior to the effective time; and

•	Gannett will have delivered to the Company a certificate, dated as of the closing date and signed by an officer of Gannett, certifying that the above conditions have been satisfied.

The obligation of Gannett and Merger Sub to consummate the merger is subject to the fulfillment or waiver in writing (if permissible under law, by Gannett and Merger Sub) of the following additional conditions:

•	The representations and warranties of the Company with respect to

•

organization, good standing and qualification, authorization, capitalization (other than de minimus exceptions), absence of a Company material adverse effect, takeover laws and finder’s fees that (i) are not made as of a specific date will be true and correct as of the closing, as though made on and as of the closing, and (ii) are made as of a specific date will have been true and correct as of such date (in each case, other than any immaterial failures to be so true and correct); and

•

all other matters that (1) are not made as of a specific date will be true and correct as of the closing, as though made on and as of the closing date, and (2) are made as of a specific date will have been true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company material adverse effect” set forth in such representations and warranties), individually or in the aggregate, has not had and would not reasonably be expected to have a Company material adverse effect;

•

The Company will have performed and complied with, and will have caused its subsidiaries to perform and comply, in all material respects, with its obligations, agreements and covenants under the merger agreement to be performed or complied with by it on or prior to the effective time;

•	The Company will have received certain agreed third party consents; and

•	The Company will have delivered to Gannett a certificate, dated as of the closing date and signed by an officer of the Company, certifying that the above three conditions have been satisfied.

None of the Company, Gannett or Merger Sub may rely on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s failure to comply with the covenants set forth in the merger agreement, act in good faith or use the standard of efforts required from such party to consummate the merger and the other transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated and abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of Gannett and the Company;

•	by Gannett or the Company, upon written notice of termination to the other, if:

•

the effective time of the merger has not occurred on or before 5:00 p.m., local New York, New York time, on December 27, 2013 (such date, as it may be extended, is referred to as the “outside date”), provided, that such right to terminate the merger agreement will not be available to a party whose breach of the merger agreement materially contributed to the failure of the merger to have been consummated on or before the outside date; provided, further, that neither party may terminate the merger agreement during the pendency of any legal proceeding seeking specific performance of the merger agreement;

•	the required shareholder approval to adopt the merger agreement shall not have been obtained at the meeting of the Company’s shareholders or at any adjournment or postponement thereof; or

•

any governmental authority of competent jurisdiction shall have issued an order, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the merger and such order, injunction, decree, ruling or other action is or shall have become final and non-appealable.

•	by Gannett, upon written notice of termination to the Company, if:

•	prior to receipt of the required shareholder approval to adopt the merger agreement, there has been an adverse recommendation change; or

•

prior to the closing date there has been a breach of the merger agreement or inaccuracy of any representation or warranty contained in the merger agreement on the part of the Company, or the Company has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, which breach, inaccuracy or failure to perform or comply (A) would cause the Company to fail to meet any of its conditions to consummation of the merger and (B) is incapable of being cured prior to the outside date or, if curable, is not cured or caused to be cured by the Company, on or before the earlier of (x) the outside date or (y) the date that is 30 days following the receipt by the Company of written notice from Gannett of such breach, inaccuracy or failure to perform or comply.

•	by the Company, upon written notice of termination to Gannett, if:

•

prior to the closing date there shall have been a breach of the merger agreement or inaccuracy of any representation or warranty contained in the merger agreement on the part of Gannett or Merger Sub, or Gannett or Merger Sub has failed to perform or comply with any of their respective covenants or agreements contained in the merger agreement, which breach, inaccuracy or failure to perform or comply (A) would cause Gannett or Merger Sub to fail to meet any of its conditions to consummation of the merger and (B) is incapable of being cured prior to the outside date or, if curable, is not cured by Gannett or Merger Sub, as applicable, on or before the earlier of (x) the outside date or (y) the date that is 30 days following the receipt by Gannett of written notice from the Company of such breach, inaccuracy or failure to perform or comply; or

•	at any time prior to receipt of the required shareholder approval to adopt the merger agreement:

•	the Company shall have complied and is in compliance with the terms of the provisions of the merger agreement with respect to acquisition proposals in all material respects;

•

the Board has determined that the applicable acquisition proposal will constitute a superior proposal in all material respects after giving effect to all concessions which may be offered by Gannett pursuant to the bullet below, and after consultation with its outside legal counsel and financial advisors;

•

prior to any such termination, the Company shall have negotiated, and shall cause its outside legal counsel and financial advisors to negotiate, with Gannett to make such adjustments in the terms and conditions of the merger agreement as would enable Gannett to proceed with the merger and the transactions contemplated by the merger agreement; and

•	the Company shall have paid or pays Gannett the termination fee described below under “The Merger Agreement — Termination Fees”.

Notwithstanding the above, the December 27, 2013 date that triggers the mutual termination right is subject to potential extension to June 27, 2014, if the only conditions to closing that remain to be satisfied relate to the applicable regulatory clearances, absence of legal prohibitions and receipt of third party consents.

Termination Fees

The Company will pay to Gannett (or one or more of its designees) a termination fee of $51,500,000 in the event that:

•	Gannett has terminated the merger agreement because prior to the receipt of the required shareholder approval to adopt the merger agreement, there has been an adverse recommendation change;

•	the Company has terminated the merger agreement to enter into a superior proposal;

•	either the Company or Gannett has terminated the merger agreement because the required shareholder approval to adopt the merger agreement has not been obtained, and:

•	prior to the date of such termination, an acquisition proposal is made public or directly to the Company’s shareholders generally and not publicly withdrawn; and

•	within 12 months of such termination, the Company enters into a definitive contract to consummate, and later does consummate, a qualifying transaction;

•

the merger agreement is terminated by Gannett because the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement (each as more fully described in “— Termination” above), and:

•	prior to the date of such termination, an acquisition proposal shall have been made public or directly to its shareholders generally and not publicly withdrawn;

•	within 12 months of such termination, the Company enters into a definitive contract to consummate, and later does consummate, a qualifying transaction; and

•

such termination arose out of or related to a breach, inaccuracy or failure to perform or comply after or simultaneous with when such acquisition proposal was first made to the Company (regardless of whether or not made publicly or directly to the shareholders, the Company or their respective representatives); or

•

prior to the date of the meeting of the shareholders of the Company, an acquisition proposal is made public or directly to its shareholders generally and not publicly withdrawn, the merger agreement is terminated by Gannett or the Company because the effective time has not occurred prior to the outside date (prior to obtaining the required shareholder approval to adopt the merger agreement), and within 12 months of such termination, the Company enters into a definitive contract to consummate, and later does consummate, a qualifying transaction.

As used herein, a “qualifying transaction” means (1) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any subsidiary of the Company that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, but substituting “20 percent” for reference to “10 percent” therein) (unless the Company shareholders immediately prior thereto would own 50% or more of the surviving or resulting company or its ultimate parent immediately thereafter in substantially the same proportion, relative to one another, as they owned immediately prior thereto), (2) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any subsidiary of the Company, of assets or properties that constitute 50% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company or (3) any tender or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is used in Regulation 13D under the Exchange Act), or the right to acquire beneficial ownership, of 50% or more of the outstanding common stock of the Company, in each case, other than the merger and the other transactions with Gannett contemplated by the merger agreement.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION

(PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s shareholders for a non-binding, advisory vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise relates to the merger. This proposal, which we refer to as the named executive officer merger-related compensation proposal, gives the Company’s shareholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the merger. This compensation is summarized in the table under “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to the Company’s Named Executive Officers,” including the footnotes to the table.

The Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Board unanimously recommends that the Company’s shareholders approve the following resolution:

“RESOLVED, that the shareholders of Belo Corp. hereby approve, on a non-binding, advisory basis, the compensation that may be paid or become payable by Belo to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement entitled ‘The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to the Company’s Named Executive Officers’ and the footnotes to that table.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve and adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Belo or Gannett. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company’s shareholders.

The above resolution approving the merger-related compensation of the Company’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the voting power of the shares of Belo common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The Board unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The Company’s shareholders are being asked to approve a proposal that will give us authority to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the Board to any date. In addition, the Board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to subsequent reconvening. Belo does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Belo common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The Board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Belo Series A common stock is traded on NYSE under the symbol “BLC.”

The following table sets forth during the periods indicated the high and low sales prices of Belo Series A common stock:

	Market Price		Dividend
	High	Low
2013
First Quarter	$9.86	$7.66	$0.08
Second Quarter	$14.24	$9.25	$0.08
Third Quarter (through August 16, 2013)	$14.51	$13.93	$—
2012
First Quarter	$9.00	$6.42	$0.08
Second Quarter	$7.28	$5.59	$—
Third Quarter	$8.33	$6.07	$0.16
Fourth Quarter	$8.32	$6.76	$0.33
2011
First Quarter	$8.93	$6.45	$—
Second Quarter	$9.27	$6.79	$0.05
Third Quarter	$7.72	$4.69	$0.05
Fourth Quarter	$6.80	$4.36	$0.05

The closing sale price of our Series A common stock on June 12, 2013, which was the last trading day before the merger was publicly announced, was $10.73 per share. On August 16, 2013, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for our Series A common stock was $14.25 per share. You are encouraged to obtain current market quotations for our Series A common stock in connection with voting your shares of Belo common stock.

Under the merger agreement, the Company is permitted to declare and pay regular quarterly dividends of no greater than $0.08 per share of Belo common stock until the effective time of the merger. As a result, if the effective time of the merger were to occur in December 2013, subject to considerations of our Board of Directors, shareholders of the Company would have an opportunity to receive up to $0.16 per share of regular quarterly dividends from the date hereof until the effective time, in addition to the merger consideration of $13.75 per share of Belo common stock. The Company’s credit agreement allows the Company to pay dividends and repurchase shares up to $100 million per year as long as the Company’s leverage ratio is less than 4.5 and the Company maintains $75 million of liquidity after any such payment or repurchase is made.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our common stock as of August 12, 2013 with respect to:

•	each person known by us to own beneficially greater than 5% of the outstanding shares of Belo common stock;

•	each member of our Board and each named executive officer; and

•	the members of our Board and our executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Belo common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 95,832,821 shares of Series A common stock and 8,269,639 shares of Series B common stock outstanding on August 12, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 12, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Series A(1)		Series B(1)			Combined Series A and Series B		Combined Series A and Series B
Name and Address	Number(2)	Percent(3)	Number	Percent		Number(1)	Percent(3)	Votes	Percent(2)
Fairpointe Capital LLC(4) One North Franklin Street Suite 3300 Chicago, Illinois 60606	5,842,052	6.1%	—	*	*	5,842,052	5.6%	5,842,052	3.3%
BlackRock, Inc.(5) 40 East 52nd Street New York, New York 10055	5,616,078	5.8%	—	*	*	5,616,078	5.4%	5,616,078	3.1%
Paulson & Co. Inc.(6) 1251 Avenue of Americas New York, NY 10020	5,262,700	5.5%	—	*	*	5,262,700	5.1%	5,262,700	2.9%
Vanguard Group, Inc.(7) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,961,280	5.2%	—	*	*	4,961,280	4.8%	4,961,280	2.8%

**	Less than 1%

(1)	Series B shares are convertible at any time on a share-for-share basis into Series A shares but not vice versa. For purposes of determining the number of Series A shares beneficially owned by the persons listed, the person may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect the Series A shares that may be deemed to be beneficially owned by the person listed because of this convertibility feature.

(2)	In cases of holders who are not directors, director nominees and/or executive officers, public filings (and consequently, ownership reflected here) often reflect holdings as of a date prior to August 12, 2013 (i.e. June 30, 2013 or December 31, 2012). In the case of holders who are not directors, director nominees and/or executive officers, the information presented here is based on Schedule 13G filings made by such holders with the SEC, and where believed by us to improve the accuracy of such information, upon subsequent Schedule 13F filings made by such holders with the SEC.

(3)	Pursuant to SEC rules, the percentages above are calculated by taking the number of shares indicated as beneficially owned by the listed person or group and dividing by the number of issued and outstanding shares in each series or the combined series, as applicable.

(4)	Based on information obtained from a Schedule 13F filed with the SEC on August 7, 2013, by Fairpointe Capital LLC (“Fairpointe”), Fairpointe reported sole power to vote 5,682,314 shares and shared power to vote as to 159,738 shares, and sole power to dispose over 5,842,052 shares. In Amendment No. 1 to its report on Schedule 13G for the calendar year ended December 31, 2012, as filed with the SEC on February 13, 2013, Fairpointe has the sole power to vote 7,603,268 of such shares, shared power to vote 164,169 of such shares, and sole power to dispose of 7,767,437 of such shares. The number of shares held by Fairpointe and its related entities may have changed since these filings.

(5)	Based upon information obtained from certain Schedule 13Fs filed with the SEC on August 13, 2013 and contained in Amendment No. 1 to its report on Schedule 13G for the calendar year ended December 31, 2012, as filed with the SEC on February 8, 2013, BlackRock, Inc. (“BlackRock”) through its subsidiaries, BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, and BlackRock International Limited, has sole voting power and sole dispositive power with respect to all of these shares. The number of shares held by BlackRock and its related entities may have changed since these filings.

(6)	Based on information obtained from a Schedule 13F filed with the SEC on August 14, 2013, by Paulson & Co. Inc. (“Paulson”), Paulson reported power to vote and dispose as to 5,262,700 shares. The number of shares held by Paulson and its related entities may have changed since the filing of the Schedule 13F.

(7)	Based upon information obtained from a Schedule 13F filed with the SEC on August 13, 2013, by Vanguard Group, Inc. (“Vanguard”), Vanguard reported sole power to vote 148,089 shares, sole power to dispose 4,813,191 shares and shared power to dispose 144,089 shares. In its report on Schedule 13G for the calendar year ended December 31, 2012, as filed with the SEC on February 13, 2013. Vanguard, including through its subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., has the sole power to vote 142,974 of such shares, sole power to dispose of 5,757,126 of such shares, and shared power to dispose of 138,974 of such shares. The number of shares held by Vanguard and its related entities may have changed since these filings.

Shares of Common Stock Beneficially Owned And Percentage of Outstanding Shares as of August 12, 2013(1)(2)(3)
	Series A		Series B		Combined Series A and Series B		Combined Series A and Series B
Name	Number	Percent	Number	Percent	Number	Percent	Votes	Percent
Dunia A. Shive*+	288,756	**	550,900	6.3%	839,656	**	5,797,756	3.2%
Carey P. Hendrickson+	15,949	**	79,200	**	95,149	**	807,949	**
Peter L. Diaz+	96,901	**	159,800	1.9%	256,701	**	1,694,901	**
Guy H. Kerr+	172,004	**	275,800	3.3%	447,804	**	2,930,004	1.6%
Peter A. Altabef*	10,914	**	0	**	10,914	**	10,914	**
Henry P. Becton, Jr.*	45,222	**	44,844	**	90,066	**	493,662	**
Judith L. Craven, M.D., M.P.H.*	35,603	**	44,844	**	80,447	**	484,043	**
Robert W. Decherd*	107,995	**	4,332,911	48.3%	4,440,906	4.2%	43,437,105	23.5%
Dealey D. Herndon*	42,391	**	1,711,092	20.6%	1,753,483	1.7%	17,153,311	9.6%
James M. Moroney III*	187,727	**	2,226,013	26.3%	2,413,740	2.3%	22,447,857	12.4%
Wayne R. Sanders*	67,391	**	44,844	**	112,235	**	515,831	**
M. Anne Szostak*	52,391	**	44,125	**	96,516	**	493,641	**
McHenry T. Tichenor, Jr.*	41,176	**	0	**	41,176	**	41,176	**
Lloyd D. Ward*	12,576	**	44,844	**	57,420	**	461,016	**
All directors and executive officers as a group (14 persons)	1,176,997	1.2%	9,559,217	92.2%	10,736,213	10.1%	96,769,166	48.6%

*	Director
+	Executive Officer

**	Less than one percent

(1)	Series B shares are convertible at any time on a share-for-share basis into Series A shares but not vice versa. For purposes of determining the number of Series A shares beneficially owned by the persons listed, the person may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect the Series A shares that may be deemed to be beneficially owned by the person listed because of this convertibility feature. If the Series A total included shares into which Series B shares held are convertible, the persons listed would be deemed to be the beneficial owners of the following percentages of the Series A shares: Robert Decherd, 4.4%; Jim Moroney, 2.5%; Dealey Herndon, 1.8%; and all directors and executive officers as a group, 10.2%. All other persons listed would be deemed to beneficially own less than 1% of the Series A shares. These percentages are calculated by taking the person’s number of combined Series A and Series B shares as reflected in the table above and dividing that number by the sum of (a) the Series A shares issued and outstanding, plus (b) the total of Series B shares owned by the person as reflected in the table above, plus (c) the person’s exercisable Series B stock options plus Series A shares issuable upon the vesting and payment of restricted stock unit (“RSU”) awards listed in footnote (2) to the table.

The family relationships among the directors and named executive officers are as follows: Robert Decherd and Dealey Herndon are brother and sister. Jim Moroney is their second cousin.

The following shares are included in the individual’s holdings because the individual has either sole or shared voting or dispositive power with respect to such shares.

Dunia Shive — 30,824 Series A shares owned by Dunia and her husband as to which she shares voting and dispositive power.

Guy Kerr — 170,284 Series A shares owned by Guy and his wife as to which he shares voting and dispositive power.

Henry Becton — 38,972 Series A shares held by a trust of which he is co-trustee and a beneficiary.

Robert Decherd — 200,000 Series B shares held by a charitable foundation established by Robert and his wife for which he serves as chairman and a director; Robert disclaims beneficial ownership of these shares. Robert’s holdings also include 23,159 Series B shares owned by him and his wife as to which he shares voting and dispositive power; 1,274,817 Series B shares, respectively, held by two family limited partnerships of which Robert is a limited and general partner; and 430,995 Series B shares held in grantor retained annuity trusts of which Robert is the settlor and trustee and of which his children are the remaindermen.

Jim Moroney — 16,645 Series A shares held by Moroney Family Belo, LLC, a limited liability company for which Jim serves as manager; 29,800 Series A shares held by a family charitable foundation for which Jim serves as trustee; 2,014,977 Series B shares held by Moroney Preservation Limited, a family limited partnership for which Jim serves as manager. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Jim shares voting and dispositive power with respect to 480 Series B shares owned by him and his wife.

Wayne Sanders — 25,000 Series A shares owned by him and his wife as to which he shares voting and dispositive power.

Mac Tichenor — 10,000 Series A shares owned by him and his wife as to which he shares voting and dispositive power.

(2)	The number of shares shown in the table above includes (a) shares held in the Belo Savings Plan (or, with respect to Jim Moroney, in the A. H. Belo Savings Plan) at August 12, 2013, (b) shares that could be purchased by exercise of options exercisable on August 12, 2013 or within 60 days thereafter under Belo’s equity compensation plans, and (c) net shares that could be received upon the vesting and payment of RSU awards on August 12, 2013 or within 60 days thereafter, as follows:

	Shares Held in Belo Savings Plan(*)(a)	Exercisable Stock Options(b)	Net Shares Issuable Upon Vesting & Payment of RSU Awards(c)
Name	Series A	Series B	Series A
Dunia A. Shive	3,633	500,900	—
Carey P. Hendrickson	2,053	79,200	—
Peter L. Diaz	—	159,800	—
Guy H. Kerr	1,720	185,800	—
Peter A. Altabef	—	—	—
Henry P. Becton, Jr.	—	44,844	—
Judith L. Craven, M.D., M.P.H.	—	44,844	—
Robert W. Decherd	—	690,789	—
Dealey D. Herndon	—	44,844	—
James M. Moroney III	4,909	208,969	—
Wayne R. Sanders	—	44,844	—
M. Anne Szostak	—	44,125	—
McHenry T. Tichenor, Jr.	—	—	—
Lloyd D. Ward	—	44,844	—
All directors and executive officers as a group (14 persons)	12,315	2,093,803	0

*	Shares are held in the A. H. Belo Savings Plan with respect to Jim Moroney.

(a)	All of the shares held in the Belo Savings Plan are Series A shares.

(b)	All of the Company’s stock option grants are exercisable for Series B shares. 1,434,869 of the 2,093,803 exercisable stock options have an exercise price per share that exceeds the merger consideration.

(c)	All of the shares issuable pursuant to the Company’s RSU awards are issuable in Series A shares.

(3)	Pursuant to SEC rules, the percentages in the table are calculated by taking the number of shares indicated as beneficially owned by the listed person or group and dividing that number by the sum of (a) the number of issued and outstanding shares in each series or the combined series, as applicable, plus (b) the number of shares of each series or the combined series, as applicable, that the person or group may purchase through the exercise of stock options or receive upon the vesting and payment of RSU awards as indicated in footnote (2) to the table.

RIGHTS OF APPRAISAL

The following discussion summarizes the material terms of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, referred to as “Section 262,” which is attached to this proxy statement as Annex D. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that shareholders exercise their appraisal rights under Section 262.

Under Section 262, holders of shares of Belo common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex D.

ANY HOLDER OF BELO COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX D BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF BELO COMMON STOCK, BELO BELIEVES THAT, IF A SHAREHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH SHAREHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

Any holder of Belo common stock wishing to exercise appraisal rights must, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the shareholders, deliver to Belo a written demand for the appraisal of the shareholder’s shares, and not vote in favor of the adoption of the merger agreement. A holder of Belo common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. The holder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the shareholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a shareholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote “AGAINST” the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. The demand must reasonably inform Belo of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A shareholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of shareholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Belo common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of Belo common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Belo common stock held in the name of the record owner. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Belo at:

Belo Corp.

400 South Record Street

Dallas, Texas 75202

Attention: Executive Vice President/Law and Government and Secretary

At any time within 60 days after the effective date of the merger, any shareholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Belo, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of Belo, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any shareholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any shareholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If Belo, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any shareholder who withdraws such shareholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the shareholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

Within 10 days after the effective date of the merger, Belo, as the surviving corporation, must notify each holder of Belo common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective.

Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, but not thereafter, Belo, as the surviving corporation, or any holder of Belo common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. Belo, as the surviving corporation, is under no obligation to and has no present intention to file a petition and holders should not assume that Belo as the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Belo common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Belo common stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of Belo common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Belo as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by Belo as the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Belo common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from Belo as the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of Belo common stock and a copy thereof is served upon Belo as the surviving corporation, Belo as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the shareholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those shareholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the shareholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any shareholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the shareholder.

Determination of Fair Value

After the Delaware Court of Chancery determines the holders of Belo common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Shareholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although Belo believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and shareholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Belo reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Belo common stock is less than the applicable merger consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting shareholder’s exclusive remedy.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a shareholder, the Court may order all or a portion of the expenses incurred by a shareholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any shareholder who demands appraisal of shares of Belo common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the shareholder’s shares of Belo common stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A shareholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a shareholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless Belo has received contrary instructions from one or more of the shareholders. Belo will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to Belo Corp., Attn: Corporate Secretary, 400 South Record Street, Dallas, Texas 75202, or by calling (214) 977-6606. In addition, shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, we may not hold an annual meeting of shareholders in 2014. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of shareholders, and we will hold a 2014 annual meeting of shareholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2014 annual meeting will be held. If the 2014 meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2014 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.

In order to propose business for consideration or nominate persons for election to the Board, a shareholder must comply with the advance notice provisions of our bylaws and all applicable SEC requirements. The bylaws provide that any such proposals or nominations must be submitted to and received by us between the close of business on February 6, 2014 and the close of business on March 8, 2014 in order to be considered at the 2014 annual meeting, and must satisfy the other requirements in our bylaws regarding such proposals or nominations. If the shareholder does not also comply with the requirements of SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal or nomination made by a shareholder. A shareholder who is interested in submitting a proposal for inclusion in our proxy materials for the 2014 annual meeting may do so by submitting the proposal to the attention of Belo’s Secretary by no later than November 22, 2013 and following the procedures described in the Company’s bylaws and SEC Rules 14a-8 and 14a-18.

Copies of the bylaws and SEC Rules 14a-4, 14a-8 and 14a-18 may be obtained by contacting Belo’s Secretary at 400 South Record Street, Dallas, Texas 75202-4841, or by telephone at (214) 977-6606, and submissions pursuant to these provisions should be addressed to Belo’s Secretary at this same address.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, upon written request to Belo Corp., Attn: Corporate Secretary, 400 South Record Street, Dallas, Texas 75202. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit may be obtained upon written request by a shareholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to Belo Corp., Attn: Corporate Secretary, 400 S. Record Street, Dallas, Texas 75202.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

•	Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2012;

•	Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2013;

•	Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2013;

•	Definitive Proxy Statement for the Company’s 2013 Annual Meeting, filed March 22, 2013; and

•	Current Reports on Form 8-K, filed April 25, 2013, May 9, 2013, June 13, 2013 and June 18, 2013.

Information furnished under items 2.02 and 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 21, 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

BELO CORP.,

GANNETT CO., INC.,

and

DELTA ACQUISITION CORP.

dated as of June 12, 2013

A-i

Table of Contents (continued)

A-ii

Table of Contents (continued)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 12, 2013, by and among BELO CORP., a Delaware corporation (the “Company”), GANNETT CO., INC., a Delaware corporation (“Gannett”), and DELTA ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Gannett (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of Gannett, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger as a wholly-owned subsidiary of Gannett in accordance with Delaware General Corporation Law (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval, and (iv) adopted resolutions recommending that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of Gannett has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Gannett’s willingness to enter into this Agreement, each of the members of the Board of Directors and executive officers of the Company are entering into voting and support agreements with Gannett, in substantially the form attached hereto as Exhibit A (the “Related Agreements”), pursuant to which they, among other things, agree to vote all of their Common Shares (as defined below) in favor of the Merger and the approval of this Agreement;

WHEREAS, in connection with the transactions contemplated hereby, the parties further desire that, simultaneous with the consummation of the Merger, there shall be a restructuring of certain of the Company’s media holdings and, simultaneously with the execution and delivery of this Agreement, Gannett has entered into a series of Asset Purchase Agreements with the Restructuring Assignees (collectively, the “Restructuring Agreements”), which contemplate that, subject to the prior consent of the FCC, simultaneously with the consummation of the Merger, the applicable Company Subsidiaries will join in such Restructuring Agreements and thereupon shall assign, transfer and convey to the Restructuring Assignees contemplated therein certain assets, including the applicable FCC Licenses, of broadcast television station properties of the Company designated herein and therein as the “Assigned Stations” (collectively, the “Restructuring”);

WHEREAS, this Agreement and the Restructuring Agreements contemplate that the Company and those certain buyers of the Assigned Stations under the Restructuring Agreements will file applications with the FCC seeking consent to the Restructuring; and

WHEREAS, the Restructuring is an integral element of, and a condition to, each party’s respective agreement to enter into the Merger, and accordingly, the Restructuring and the Merger (collectively, the “Transaction”) will be conditioned upon one another and will be consummated simultaneously.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. The Company shall be the surviving corporation in the Merger, and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as a wholly-owned subsidiary of Gannett under the laws of the State of Delaware and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 1.2 Closing; Effective Time.    The closing of the Merger (the “Closing”) shall take place at the offices of Nixon Peabody LLP, 401 9th Street NW, Suite 900, Washington, DC 20004, at 10:00 a.m. (Eastern time) on the second (2nd) Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement, or at such other place and time and/or on such other date as the Company and Gannett may agree in writing (such date, the “Closing Date”). As promptly as possible on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”), together with any required related certificates, filings and recordings, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective when the Certificate of Merger is properly filed with the Secretary of State of the State of Delaware or at such later date and time as the Company and Gannett may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

Section 1.3 Effect of the Merger.    At the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and obligations of the Company and Merger Sub shall become the debts, liabilities and obligations of the Surviving Corporation.

Section 1.4 Certificate of Incorporation and By-Laws.    At the Effective Time:

(a) The certificate of incorporation of the Company shall be amended in its entirety as provided in the Certificate of Merger attached hereto as Exhibit B, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until subsequently amended in accordance with its terms and the DGCL.

(b) Merger Sub’s by-laws in effect immediately prior to the Effective Time shall be the Surviving Corporation’s by-laws, until subsequently amended in accordance with their terms, the Surviving Corporation’s certificate of incorporation and the DGCL.

Section 1.5 Directors and Officers.    Subject to applicable Law, from and after the Effective Time, (a) the individuals listed on Section 1.5(a) of the Gannett Disclosure Letter shall be the directors of the Surviving Corporation and (b) the individuals listed on Section 1.5(a) of the Gannett Disclosure Letter shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Organizational Documents and the DGCL.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Stock.    At the Effective Time, as a result of the Merger and without any action on the part of the Company, Merger Sub or the holder of any capital stock of the Company or Merger Sub:

(a) Except for Dissenting Shares or as provided in Section 2.1(b), each Common Share issued and outstanding immediately prior to the Effective Time shall automatically and with no further action be converted into the right to receive, in accordance with this Article II, $13.75 in cash, without interest (the per share cash consideration to be issued to the holders of such Common Shares, the “Merger Consideration”). Each Common Share so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificate”) and each uncertificated Common Share represented by book-entry (each, an “Uncertificated Share”) shall thereafter represent only the right to receive the Merger Consideration upon surrender of such Certificate or transfer of such Uncertificated Shares pursuant to Section 2.2.

(b) Each Common Share (i) held by the Company as treasury stock, (ii) owned by any Subsidiary of the Company, or (iii) owned by Gannett or Merger Sub or any of their respective Subsidiaries, in each case immediately before the Effective Time, shall automatically be cancelled and retired and cease to exist and no Merger Consideration shall be delivered as provided herein and no other payment shall be made with respect thereto.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) newly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2 Payment of Merger Consideration; Surrender; Closing of Books.

(a) Prior to the Effective Time, Gannett shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Gannett), a bank or trust company reasonably acceptable to the Company as paying agent (the “Paying Agent”). At or prior to the Effective Time, Gannett shall deposit or cause to be deposited with the Paying Agent, separate and apart from its other funds, for the benefit of holders of Common Shares, cash in an amount equal to the aggregate Merger Consideration which such holders are entitled to receive pursuant to Section 2.1 (such cash being hereinafter referred to as the “Merger Fund”). Gannett and the Company shall bear equally all fees and expenses of the Paying Agent.

(b) The Merger Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or (iv) such other investments as may be provided by Gannett, or a combination of the foregoing, as directed by and for the benefit of Gannett; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Common Shares following completion of the Merger pursuant to this Article II, and Gannett shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Gannett’s obligations under this Article II. Any and all interest and other income earned on the Merger Fund shall promptly be paid to Gannett.

(c) As promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, Gannett shall instruct the Paying Agent to mail to each holder of record of Common Shares that have converted into the right to receive Merger Consideration (i) a letter of transmittal (which shall be in customary form approved by Gannett and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Uncertificated Shares shall pass, only upon proper delivery of the Certificates or delivery of the Uncertificated Shares to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates or delivery of the Uncertificated Shares in exchange for the Merger Consideration.

(d) Upon (i) surrender to the Paying Agent of Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or (ii) compliance with the reasonable procedures established by the Paying Agent for delivery of Uncertificated Shares, the holder of such Certificates or Uncertificated Shares shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof, and the Certificates so surrendered and Uncertificated Shares so delivered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or due delivery of the Uncertificated Shares.

(e) In the event any Merger Consideration is to be paid to a Person other than the Person in whose name the Certificates so surrendered or the Uncertificated Shares so delivered are registered, it shall be a condition to such payment of the Merger Consideration in respect thereof that such Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly delivered for transfer and, in each case, the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered or delivered, as the case may be, as contemplated by this Section 2.2, each Certificate or Uncertificated Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender or delivery the Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate or the delivery of any Uncertificated Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Uncertificated Share and the Common Shares formerly represented thereby.

(f) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in and in accordance with the procedures set forth in this Article II.

(g) In the event any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if reasonably required by Gannett, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate or such other indemnity as may reasonably be requested by Gannett, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen, mutilated or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this Article II.

(h) Any portion of the Merger Fund that remains unclaimed by the holders of Certificates or Uncertificated Shares and other eligible Persons in accordance with this Article II for six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any such holder who has not previously complied with this Article II shall thereafter look only to the Surviving Corporation, and the Surviving Corporation shall remain liable, for payment of any such holder’s claim for the Merger Consideration. Any portion of the Merger Fund remaining unclaimed by holders of Common Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of Gannett or the Paying Agent or any of their respective Affiliates shall be liable to any record or beneficial owner of Common Shares for any such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 2.3 Treatment of Options and RSUs.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Gannett, Merger Sub, the Company or any holder of any Common Shares or Options, each Option (whether vested or unvested) shall be fully vested upon the Closing. At the Effective Time, each Option shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 2.6 with respect to such payment) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Option by (ii) the number of Common Shares for which such Option may be exercised.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of Gannett, Merger Sub, the Company or any holder of any Common Shares or RSUs, each RSU (whether vested or unvested) shall be fully vested upon Closing, which full vesting, in the case of any performance-based RSUs with an open performance period as of the Effective Time, will be determined based on the higher of target and actual year-to-date results. At the Effective Time, each RSU shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 2.6 with respect to such payment) equal to the Merger Consideration (which, for the avoidance of doubt, is equal to (i) the number of Common Shares subject to such RSU (whether or not settled in cash or Common Shares under the applicable award agreement), multiplied by (ii) the amount of the Merger Consideration in respect of each such Common Share), plus any accrued but unpaid dividend equivalents to the extent accrued on such RSUs in the Ordinary Course of Business.

(c) The Surviving Corporation shall pay or cause to be paid to the holders of Options and RSUs the cash payments described in this Section 2.3 within ten (10) Business Days after the Closing Date; provided, that if any such payment would violate any applicable provision of Code Section 409A, then such payment shall be made on the earliest practicable date that payment may be made without violating any applicable provision of Code Section 409A and, from the Closing Date through such permissible payment date, any such delayed cash payments shall be held in a deferred compensation account for the benefit of the individual holder and such amounts shall be credited with interest from the Effective Time through the applicable payment date equal to the interest rate earned by Gannett in its money market accounts.

(d) Prior to the Effective Time, the Company Board (or, if appropriate, any committee of the Company Board administering the Equity Incentive Plans) shall adopt resolutions that provide that the treatment of the Options and the RSUs as set forth in Section 2.3 is equitable in the circumstances.

(e) Except as may otherwise be permitted pursuant to Section 5.1, the Company shall not grant any Option or RSU award on or after the date hereof.

Section 2.4 Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, Common Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand, and who properly demands, appraisal of such Common Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such Section, “Section 262” and, such Common Shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), but rather, the holders of Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 262 (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 and any declared but unpaid dividends having a record date prior to the Effective Time); provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 2.1(a). The Company shall notify Gannett as promptly as reasonably practicable of any demands received by the Company for appraisal of any Common Shares, and Gannett shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Gannett (which consent shall not be unreasonably withheld, delayed or conditioned), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration held in the Merger Fund in respect of payment made available to the Paying Agent pursuant to Section 2.2(a) to pay for Dissenting Shares shall be returned to Gannett upon demand.

Section 2.5 Antidilution Adjustments.    In the event that, at any time from the date hereof until the Effective Time, the Company changes (or establishes a record date for changing) the number of Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Common Shares, then the Merger Consideration shall be appropriately adjusted to reflect such change.

Section 2.6 Tax Withholding.    Gannett, the Surviving Corporation and the Paying Agent each shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any holder or former holder of Common Shares, RSUs or Options such amounts as Gannett, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of Tax Law. To the extent that amounts are so withheld by Gannett, the Surviving Corporation or the Paying Agent and then remitted to the relevant Taxing Authority on behalf of the former holder of Common Shares, RSUs or Options, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the holder or former holder of the Common Shares, RSUs or Options in respect of which such deduction, withholding and remittance to the relevant Taxing Authority was made by Gannett, the Surviving Corporation or the Paying Agent, as the case may be. Gannett, the Surviving Corporation and the Paying Agent shall, to the extent reasonably necessary, cooperate with each other and with the former holders of the Common Shares, RSUs or Options in the collection, preparation and filing of any forms or other documentation relating to any claim of exemption or relief from any requirement to withhold so as to eliminate or minimize to the greatest extent possible any such requirement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed (i) in the Company Disclosure Letter which shall be organized in the manner of the Sections and subsections of this Agreement (it being understood that the disclosure of an item in a Section of the Company Disclosure Letter shall be deemed to modify and limit both (A) the representations and warranties contained in the Section to which it corresponds in number, and (B) any other representation and warranty of the Company in this Agreement to the extent it is apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty), or (ii) in the SEC Reports, filed with the SEC after December 31, 2012, in each case prior to the date hereof, the Company represents and warrants to Gannett and Merger Sub as follows:

Section 3.1 Organization, Good Standing and Qualification.    The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted, and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the Company’s Organizational Documents which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The Company is not in material violation of any provision of its Organizational Documents.

Section 3.2 Authorization.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and, subject to the approval of this Agreement by the holders of Common Shares representing at least two-thirds (2/3) of the voting power of all outstanding Common Shares entitled to vote in accordance with the DGCL (the “Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Each Company Subsidiary has all necessary corporate, limited liability company or partnership power and authority, as applicable, to execute and deliver all agreements and documents contemplated hereby to which it is a party and to perform its obligations thereunder. Except for the Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company or any holders of any of its securities are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the Stockholder Approval and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Gannett and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Company Board, at a meeting duly called and held prior to the execution of this Agreement, has, by unanimous vote of those directors present (who constituted 100% of the directors of the Company then in office), (i) resolved that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) declared advisable and in all respects approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger and the Restructuring; (iii) took all actions necessary so that the restrictions contained in any Takeover Law or in the Company’s Organizational Documents will not apply with respect to or as a result of this Agreement, the Merger, the Related Agreements, the Restructuring and the other transactions contemplated by this Agreement; (iv) determined as of such date that neither Gannett nor Merger Sub nor any of their respective Affiliates or Associates (as such terms are defined in Article Twelve of the Company’s certificate of incorporation) is an “Interested Person” as such term is used in Article Twelve of the Company’s certificate of incorporation; and (v) resolved to submit this Agreement and the Merger to the Company’s stockholders for approval, and to recommend that the Company’s stockholders approve this Agreement and the Merger (the “Company Board Recommendation”), which actions have not been subsequently rescinded, modified or withdrawn except as expressly permitted by Section 6.4(d). The Stockholder Approval of this Agreement and the transactions contemplated hereby, including the Merger, is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and approve the transactions contemplated by this Agreement, including the Merger and the Restructuring.

Section 3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of four hundred fifty five million (455,000,000) shares of capital stock, four hundred fifty million (450,000,000) of which are common stock, par value $0.01 per share, and five million (5,000,000) of which are preferred stock, par value $0.01 per share. At the close of business on May 31, 2013, (i) ninety-five million five hundred eighty-three thousand six hundred forty-nine (95,583,649) shares of Series A Common Stock were issued and outstanding, (ii) eight million two hundred seventy-one thousand one hundred forty-three (8,271,143) shares of Series B Common Stock were issued and outstanding, (iii) no shares of preferred stock were issued and outstanding, (iv) no shares of Series A Common Stock were held in treasury by the Company, (v) no shares of Series B Common Stock were held in treasury by the Company, (vi) three million four hundred thirty-nine thousand six hundred forty-five (3,439,645) shares of Series A Common Stock were reserved for issuance under the Equity Incentive Plans (plus a number of shares of Series A Common Stock reserved for issuance upon conversion of Series B Common Stock in an amount equal to the number of such Series B Common Stock reserved for issuance under the Equity Incentive Plans), and (vii) five million one hundred ninety-one thousand eight hundred fifty-one (5,191,851) shares of Series B Common Stock were reserved for issuance under the Equity Incentive Plans. Except as set forth above, at the close of business on May 31, 2013, no Common Shares or other voting securities of the Company were issued, reserved for issuance or outstanding. All issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b) Section 3.3(b) of the Company Disclosure Letter sets forth each Derivative Security in respect of the Company’s capital stock or other rights or liabilities determinable based on the price or value of the Company’s capital stock, and specifically sets forth (i) the exercise price of each Option, (ii) the class of the Company’s capital stock into which each Option is exercisable, (iii) the percentage of each RSU that is settlable in Series A Common Stock, (iv) the percentage of each RSU that is settlable in Series B Common Stock and (v) the expiration or termination date of each Option. There are no options, warrants, calls or other rights, convertible or exchangeable securities, Derivative Securities, Contracts, Company Plans, arrangements, undertakings or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any share of capital stock of or other voting securities or other equity interests in, the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, Derivative Security, Contract, Company Plan, arrangement, undertaking or commitment. There are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Shares or the value of the Company or any part thereof.

(c) There are no rights of first refusal, rights of first offer, preemptive or similar rights granted by the Company or any Company Subsidiary in respect of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any Indebtedness the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any Company Subsidiary on any matter. There are not any Contracts to which the Company or any of the Company Subsidiaries is bound or otherwise subject to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other Contracts to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries other than the Related Agreements and those that are entered into after the date of this Agreement in compliance with Section 6.4 of this Agreement. There are no contractual obligations or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any Company Subsidiary.

Section 3.4 Subsidiaries.

(a) Section 3.4(a) of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company (collectively, the “Company Subsidiaries”), the state or jurisdiction of its organization, the percentage of each class of voting securities of such Company Subsidiary directly or indirectly owned by the Company and, to the Knowledge of the Company, the name and percent ownership of each holder of Voting Securities of such Company Subsidiary that is not itself the Company or a Company Subsidiary. Each Company Subsidiary (i) is a corporation, limited liability company, partnership or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership or other organization and is in good standing under the laws of any jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No Company Subsidiary is in material violation of any provision of its Organizational Documents. Except as described in Section 3.4(a) of the Company Disclosure Letter, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person, and there are no silent partnerships, sub-partnerships and/or similar rights with respect to the Company or any Company Subsidiary.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Company Subsidiary (collectively, the “Company Subsidiary Securities”), is owned by the Company, directly or indirectly, free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding Derivative Securities convertible into, exchangeable for or otherwise in respect of any Company Subsidiary Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. All of the Company Subsidiary Securities directly or indirectly owned by the Company have been duly authorized, are validly issued and are fully paid and nonassessable.

Section 3.5 Government Consents.    The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder and the consummation of the Transaction and the transactions contemplated hereby will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Authority except for (i) requirements under the HSR Act, (ii) the applicable requirements of the Exchange Act, (iii) the FCC Consent and such other waivers or approvals of the FCC as may be required under the Communications Act and FCC Rules, (iv) the applicable notice requirements of the NYSE, and (v) the filing and recordation of the Certificate of Merger pursuant to the DGCL.

Section 3.6 Noncontravention.    The execution and delivery of this Agreement by the Company do not, the execution and delivery of any joinder to any Restructuring Agreement by a Company Subsidiary before or at the Effective Time will not, and the performance of the Company’s and the Company Subsidiaries’ respective obligations hereunder and thereunder will not, (i) subject to the Stockholder Approval, violate any provision of the Organizational Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of any provision of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under any Contract or Company Plan to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties may be bound, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any property or asset of the Company or any Company Subsidiary, or (iv) assuming the Stockholder Approval and all consents, approvals, authorizations and Permits contemplated by Section 3.5 have been obtained, and all filings, notifications or registrations in such Section have been made, violate or conflict with any Law to which the Company or any Company Subsidiary is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.7 SEC Reports; Financial Statements; Absence of Undisclosed Liabilities.

(a) The Company and each Company Subsidiary has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it to the SEC since December 31, 2010 (the “SEC Reports”). As of its respective date and as of the date any information incorporated by reference into it, each SEC Report (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such SEC Report and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however that no representation is made as to the accuracy of any financial projections or forward-looking statements, or the completeness of any information furnished by the Company or a Company Subsidiary to the SEC for the purpose of complying with Regulation FD promulgated under the Exchange Act. The Company has filed or duly incorporated by reference all Contracts, Company Plans and other documents or instruments required to be filed as exhibits to the SEC Reports. No issued and outstanding Common Shares are entitled to rights of rescission under state or federal securities Laws.

(b) The consolidated financial statements (including any notes or schedules thereto) included in the SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments. The consolidated balance sheets included in such financial statements present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof, and the consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of stockholders’ equity and consolidated statements of cash flows included in such financial statements present fairly in all material respects the consolidated results of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal recurring year-end adjustments. The accounting books and records of the Company and the Company Subsidiaries have been, and are being, maintained in a manner that permits the Company to prepare its consolidated financial statements in conformity with GAAP, consistently applied.

(c) Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company as of December 31, 2012 included in the SEC Reports, (ii) as incurred after December 31, 2012 in the Ordinary Course of Business and, if incurred after the date hereof, not prohibited by this Agreement, or (iii) as incurred pursuant to this Agreement, neither the Company nor any Company Subsidiary has any liabilities, Indebtedness or obligations of any kind, whether known or unknown, absolute, accrued, contingent, matured, unmatured or otherwise, and whether due or to become due, and whether or not required by GAAP to be recorded or reflected on a consolidated balance sheet of the Company (or disclosed in the notes thereto), and there is no existing condition or situation which could be reasonably expected to result in any such liabilities, Indebtedness or obligations, other than those that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.7(c) of the Company Disclosure Letter, the Company and the Company Subsidiaries do not have any Indebtedness evidenced by a credit agreement, note, debenture, bond or similar security (and, for the avoidance of doubt, excluding any trade payables or other current liabilities or obligations), other than any intercompany Indebtedness.

(d) The Company has established and maintained a system of “internal control over financial reporting” (as defined in Rules 13a-15 and 15d-15 under the Exchange Act). Such internal controls are sufficient in all material respects to provide reasonable assurances regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, consistently applied. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of the Company Board (i) all identified significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(e) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information (both financial and non-financial) required to be disclosed by the Company in reports the Company files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(f) The Company has not received any written notice from the staff of the SEC of any formal or informal investigations of the Company by the SEC (other than any such investigation that has been resolved prior to the date hereof). To the Knowledge of the Company, as of the date hereof, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. There are no pending investigations by the audit committee of the Company Board regarding any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation.

(g) Since December 31, 2010, each of the principal executive officers and the principal financial officers of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) with respect to the SEC Reports and the statements contained in such certifications are true and correct in all material respects. Neither the Company nor any Company Subsidiary has outstanding any “extensions of credit” (within the meaning of Section 402 of Sarbanes-Oxley) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Company Subsidiaries.

(h) Since December 31, 2010, the Company’s Chief Executive Officer has provided unqualified annual certifications to NYSE regarding NYSE’s corporate governance listing standards. The Company is in compliance with all applicable provisions of the listing and corporate governance rules of NYSE, except for any non-compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(i) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate (including any structured finance, special purpose or limited purpose entity or Person), on the other hand). Neither the Company nor any Company Subsidiary has or, since December 31, 2010, has had any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) or other contingent liability where the result, purpose or effect of such Contract, arrangement or liability is or was to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the SEC Reports or in the financial statements of the Company or any Company Subsidiary.

Section 3.8 Proxy Statement.    At the date the Proxy Statement is mailed to the Company stockholders and at the time of the Stockholders’ Meeting, the Proxy Statement will not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representation contained in the immediately preceding sentence will not apply to statements or omissions included in the Proxy Statement that were furnished in writing to the Company by or on behalf of Gannett or Merger Sub expressly for inclusion therein. At the date the Proxy Statement is mailed to the Company stockholders, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.9 Compliance with Law; Permits.    The Company and each Company Subsidiary (i) is, and at all times since December 31, 2010 has been, in compliance with all applicable Law and (ii) has not received written notice of any violation of any applicable Law, except for such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries (i) have all Permits required to conduct their respective businesses as now conducted and (ii) are in compliance with all such Permits except, in each case and in the aggregate, for noncompliance that has not had and could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Permits of the Company or any Company Subsidiary are valid and in full force and effect and have not been expired or been revoked, suspended, canceled, rescinded or terminated, other than those that, individually and in the aggregate, have not had and could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 FCC Matters.

(a) Section 3.10 of the Company Disclosure Letter contains a true and complete list of all Station Licenses and the corresponding Company Subsidiaries that are the holders of such Station Licenses. The Station Licenses constitute all of the licenses, Permits and other authorizations issued by the FCC in respect of the Stations. Such Station Licenses are in full force and effect and have not expired or been revoked, suspended, canceled, rescinded or terminated. The Company and each Company Subsidiary has (i) operated each Station in compliance with the Communications Laws and the Station Licenses in all material respects, (ii) timely filed all material registrations and reports required to have been filed with the FCC relating to the Station Licenses, (iii) paid or caused to be paid all FCC regulatory fees due in respect to each Station and (iv) completed or caused to be completed the construction of all facilities or changes contemplated by any of the Station Licenses or construction Permits issued to modify the Station Licenses. There are no material Legal Proceedings, applications, petitions, proceedings, or other material actions, complaints or investigations, pending or, to the Knowledge of the Company, threatened in writing before the FCC relating to any of the Stations, other than those affecting television broadcast stations generally. None of the Company or any Company Subsidiary, nor any Station, has entered into a tolling agreement or otherwise waived any statute of limitations relating to any of the Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC action, complaint, investigation or Legal Proceeding before or brought by the FCC.

(b) There is not (i) pending, or, to the Knowledge of the Company, threatened, any Legal Proceeding by or before the FCC to revoke, suspend, cancel, rescind, terminate or materially adversely modify any Station License (other than, in the case of modifications, proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against any of the Stations, the Company or any Company Subsidiary with respect to any of the Stations that has resulted or would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Station Licenses. The Station Licenses have been issued by the FCC for full terms customarily issued by the FCC for each class of Station, and with the terms expiring as indicated on Section 3.10 of the Company Disclosure Letter, and the Station Licenses are not subject to any condition except for those conditions appearing on the face of the Station Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 3.10 of the Company Disclosure Letter.

(c) To the Knowledge of the Company, assuming the consummation of the Restructuring effective as of the Effective Time or immediately thereafter, there are no facts or circumstances relating to any of the Stations, the Company or Company Subsidiary, which would reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Gannett, (ii) materially delay the obtaining of the FCC Consent, or (iii) cause the FCC to impose any material condition on its granting of the FCC Consent. The Company has no reason to believe that the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to the Company, any Company Subsidiary, or the Company’s, or any Company Subsidiary’s operation of any of the Stations or the Station Licenses.

Section 3.11 Absence of Certain Changes.

(a) Since December 31, 2012, the business of the Company and each Company Subsidiary has been conducted in the Ordinary Course of Business except for such conduct as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Since December 31, 2012, there has not been or occurred (i) any Company Material Adverse Effect or (ii) any action taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time without Gannett’s consent, would constitute a material breach of Section 5.1(b)(i), (ii), (iii), (vi), (xi) or (xii) or Section 5.1(c).

Section 3.12 Legal Proceedings.    As of the date hereof, there (a) is no material Legal Proceeding or investigation pending or, to the Knowledge of the Company, threatened against or relating to the Company or any Company Subsidiary and (b) is no material judgment, decree, injunction, ruling or order of any Governmental Authority or arbitral body outstanding against the Company or any Company Subsidiary.

Section 3.13 Taxes.

(a) The Company and each of the Company Subsidiaries has timely filed or caused to be timely filed (in each case, after giving effect to any valid extensions of time in which to make such filings) all material Tax Returns that are required to be filed by, or with respect to, the Company and the Company Subsidiaries (taking into account any applicable extension of time within which to file), and all such Tax Returns were complete and accurate in all material respects.

(b) All material Taxes and Tax liabilities of the Company and the Company Subsidiaries due and payable (whether or not shown on any Tax Return) relating to any period ending on or prior to the date hereof have been, and ending after the date hereof but on or prior to the Effective Time will be, duly and timely (after giving effect to any valid extensions of time in which to make such payment) paid or contested in good faith and accrued on the books and records of the Company and the Company Subsidiaries in accordance with GAAP.

(c) All material Taxes that the Company or any of the Company Subsidiaries is or was required by applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable. There are no material Liens for Taxes on any of the assets of the Company or of any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary is currently the subject of an audit or other examination relating, individually or in the aggregate, to material Tax Returns or to the payment of material Taxes of the Company or such Company Subsidiary by a Taxing Authority of any nation, state or locality nor has the Company nor any of the Company Subsidiaries received any written notice from any Taxing Authority that such an audit or examination is pending.

(e) Neither the Company nor any Company Subsidiary is presently contesting any material Tax liability of the Company or such Company Subsidiary before any Taxing Authority.

(f) To the Knowledge of the Company, none of the Company or any of the Company Subsidiaries (i) has transferee or successor liability for the unpaid material Taxes of any other Person, (ii) has granted any extension for the assessment or collection of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business), which Taxes have not since been paid, or (iii) is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(g) None of the Company or any Company Subsidiary has been a beneficiary of or participated in any “listed transaction” described in Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding provision of state or local Law), and the Company and each Company Subsidiary has properly disclosed all reportable transactions as required under Treasury Regulations Section 1.6011-4 (or any corresponding provision of state or local Law).

(h) Neither the Company nor any of the Company Subsidiaries is a party to any Contract providing for the allocation or sharing of a material amount of Taxes with a Person other than the Company or a Company Subsidiary (other than customary Tax gross-up or Tax indemnification provisions in credit agreements, derivatives, leases and other commercial Contracts entered into in the Ordinary Course of Business and Tax gross-up provisions included in any Equity Incentive Plan).

(i) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than a Company Subsidiary) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by contract, or otherwise.

Section 3.14 Intellectual Property.

(a) Section 3.14 of the Company Disclosure Letter sets forth a true and complete list of all material Intellectual Property owned by the Company or the Company Subsidiaries that is registered or subject to pending applications for registration (“Company Registered IP”). Each item of Company Registered IP is valid, subsisting and enforceable, and neither the Company nor any Company Subsidiary has received any written notice or claim challenging the validity or enforceability of such Company Registered IP or alleging any misuse of such Company Registered IP, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, except for any issuances, registrations or applications for any Company Registered IP that the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment. Except as, individually or in the aggregate, has not had and could not be reasonably expected to have a Company Material Adverse Effect, no Company Registered IP is now involved in any interference, reissue, reexamination, opposition, and, except as noted in the preceding sentence, any cancellation or similar proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP.

(b) The Company and the Company Subsidiaries own all right, title and interest in and to, free and clear of all Liens other than Permitted Liens, or have a valid and enforceable right to use, all material Company IP. The Company IP includes all of the Intellectual Property necessary to enable the Company and the Company Subsidiaries to conduct their businesses as such businesses are currently being conducted in all material respects.

(c) (i) To the Knowledge of the Company, no Company IP owned by the Company or a Company Subsidiary is being infringed, misappropriated or otherwise violated by any third party and (ii) neither the Company nor any Company Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party, in each case with respect to clauses (i) and (ii), that, individually or in the aggregate, has had or would reasonably be expected to result in any liability that is material to the Company or any Company Subsidiary, taken as a whole. Neither the Company nor any Company Subsidiary has received written notice of any material claims (described in subsection (i) or (ii) above) since December 31, 2010, and there are no claims against the Company or any Company Subsidiary presently pending or, to the Knowledge of the Company, threatened, alleging material infringement, misappropriation or other violation of any third-party Intellectual Property. There is no material outstanding consent decree, settlement, order, injunction, judgment or ruling restricting the use or ownership of any Company IP issued directly to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary is a party to any such material outstanding consent decree, settlement, order, injunction, judgment or ruling and, to the Knowledge of the Company, the Company and the Company Subsidiaries are not otherwise subject to any such material outstanding consent decree, settlement, order, injunction, judgment or ruling.

(d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened claim or dispute regarding or disputing the ownership, registrability or enforceability, or use by, the Company or any Company Subsidiary of, any Company IP, except with respect to office actions in connection with applications in the ordinary course of prosecution of any applied for Company Registered IP.

(e) Except as expressly provided in the Restructuring Agreements or other agreements referred to therein, neither the execution, delivery or performance of this Agreement, nor the consummation of the Transaction or any of the transactions contemplated hereby or by the Restructuring Agreements will, with or without notice or the lapse of time or both, (i) result in any third party having or give any third party the right or option to modify or terminate any material license, covenant not to sue, immunity or other rights with respect to any Company IP, or (ii) result in any third party having or give any third party the right or option to receive, or to modify or accelerate the right or option to receive, any payment with respect to material licensed Company IP.

(f) To the Knowledge of the Company, none of the Information Systems contains any material “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to (i) disrupt, disable, harm, impair, distort or otherwise impede in any manner the operation of, or provide unauthorized access to, any of the Information Systems, or (ii) damage, destroy or misappropriate any trade secret, information, data or file on the Information Systems (collectively, “Malware”). The Company and each Company Subsidiary uses commercially available antivirus software and uses commercially reasonable efforts to protect its Information Systems from becoming infected by Malware. To the Knowledge of the Company, there have been no material breaches of Information Systems that resulted in a disclosure of any proprietary information of the Company or any Company Subsidiary, or of any personally identifiable information in the possession of the Company or any Company Subsidiary. Except as has not had and could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries (A) have implemented reasonable backup, access controls, logging, security, breach and loss detection, and loss and disaster recovery measures and technology with respect to the Information Systems and (B) are in compliance in all material respects with all applicable Laws regarding the security of the Information Systems.

Section 3.15 Title to Property.

(a) Section 3.15(a) of the Company Disclosure Letter identifies, as of the date hereof:

(i) all material real properties (by name and location) owned by the Company or any Company Subsidiary (the “Owned Property”);

(ii) all material leases, subleases and occupancy Contracts for real properties and interests in real properties leased, subleased, occupied or operated by the Company or any Company Subsidiary as lessee, sublessee or occupant (the “Leased Property”). The Owned Property and the Leased Property are referred to herein collectively as the “Real Property”; and

(iii) all material leases, subleases and occupancy Contracts for Real Property to which the Company or any Company Subsidiary is a party as lessor, sublessor or other party granting an occupancy right (the “Lessor Agreements”).

(b) Except as has not had and could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Company Subsidiaries have good and valid title to the Owned Property, and a valid leasehold interest in, subleasehold interest in, or other occupancy right with respect to, the Leased Property, sufficient to allow each of the Company and the Company Subsidiaries to conduct their business as and where currently conducted and (ii) there are no existing, pending, or to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any of the Owned Property. With respect to each of the Real Property Leases and Lessor Agreements, (i) such Real Property Lease or Lessor Agreement is valid and binding on the Company or the Company Subsidiaries, as applicable, (ii) none of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other party to such Real Property Lease or Lessor Agreement, is in material breach or material violation of, or in material default under, such Real Property Lease or Lessor Agreement and (iii) to the Knowledge of the Company, no event has occurred which would result in such a material breach or material violation of, or a material default under, such Real Property Lease or Lessor Agreement.

(c) Each of the Company and the Company Subsidiaries, in respect of all of its material properties, assets and other rights that do not constitute the Real Property (other than Intellectual Property), (i) has valid title to all such properties and assets reflected in its books and records as owned by it free and clear of all Liens (other than Permitted Liens) and (ii) owns, has valid leasehold interests in or valid contractual rights to use, in all material respects, all of such properties, assets and other rights, tangible and intangible (other than Intellectual Property) used by its business, in each case, except for Permitted Liens.

Section 3.16 Environmental Matters.

(a) There has been no Release of any Hazardous Substance at, on, under or from any Real Property or, during the period of ownership, lease or operation by the Company or any Company Subsidiary, any real property formerly owned, leased or operated by the Company, any Company Subsidiary or any present or former Affiliate of the Company or any Company Subsidiary that has had, or could be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is in material compliance with, and for the past five (5) years has been in material compliance with, all applicable Environmental Laws, which compliance includes having all Permits required under applicable Environmental Laws to conduct their respective businesses as now conducted, and the Company and the Company Subsidiaries are in compliance with all such Permits, except in each such case for such noncompliance as, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no suit, action, or proceeding pending or, to the Knowledge of the Company, threatened in writing asserting any liability under Environmental Law against the Company or any of the Company Subsidiaries that has had, or could be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary (i) has received any notice, notification, demand, request for information, citation, summons, complaint or order with respect to (x) any actual or alleged violation of Environmental Law, (y) any actual or alleged Release of any Hazardous Substance, or (z) it being named as a responsible party or potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any other Environmental Law, except, in each case of this clause (i), to the extent there are no ongoing obligations or liabilities of the Company or any Company Subsidiary; or (ii) is a party to or otherwise subject to any judicial or administrative judgment, decree, order, consent order, settlement stipulation or Contract relating to any violation or alleged violation of Environmental Law or the investigation, removal, remediation, monitoring or payment of penalties, costs or damages, including natural resource damages, related to or arising out of the actual or alleged Release of any Hazardous Substance or Contaminant, in the case of (i) and (ii), which has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, the Owned Property does not contain any underground storage tanks, piping, septic tanks, drains, sumps, pits, ponds, impoundments, lagoons, landfills, waste piles or the unauthorized or unpermitted presence of any Hazardous Substance that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and the Company Subsidiaries have made available to Gannett all material environmental reports, Contracts, audits, studies, investigations, and other written or electronic environmental information created within the past five (5) years in its custody, possession or control concerning the Company, any Company Subsidiary, their respective businesses or operations, or any Real Property or any other real property formerly owned, leased or operated by the Company, any Company Subsidiary or any former Affiliate of the Company or any Company Subsidiary.

Section 3.17 Contracts.

(a) Except for this Agreement and, as applicable, the Restructuring Agreements and the agreements contemplated thereby, any Contract or Company Plan listed in Item 15 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, any Contract attached as an exhibit to any SEC filing by the Company between January 1, 2013 and the date hereof, and any Contract or Company Plan set forth on Section 3.17(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by any of the following as of the date hereof:

(i) any Contract or Company Plan which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any Contract that is for network affiliation with any of the ABC, CBS, FOX, NBC, CW or MNTV (also known as MyNetworkTV or MDS) television networks or any other national television network (including, but not limited to, any Contract relating to the sharing of retransmission revenue);

(iii) any Contract or Company Plan that includes any exclusive dealing arrangement or any arrangement that grants any material right of first refusal, right of first offer, preemptive right or similar right or that limits or purports to limit in any material respect the ability of the Company or any Company Subsidiary (or that, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or participate in any business;

(iv) any Contract for the acquisition, sale, lease or license of properties or assets of the Company or the Company Subsidiaries with a value in excess of $750,000 (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2013;

(v) any Contract for any acquisition or disposition pursuant to which the Company or any Company Subsidiary is subject to continuing indemnification or earn-out obligations (whether related to environmental matters or otherwise), in each case, that would reasonably be likely to result in payments by the Company or any Company Subsidiary in excess of $1,000,000;

(vi) any Collective Bargaining Agreement;

(vii) any Contract that is a “local marketing agreement” or time brokerage agreement, joint sales agreement, shared services agreement, management services agreement, local news sharing agreement or similar Contract;

(viii) any Contract relating to Program Rights that involves cash payments or cash receipts of $250,000 or more over the remaining term of such Contract;

(ix) any retransmission consent or copyright indemnification Contracts with any MVPDs that have more than twenty-five thousand (25,000) subscribers with respect to any Station;

(x) any Contract or Company Plan with on-air talent or employees or consultants to the Company or any Company Subsidiary that involves a commitment for annual consideration with a value in excess of $200,000;

(xi) any employment or similar Contract or Company Plan providing for compensation, severance or a fixed term of employment in respect of services performed by any employee of the Company or any Company Subsidiary with a value in excess of $150,000 per annum or $250,000 in the aggregate with respect to any individual employee;

(xii) any partnership, limited liability company or joint venture agreement where the Company or any Company Subsidiary, directly or indirectly, owns an equity interest in the partnership, limited liability company or joint venture;

(xiii) any Contract for capital expenditures in excess of $250,000 for any single item and $500,000 for any project consisting of multiple items;

(xiv) any Real Property Lease or Lessor Agreement;

(xv) any Contract relating to Indebtedness or under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than in the Company or any wholly-owned Company Subsidiary and other than (A) extensions of credit in the Ordinary Course of Business, (B) investments in marketable securities in the Ordinary Course of Business, and (C) any such Contract pursuant to which there are no outstanding obligations);

(xvi) any Contract (other than any Contract of the type described in clauses (i) through (xv) above) that (A) involves the payment or potential payment by or to the Company or any Company Subsidiary of more than $1,000,000 per annum or $1,500,000 in the aggregate (other than payments to the Company or any Company Subsidiary for advertising) or (B) cannot be terminated within twelve (12) months after giving notice of termination and without resulting in any material cost, penalty or liability to the Company or any Company Subsidiary.

Each Contract or Company Plan to which the Company or any Company Subsidiary is a party of the type described in clauses (i) through (xvi) of this Section 3.17(a) is referred to in this Agreement as a “Material Contract.”

(b) The Company has delivered or made available to Gannett true, correct and complete copies of each Material Contract and all amendments, modifications and side letters with respect thereto entered into prior to the date hereof. Except to the extent that it has previously expired in accordance with its terms, each Material Contract is valid and in full force and effect in all material respects, and is enforceable against the Company or any Company Subsidiary party thereto (and to the Knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general applicability relating to or affecting creditors’ rights generally, or by general principles of equity.

(c) Except as has not, individually or in the aggregate, had and would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is, in breach or violation of, or in default under, any Material Contract and (ii) to the Knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both).

Section 3.18 Employee Benefit Plans; Labor Matters.

(a) Section 3.18(a) of the Company Disclosure Letter lists, as of the date of this Agreement, each Company Plan and each employment Contract to which the Company or any Company Subsidiary is a party that, in either case, provides for change in control, termination, severance or similar payments and, in the case of employment contracts, which termination, severance or similar payments exceed the lesser of $150,000 or one times base salary. The Company has provided or made available to Gannett complete and correct copies of (i) each material Company Plan (or a description of material terms if there is no written plan document) or employment Contract required to be listed in Section 3.17(a)(x) or (xi), including all amendments and modifications thereto, and (ii) to the extent applicable with respect to material Company Plans sponsored or maintained by the Company, (A) the most recent actuarial valuation reports, (B) the most recent Form 5500 filed with the Department of Labor and all schedules thereto, (C) all current summary plan descriptions and summaries of material modifications, (D) all material trust Contracts, insurance Contracts or other funding Contracts or arrangements relating to any Company Plan, and (E) any material correspondence with the IRS, the Department of Labor or another relevant Governmental Authority concerning any Company Plan. Except as set forth in the documents provided pursuant to the foregoing sentence, neither the Company nor any Company Subsidiary has any other express or implied commitment (x) to adopt any plan or arrangement that would be a material Company Plan if in existence on the date hereof, or (y) to modify, change or terminate any material Company Plan, other than with respect to a modification, change or termination required by ERISA or the Code or that does not increase the costs to the Company of the benefits provided under such Company Plan.

(b) Each Company Plan intended to be qualified under Code Section 401(a), and the trust (if any) forming a part thereof, has received (or a request is pending for) a favorable determination letter, opinion letter or advisory letter from the IRS as to its qualification under the Code, complete and correct copies of which have been made available to Gannett. No such determination letter has been revoked and, to the Knowledge of the Company, revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect (except for any amendments provided or made available to Gannett pursuant to Section 3.18(a)), and no act or omission has occurred with respect to the operation of any such Company Plan, in each case, which, either individually or in the aggregate, would reasonably be expected to cause the loss of such qualification.

(c) Except as set forth on Section 3.18(c) of the Company Disclosure Letter, neither the Company, nor any ERISA Affiliate of the Company, has in the past six (6) years maintained, sponsored or been required to contribute to a Pension Plan, or any multiemployer pension plan within the meaning of Section 3(37) of ERISA. In the six (6) years prior to the date hereof, neither the Company nor any ERISA Affiliate of the Company has incurred any material liability to the Pension Benefit Guaranty Corporation (“PBGC”) or multiemployer Pension Plan that is unsatisfied with respect to a Pension Plan (other than PBGC premiums) or the IRS under Title IV of ERISA or Code Section 412 and there is no such material liability, and, to the Knowledge of the Company, no fact or event exists which would reasonably be expected to give rise to any such material liability. There are no material unfunded obligations under any Company Plan to provide welfare benefits after Termination of Employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Code Section 4980B or other applicable Law and insurance conversion privileges under state Law.

(d) (i) Each Company Plan has been administered in accordance with its terms, (ii) the Company, each of its ERISA Affiliates and each Company Plan are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder and all other applicable Laws, (iii) none of the Company, any Company Subsidiary, any other “disqualified person” (within the meaning of Code Section 4975) or any “party in interest” (within the meaning of Code Section 3(14)) has engaged in any non-exempt prohibited transaction (within the meaning of Code Section 4975 or Section 406 of ERISA) with respect to any Company Plans that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (iv) all contributions and premiums required to have been paid by the Company or any of the Company Subsidiaries to any Company Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law have been paid within the time prescribed by any such plan, agreement or applicable Law, in the case of each of (i) through (iv), except to the extent failure to do so, individually or in the aggregate, would not be reasonably likely to result in any liability that is material to the Company and the Company Subsidiaries, taken as a whole.

(e) There are no pending or, to the Knowledge of the Company, threatened claims or Legal Proceedings by or on behalf of any participant or beneficiary in any Company Plan, or otherwise involving any such Company Plan or the assets of any Company Plan, other than routine claims for benefits or claims that, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

(f) There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Company Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4063(a) of ERISA.

(g) Except as described in Section 2.3, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event) or by the Restructuring Agreements would reasonably be expected to, pursuant to any Company Plan or Contract, (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former employee, consultant or director of the Company or any Company Subsidiaries, (ii) materially increase any benefits otherwise payable to any such individual, (iii) result in the acceleration of the time of payment or vesting of any such material benefits or (iv) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G or Code Section 162(m).

(h) Each Company Plan, employment agreement or other arrangement that is a nonqualified deferred compensation arrangement subject to Code Section 409A (each, a “Non-Qualified Deferred Compensation Plan”) complies in all material respects with the requirements thereof and the IRS guidance issued thereunder, in both form and operation. No Non-Qualified Deferred Compensation Plan or payment to be made pursuant to any Non-Qualified Deferred Compensation Plan would reasonably be expected to give rise to any Tax or penalty under Code Section 409A. Each Option granted by the Company has been granted under terms such that the option is exempt from the requirements of Code Section 409A.

(i) Section 3.18(i) of the Company Disclosure Letter sets forth a list of all collective bargaining agreements and other similar Contracts to which the Company or any Company Subsidiary is a party (“Collective Bargaining Agreements”). A complete and correct copy of each Collective Bargaining Agreement has been delivered or made available to Gannett. The Company and each Company Subsidiary has complied fully with each Collective Bargaining Agreement to which it is a party, except for such noncompliance as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) To the Knowledge of the Company, no labor union is, and no employees of the Company or any Company Subsidiary are, currently engaged in union organizational efforts with respect to any employees of the Company or any Company Subsidiary. As of the date hereof, there is no strike, walkout, slowdown, picketing, work stoppage or other similar material labor activity pending or, to the Knowledge of the Company, threatened with respect to any employees of the Company or any Company Subsidiary and there has been no such activity in the last three (3) years. There are no material labor disputes currently subject to any pending grievance procedure or Legal Proceeding and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any employee of the Company or any Company Subsidiary.

(k) Other than as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole, prior to the Effective Time or to Gannett and its Subsidiaries (including the Surviving Corporation), taken as a whole, on or after the Effective Time, (i) none of the Company or any of the Company Subsidiaries has committed any unfair labor practice, and (ii) the Company and each of the Company Subsidiaries are in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, wrongful termination, negligent hiring, worker classification of workers as independent contractors, affirmative action, drug testing, whistleblowing, prohibited discrimination, human rights, equal employment, leaves of absence, reasonable accommodation, pay equity, fair employment practices, meal and rest periods, invasion of privacy, defamation, immigration status, occupational safety and health, workers’ compensation, wages and hours (including overtime wages), compensation and hours of work.

(l) There are (i) no Legal Proceedings, claims, audits, unfair labor practice complaints, administrative matters, labor disputes or grievances pending (or, to the Knowledge of the Company, threatened); and (ii) to the Knowledge of the Company, no investigations pending or threatened before or by any Governmental Authority or arbitral body, in each case with respect to clauses (i) and (ii), relating to any such matters concerning and/or affecting the current or former employees or independent contractors of the Company or of any of the Company Subsidiaries that would be reasonably likely to result in any liability that is material to the Company and the Company Subsidiaries, taken as a whole, prior to the Effective Time or to Gannett and its Subsidiaries (including the Surviving Corporation), taken as a whole, on or after the Effective Time.

(m) Except for the Equity Incentive Plans, there are no Company Plans pursuant to which any equity securities or Derivative Securities may be issued by the Company.

Section 3.19 Insurance.    Except where such breach or default or the failure to be so in force and effect, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (a) all insurance policies of the Company or any Company Subsidiary are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, (b) no coverage under any insurance policy will be adversely affected in any material respect by the Merger, and (c) neither the Company nor any Company Subsidiary is in breach of or default under, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any insurance policy.

Section 3.20 Takeover Laws.    The Company has taken all necessary actions to render inapplicable this Agreement, the Merger and the other transactions contemplated hereby from the provisions of Section 203 of the DGCL, and neither Gannett nor any of its Affiliates is or will be an interested stockholder of the Company or any of its Subsidiaries for purposes of Section 203 of the DGCL or any other Takeover Law. No other Takeover Laws apply to this Agreement, the Restructuring or any of the transactions contemplated hereby or by the Restructuring Agreements.

Section 3.21 MVPD Matters.    Section 3.21 of the Company Disclosure Letter contains, as of the date hereof, (i) a list of each retransmission consent Contract to which the Company or any Company Subsidiary is a party with any MVPD that has more than twenty-five thousand (25,000) subscribers with respect to any Station and (ii) with respect to each Station, a list of the MVPDs that, to the Knowledge of the Company, carry such Station and have more than twenty-five thousand (25,000) subscribers with respect to such Station outside of such Station’s Market. To the Knowledge of the Company, the Company or the applicable Company Subsidiaries have entered into retransmission consent Contracts with respect to each MVPD that has more than twenty-five thousand (25,000) subscribers in any of the Stations’ Markets, and no MVPD is retransmitting the signal of any Station without the authorization of the Company or the applicable Company Subsidiary. Each Station has made timely retransmission consent elections for the 2012-2014 retransmission consent election cycle with respect to each MVPD that has more than twenty-five thousand (25,000) subscribers in such Station’s Market. Since December 31, 2011 and until the date hereof, (A) no such MVPD has provided written notice to the Company or any Company Subsidiary of any material signal quality issue or has failed to respond to a request for carriage or sought any form of relief from carriage of a Station from the FCC; (B) neither the Company nor any Company Subsidiary has received any written notice from any such MVPD of such MVPD’s intention to delete a Station from carriage or to change such Station’s channel position; and (C) to the Company’s Knowledge, no MVPD that had previously carried the signal of a Station ceased to carry the signal of such Station for a period of more than 24 hours for any reason, including upon expiration of retransmission consent with respect to such Station.

Section 3.22 Certain Business Practices.    Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any Representative of the Company or any Company Subsidiary (acting in such capacity), has, directly or indirectly, (a) offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any government official or employee, to any employee of any organization owned or controlled in part or in full by any Governmental Authority, or to any political party or candidate, to influence the official or employee to act or refrain from acting in relation to the performance of official duties, with the purpose of obtaining or retaining business or any other improper business advantage or

(b) taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery Law applicable to the Company or any Company Subsidiary (whether by virtue of jurisdiction or organization or conduct of business).

Section 3.23 Opinion of the Company’s Financial Advisor.    The Company Board has received an opinion in writing or to be confirmed in writing, from RBC Capital Markets, LLC, dated on or proximate to the date of this Agreement, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Common Shares collectively as a group is fair to such holders from a financial point of view, and shall provide a copy thereof, solely for informational purposes, to Gannett promptly after the delivery thereof.

Section 3.24 Finder’s Fees.    No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement or by the Restructuring Agreements based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GANNETT AND MERGER SUB

Except as otherwise disclosed (i) in the Gannett Disclosure Letter (it being understood that the disclosure of an item in one (1) Section of the Gannett Disclosure Letter shall be deemed to modify and limit both (A) the representations and warranties contained in the Section to which it corresponds in number, and (B) any other representation and warranty of Gannett in this Agreement to the extent it is apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty), (ii) in Gannett’s periodic reports filed with the SEC since December 31, 2012, in each case prior to the date hereof, Gannett and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Good Standing and Qualification.    Each of Gannett and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Gannett Material Adverse Effect.

Section 4.2 Authorization.    Each of Gannett and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Gannett and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of Gannett and Merger Sub, as applicable, and no other corporate proceedings on the part of Gannett or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Gannett and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Gannett and Merger Sub, enforceable against each of Gannett and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights, or by general equity principles.

Section 4.3 Government Consents.    The execution and delivery by Gannett and Merger Sub of this Agreement do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Authority except for (i) requirements under the HSR Act, (ii) the applicable requirements of the Exchange Act, (iii) the FCC Consent and such other waivers or approvals of the FCC as may be required under the Communications Act and FCC Rules, (iv) the applicable notice requirements of the NYSE, (v) the filing and recordation of the Certificate of

Merger pursuant to the DGCL, and (vi) any consent, approval, authorization, Permit, filing or notification, the failure of which to make or obtain, individually or in the aggregate, has not had and would not reasonably be expected to have a Gannett Material Adverse Effect.

Section 4.4 Noncontravention.    The execution and delivery by Gannett and Merger Sub of this Agreement do not, and the performance of their respective obligations hereunder will not, (i) violate any provision of the Organizational Documents of Gannett or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any material contract (as such term is used in Item 601 of SEC Regulation S-K) to which Gannett or Merger Sub is a party or by which it or any of its assets or properties may be bound, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any property or asset of Gannett or Merger Sub, or (iv) assuming all consents, approvals, authorizations and Permits contemplated in Section 4.3 have been obtained, and all filings, notifications or registrations in such provision have been made, violate or conflict with any Law to which Gannett or Merger Sub is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which have not had and would not reasonably be expected to have, individually or in the aggregate, a Gannett Material Adverse Effect.

Section 4.5 Information in Proxy Statement.    None of the information furnished in writing by or on behalf of Gannett or Merger Sub expressly for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Legal Proceedings.    As of the date hereof, there (a) is no Legal Proceeding pending or, to the Knowledge of Gannett, threatened against Gannett or any of its Affiliates, the outcome of which, individually or in the aggregate, could reasonably be expected to have a Gannett Material Adverse Effect, and (b) is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Gannett or any of its Affiliates which, individually or in the aggregate, has had or could reasonably be expected to have a Gannett Material Adverse Effect.

Section 4.7 Availability of Funds.    Gannett has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Gannett has (or has access to), and will cause Merger Sub to have (or have access to), and at or prior to the Effective Time will have sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Gannett and Merger Sub contemplated by this Agreement.

Section 4.8 FCC Qualification.

(a) Gannett is legally, financially and otherwise qualified to be the licensee of, and to acquire, own, operate and control, the Retained Stations under the Communications Laws, including the provisions relating to media ownership and attribution, foreign ownership and control and character qualifications. To the Knowledge of Gannett, there are no facts or circumstances that would, under the Communications Laws or any other applicable Law, disqualify Gannett as the transferee of control of any of the Retained Station Licenses or as the owner and operator of the Retained Stations. Assuming consummation of the Restructuring at the Effective Time, except as set forth in the Gannett Disclosure Letter (x) no waiver of or exemption, whether temporary or permanent, from any provision of the Communications Laws, or (y) any divestiture or other disposition by Gannett or any of its Affiliates of any asset or property, is necessary for the FCC Consent to be obtained, in the case of each of (x) and (y) under the Communications Laws in effect as of the date hereof. To the Knowledge of Gannett, except as set forth in the Gannett Disclosure Letter, there are no facts or circumstances related to the FCC qualifications of Gannett or any of its Affiliates which might reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Gannett, (ii) materially delay the obtaining of the FCC Consent, or (iii) cause the FCC to impose any material condition on its granting of the FCC Consent.

(b) Each Restructuring Assignee is legally, financially and otherwise qualified to be the licensee of, and to acquire, own, operate and control, the applicable Assigned Stations under the Communications Laws, including the provisions relating to media ownership and attribution, foreign ownership and control, and character qualifications. To the Knowledge of Gannett, there are no facts or circumstances that would, under the Communications Laws or any other applicable Law, disqualify the Restructuring Assignees as the assignees of the applicable Assigned Station Licenses or as the owner and operator of the Assigned Stations. Except as set forth in the Gannett Disclosure Letter (x) no waiver of or exemption from, whether temporary or permanent, any provision of the Communications Laws, or (y) any divestiture or other disposition by the Restructuring Assignees or any of their respective Affiliates of any asset or property, is necessary for the FCC Consent to be obtained with respect to the Restructuring Applications, in the case of each of (x) and (y) under the Communications Laws in effect as of the date hereof. To the Knowledge of Gannett, there are no facts or circumstances related to the FCC qualifications of the Restructuring Assignees or of any of their respective Affiliates, which might reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent with respect to the Restructuring or otherwise disqualify any Restructuring Assignee, or (ii) solely with respect to the FCC Consent relating to the transactions contemplated by the Restructuring Agreement to which such Restructuring Assignee is a party, (A) materially delay the obtaining of such FCC Consent, or (B) cause the FCC to impose any material condition on its granting of such FCC Consent.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Business by the Company Pending the Merger.

(a) From the date hereof until the Effective Time or earlier termination of this Agreement in accordance with its terms, or except as listed on Section 5.1 of the Company Disclosure Letter, otherwise expressly permitted or contemplated by this Agreement or required by applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, (i) use commercially reasonable efforts to conduct its business in the Ordinary Course of Business (including operating, in all material respects, in compliance with the Communications Laws) and (ii) use commercially reasonable efforts to (A) preserve substantially intact its business organization, (B) preserve its current beneficial relationships with any Persons (including, but not limited to, suppliers, partners, contractors, distributors, customers, advertisers, licensors and licensees) with which it has material business relations, (C) retain the services of its officers and key employees, (D) comply in all material respects with all applicable Laws and the requirements of all Material Contracts and material Company Plans, and (E) keep in full force and effect all material insurance policies maintained by the Company and the Company Subsidiaries or other insurance policies substantially similar thereto.

(b) In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time or earlier termination of this Agreement in accordance with its terms, or except as listed on Section 5.1 of the Company Disclosure Letter, otherwise expressly permitted or contemplated by this Agreement or required by applicable Law, neither the Company nor any Company Subsidiary shall, without Gannett’s prior written consent:

(i) amend or adopt or propose any change in its Organizational Documents;

(ii) declare, set aside or pay any stockholder dividend or other distribution, except for (A) any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary, (B) the declaration and payment of regular quarterly cash dividends in an amount no greater than $0.08 per Common Share per quarter, with the timing of such regular quarterly dividends to be in accordance with the Company’s practice for the four (4) most recent fiscal quarters prior to the date hereof, and (C) the accrual and payment of regular quarterly dividend equivalents in respect of RSUs in the Ordinary Course of Business in an amount no greater than $0.08 per Common Share per quarter, with the timing of such regular quarterly dividend equivalents to be in accordance with the Company’s practice for the four (4) most recent fiscal quarters prior to the date hereof;

(iii) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial equity or voting interest in any Person, except that a Company Subsidiary may merge or consolidate with another Company Subsidiary, or (B) any assets that would be material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except, with respect to clause (B), in the Ordinary Course of Business;

(iv) sell, lease, license, subject to a Lien (other than a Permitted Lien) or otherwise surrender, relinquish or dispose of any material assets or property of the Company or any Company Subsidiary, other than (A) in the Ordinary Course of Business (including licenses of Intellectual Property), or (B) pursuant to existing written contracts or commitments;

(v) (A) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any Derivative Securities) or enter into any amendment of any material term of any of its outstanding securities (other than issuances of Common Shares (x) in respect of Options outstanding on the date hereof and (y) in respect of RSUs outstanding on the date hereof), (B) accelerate the vesting of any Options or RSUs (other than pursuant to this Agreement or as required pursuant to preexisting contractual commitments), (C) split, combine or reclassify any shares, stock or other equity interests of the Company or any Company Subsidiary or (D) purchase or redeem any shares of capital stock of the Company or any Company Subsidiary or any other equity interests or any Derivative Securities in respect thereof, other than (x) as otherwise contractually required pursuant to a written Contract in effect prior to the execution of this Agreement, (y) any such purchases or redemptions by a wholly-owned Company Subsidiary with respect to such Company Subsidiary’s own capital stock or other equity interests or (z) in connection with the exercise of Options or the vesting of RSUs (including in connection with any required withholding Taxes related to such exercise or vesting) outstanding as of the date of this Agreement;

(vi) incur, guarantee or assume any Indebtedness (including the issuance, sale or guarantee of any debt securities) or make any loans, advances or capital contributions to, or investments in, any Person or modify any of the foregoing, other than (A) in the Ordinary Course of Business or (B) any Indebtedness, loan, advance, capital contribution or investment between the Company and any wholly-owned Company Subsidiary or among wholly-owned Company Subsidiaries not involving any third party;

(vii) grant (A) any increase in the base salary of their respective employees, (B) any bonus or incentive compensation to any of their respective employees, or (C) any other compensation or change of control arrangement with any of their respective employees, in each case, other than pursuant to the currently existing terms of any written Contracts, pursuant to mandatory provisions of currently existing Company Plans or, with respect to employees other than executive officers (as such term is defined in Rule 3b-7 under the Exchange Act) of Belo, in the Ordinary Course of Business;

(viii) establish or enter into any new arrangement constituting a Company Plan or materially amend or modify any existing Company Plan (other than, in each case, with respect to agreements for new hires in the Ordinary Course of Business or as may be required by applicable Law),

(ix) other than in the Ordinary Course of Business, hire any employee or terminate the employment of any executive officer of the Company (other than any termination as a result of cause);

(x) enter into any new, or materially modify the terms of any existing, Collective Bargaining Agreement (other than the renewal of any Collective Bargaining Agreement in the Ordinary Course of Business or any modifications that would not reasonably be expected to result in material liability, obligation of or restriction on the Company or any of the Company Subsidiaries (prior to the Effective Time) or Gannett or any of its Subsidiaries (including the Surviving Corporation on or after the Effective Time));

(xi) change any method of accounting or accounting principles or practices followed by the Company or any Company Subsidiary, except for any such change required by a change in GAAP or applicable Law;

(xii) pay, discharge, settle or satisfy any Legal Proceeding, claim or obligation to a qualified defined benefit pension plan in connection with a settlement with a Governmental Authority which payment, discharge, settlement or satisfaction could reasonably be expected to limit or restrict the operation of the business of the Company or any Company Subsidiary in any material respect, or could require the payment by the Company or any Company Subsidiary of an amount in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, after taking into account any insurance payments available therefor; provided, that the Company may settle or compromise any litigation in connection with this Agreement or the transactions contemplated hereby without Gannett’s prior written consent to the extent that all such settlements, collectively, do not require the payment by the Company and the Company Subsidiaries of an amount in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate;

(xiii) terminate or cancel any insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage, other than in the Ordinary Course of Business;

(xiv) make or authorize any new capital expenditures other than those set forth in the budget provided to Gannett prior to the date hereof and capital expenditures in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate;

(xv) (A) fail to use all commercially reasonable efforts to maintain in full force and effect in accordance with their respective terms and conditions, any of the Station Licenses, or to not take or fail to take any action that could reasonably be expected to cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation or adverse modification of any of the Station Licenses in any material respect, or (B) enter into any FCC consent decree with respect to any Station or any of the Station Licenses if such FCC consent decree may survive the Closing Date or if such FCC consent decree involves the payment by the Company and/or any Company Subsidiaries of more than One Hundred Thousand Dollars ($100,000);

(xvi) make or change any material Tax election, adopt or change any material period in respect of Taxes, adopt or change any material method of Tax accounting, file any material amended Tax Return or settle, compromise or surrender any material Tax liability, claim or refund, enter into any closing Contract relating to material Taxes, file any material Tax Return that is inconsistent with past practice, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (except extensions of time to file Tax Returns obtained in the Ordinary Course of Business), in each case except in the Ordinary Course of Business;

(xvii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xviii) write down any of its material consolidated assets, except pursuant to applicable Law or GAAP; or

(xix) agree or commit to do any of the foregoing.

(c) In addition to and without limitation of the foregoing, from the date hereof until the Effective Time or earlier termination of this Agreement in accordance with its terms, or except as listed on Section 5.1 of the Company Disclosure Letter, otherwise expressly permitted or contemplated by this Agreement or required by applicable Law, neither the Company nor any Company Subsidiary shall (i) enter into any new Contract or Company Plan that (x) would have been a “Material Contract” if it had been entered into prior to the date of this Agreement, (y) would be binding on Gannett or any of its Affiliates after the Effective Time and (z) involves the payment or potential payment by or to the Company or any Company Subsidiary of more than $1,000,000 per annum or $2,500,000 in the aggregate (other than payments to the Company or any Company Subsidiary for advertising), or (ii) materially amend, supplement, extend, renew, restate or otherwise change any Contract or Material Contract that involves the payment or potential payment by or to the Company or any Company Subsidiary of more than $1,000,000 per annum or $5,000,000 in the aggregate (other than payments to the Company or any Company Subsidiary for advertising), if such Contract or Material Contract (as amended, supplemented, extended, renewed, restated or otherwise changed) would be binding on Gannett or any of its Affiliates after the Effective Time.

Section 5.2 Conduct of Business by Gannett and Merger Sub Pending the Merger.    Gannett and Merger Sub each agrees that, from the date of this Agreement until the Effective Time, except as contemplated by this Agreement, it shall use its reasonable best efforts to not take and cause to not be taken any action that (a) could reasonably be expected to materially delay or impair the consummation of the Transaction, or propose, announce an intention, enter into any Contract or otherwise make a commitment to take any such action, or (b) would reasonably be expected to cause any of its representations or warranties contained herein to become inaccurate in any material respect or any of the covenants of by which it is bound to be breached in any material respect.

Section 5.3 No Control over Company’s Business.    Nothing contained in this Agreement is intended to give Gannett or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

ARTICLE VI

CERTAIN COVENANTS OF THE PARTIES

Section 6.1 Access and Information.    Upon reasonable prior notice and subject to applicable Law, from the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall, and shall cause the Company Subsidiaries and the Representatives of the Company and the Company Subsidiaries to, afford to Gannett and its Representatives reasonable access during normal business hours and without undue disruption of normal business activity, during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its books, records, properties, premises and personnel and all other financial, operating and other data and information regarding the Company or any of the Company Subsidiaries as Gannett may reasonably request. Notwithstanding the foregoing, the Company and the Company Subsidiaries shall not be obligated to provide access to any information that, in the reasonable judgment of the Company, (a) would result in the loss of attorney-client privilege with respect to such information (provided, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that would not reasonably be expected to jeopardize the attorney-client privilege), (b) would result in a breach of any Contract to which the Company or any of the Company Subsidiaries is a party (except for Contracts that must be disclosed for the Company to comply with its obligations hereunder), or (c) the disclosure of which, after the Company’s consultation with counsel, would violate any applicable Law; provided, that the Company shall provide access to such information to the maximum extent that disclosure would not result in the events described in clauses (a) through (c), and, upon Gannett’s written request, the Company shall use reasonable efforts to obtain a waiver in respect of information subject to clause (b). All information provided pursuant to this Section 6.1 shall be subject to the terms of the letter agreement between Gannett and the Company, dated November 28, 2012 (the “Nondisclosure Agreement”), to the extent such information constitutes “Company Evaluation Materials” as defined therein; provided, this Agreement shall amend the Nondisclosure Agreement to (i) permit use and disclosure of Company Evaluation Materials in connection with the parties’ obligations under Section 6.5 and in connection with any Legal Proceeding in respect of this Agreement, the Restructuring Agreements or the transactions contemplated hereby or thereby, (ii) permit disclosure of Company Evaluation Materials in compliance with Section 6.6, (iii) delete clauses (i) and (ii) of the first paragraph of page 3 and the carry-over paragraph at the top of page 3 of the Nondisclosure Agreement, and (iv) provide that the obligations of Gannett thereunder terminate as of the Effective Time. No investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein, rights of the respective parties hereunder or the conditions to the obligations of the respective parties to consummate the Merger and the other transactions contemplated by this Agreement. Gannett shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Gannett or its Representatives intend to conduct or review, as applicable.

Section 6.2 Proxy Statement.

(a) Promptly following the date hereof, the Company shall, with the assistance of Gannett, prepare, and the Company shall file with the SEC, a proxy statement relating to the approval by the stockholders of the Company of this Agreement and all other transactions contemplated hereby that, under applicable Law or NYSE rules, require stockholder approval (as amended or supplemented from time to time, the “Proxy Statement”). Gannett and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Proxy Statement. Gannett and the Company shall each use their reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will file a definitive Proxy Statement and cause the Proxy Statement to be delivered to the stockholders of the Company as permitted by the Exchange Act as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. The Company will cause the Proxy Statement to include the opinion of the Company’s financial advisor referred to in Section 3.23.

(b) Each of Gannett and the Company shall as promptly as reasonably practicable notify the other of (i) the receipt of any comments from the SEC and all other written correspondences and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto. All filings by the Company with the SEC and deliveries by the Company to the stockholders of the Company, in each case in connection with the transactions contemplated hereby (including the Proxy Statement and any amendment or supplement thereto and the Form 8-K announcing the entry into this Agreement), shall be subject to the reasonable prior review and comment of Gannett.

(c) If at any time prior to the Effective Time any information relating to the Company, Gannett or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Gannett or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, delivered to the stockholders of the Company.

Section 6.3 Stockholders’ Meeting.    The Company shall, in accordance with its Organizational Documents and applicable Law, promptly and duly call and give notice as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, and shall convene and hold as promptly as practicable thereafter, a meeting of the stockholders of the Company (the “Stockholders’ Meeting”) for the sole purpose of seeking the Stockholder Approval and the approval by the stockholders of the Company of all other transactions contemplated hereby that, under applicable Law or NYSE rules, require stockholder approval. Except as otherwise provided in Section 6.4(d), the Company shall recommend approval of this Agreement and include in the Proxy Statement such recommendation from the Company Board and, unless an Adverse Recommendation Change occurs, shall take all lawful action to solicit and obtain the approval of the stockholders of each matter to be voted on at the Stockholders’ Meeting. Further, if the Company is unable to obtain a quorum of its stockholders at the Stockholders’ Meeting, the Company may adjourn the Stockholders’ Meeting if necessary in order to obtain a quorum of its stockholders.

Section 6.4 Acquisition Proposals.

(a) The Company shall, and shall cause the Company Subsidiaries and the Company’s and the Company Subsidiaries’ respective Representatives to, immediately cease and terminate any discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, and use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, the Company Subsidiaries or their respective Representatives. The Company shall not, nor shall it authorize or knowingly permit any Company Subsidiary or any of its or their respective Representatives to, directly or indirectly, except as expressly provided in this Section 6.4, (i) solicit, initiate, induce, encourage or knowingly facilitate (including by way of furnishing information) the making of any Acquisition Proposal or any inquiry, proposal, request for information or offer that would reasonably be expected to lead to an Acquisition Proposal (an “Acquisition Inquiry”), (ii) other than with Gannett, Merger Sub or their respective Representatives, enter into, continue, have or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Acquisition Proposal or any Acquisition Inquiry, (iii) approve, accept, endorse or recommend any Acquisition Proposal or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or Acquisition Inquiry, or (iv) enter into any Contract with respect to any of the actions described in clauses (i) through (iii) of this Section 6.4(a).

(b) Notwithstanding the foregoing or any other provision of this Agreement or any Related Agreement to the contrary, if at any time after the date hereof and prior to the receipt of the Stockholder Approval, (i) the Company or any Company Subsidiary receives a bona fide, written Acquisition Proposal (other than as a result of a breach of this Section 6.4) and (ii) the Company Board has in good faith determined, (A) after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal and such Acquisition Proposal has not been withdrawn, and (B) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, then the Company may (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an executed confidentiality agreement with such Person with confidentiality provisions no less favorable in the aggregate to the Company than those contained in the Nondisclosure Agreement then in effect, provided, that a copy of all such information not previously provided to Gannett (or its Representatives) shall be provided to Gannett prior to or contemporaneously with providing such Person with such information, and (y) engage in discussions and negotiations with respect to such Acquisition Proposal with the Person making such Acquisition Proposal and its Representatives.

(c) The Company shall provide Gannett orally and in writing as promptly as reasonably practicable (and no later than twenty-four (24) hours after receipt and at least twenty-four (24) hours prior to furnishing information permitted under Section 6.4(b) to any Person making an Acquisition Proposal) of any Acquisition Proposal or Acquisition Inquiry, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) or Acquisition Inquiry and the identity of the Person making any such Acquisition Proposal or Acquisition Inquiry and, if in writing, shall provide Gannett with a copy of such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Gannett reasonably informed of the status (including any changes to the material terms and conditions thereof) of any such Acquisition Proposal or Acquisition Inquiry. The Company agrees that neither it nor any Company Subsidiary will enter any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Gannett.

(d) The Company Board shall not, directly or indirectly, (i) (A) withdraw (or amend or modify in a manner adverse to Gannett) or publicly propose to withdraw (or amend or modify in a manner adverse to Gannett), the approval, adoption, recommendation or declaration of advisability of this Agreement or the Merger and the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) (it being understood that any such disclosure other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, shall constitute an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the recommendation of the Merger by the Company Board in such disclosure) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract (other than a confidentiality agreement referred to in Section 6.4(b)) (A) constituting or that could reasonably be expected to lead to any Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, that, in the case of this clause (ii), the Company shall not be prohibited from entering into any such Contract or document if, subject to compliance with the other provisions of this Section 6.4, it concurrently terminates this Agreement pursuant to Section 8.1(d)(ii) and pays Gannett the Termination Fee. Notwithstanding anything to the contrary contained herein, but subject to the Company’s compliance with the other provisions of this Section 6.4, at any time prior to obtaining the Stockholder Approval, the Company Board may make an Adverse Recommendation Change related to an Acquisition Proposal or take an action described in clause (ii) of this Section 6.4 if (A) the Company Board has in good faith determined that, (x) after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is and continues to be a Superior Proposal and such Acquisition Proposal has not been withdrawn, and (y) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, (B) the Company Board shall have first provided prior written notice to Gannett that it is prepared to make an Adverse Recommendation Change or accept a Superior Proposal (a “Superior Proposal Notice”), which Superior Proposal Notice shall contain a description of the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be an Adverse Recommendation Change) and, if in writing, include a copy of such Proposal, and (C) Gannett does not make, within five (5) Business Days after receipt of the Superior Proposal Notice, a written proposal setting forth revised terms and conditions of this Agreement that would, in the good faith judgment of the Company Board, after consultation with its outside legal counsel and its financial advisors, cause the offer previously constituting a Superior Proposal no longer to constitute a Superior Proposal (a “Superior Proposal Counternotice”). If Gannett has in good faith delivered a Superior Proposal Counternotice to the Company during the five (5) Business Day period after receipt of the Superior Proposal Notice, then the Company shall negotiate in good faith with Gannett for the three (3) Business Day period following the Company’s receipt of the Superior Proposal Counternotice regarding any such revisions to the terms and conditions of this Agreement set forth in such Superior Proposal Counternotice. Any material changes to the financial terms or any material change to other material terms of such Superior Proposal occurring prior to the making of an Adverse Recommendation Change pursuant to this Section 6.4(d) by the Company Board or the Company terminating this Agreement pursuant to Section 8.1(d) shall require the Company to deliver to Gannett a new Superior Proposal Notice, give Gannett a new five (5) Business Day period following receipt of such Superior Proposal Notice for Gannett to deliver a Superior Proposal Counternotice, and give the parties a new three (3) Business Day negotiating window if Gannett delivers the Company a Superior Proposal Counternotice during such period.

(e) The Company agrees not to release any Person from, or to amend or waive any provision of, any confidentiality, standstill or similar Contract to which the Company is or becomes a party in connection with an Acquisition Proposal or Acquisition Inquiry, unless the Company Board has in good faith determined, (i) after consultation with its outside counsel and financial advisors, that the offer or proposal to which such Contract relates is, or is reasonably likely to lead to, a Superior Proposal, and (ii) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law.

(f) The Company shall ensure that its Representatives and the Representatives of the Company Subsidiaries are aware of the provisions of this Section 6.4, and the Company acknowledges and agrees that any action taken by or at the direction of any Company director or officer that, if taken by the Company, would constitute a breach of this Section 6.4, will be deemed to constitute a breach of this Section 6.4 by the Company.

Section 6.5 Further Action; Regulatory Approvals.

(a) Subject to the terms and conditions herein provided, the Company, Gannett and Merger Sub shall, and shall cause their respective controlled Affiliates to, use reasonable best efforts to:

(i) obtain as promptly as practicable any necessary permits, consents, approvals, waivers and authorizations of, actions or nonactions by, and make as promptly as practicable all necessary filings and submissions with, any Governmental Authority or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement and, as applicable, the Restructuring Agreements;

(ii) (A) avoid a Legal Proceeding, petition to deny, objection or investigation, whether judicial or administrative and whether brought by a Governmental Authority or other Person, and (B) avoid the entry of, or to effect the dissolution of, any injunction, stay, temporary restraining order or other order in any such Legal Proceeding, petition to deny, objection or investigation, in the case of clauses (A) and (B), challenging this Agreement or any Restructuring Agreement or the transactions contemplated hereby or thereby or that would or would be reasonably likely to otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transaction and the other transactions contemplated by this Agreement and the Restructuring Agreements;

(iii) cooperate at Gannett’s cost (A) to facilitate mailing of a notice of redemption under the Supplemental Indenture within three (3) Business Days after the Effective Time for the redemption of all of the Company’s outstanding 8% Senior Notes due November 15, 2016, including, but not limited to, providing such notices, officer’s certificates, resolutions of the Company Board, opinions of counsel and other documents, and taking such other actions, as may be reasonably requested by Gannett in connection with such redemption, (B) to facilitate termination of the Company’s revolving credit facility, including by providing the administrative agent thereunder with notice of termination no later than five (5) Business Days before the Closing, to be effective no later than three (3) Business Days after the Effective Time, and (C) to facilitate the assumption by Gannett of, or the substitution of Gannett for the Company under, the Company’s outstanding 7 3/4% Senior Debentures due June 1, 2027 and 7 1/4% Senior Debentures due September 15, 2027 (collectively, the “Debentures”) pursuant to the terms of the Indenture, effective as of or after the Effective Time, as reasonably requested by Gannett, including (x) providing such notices, officer’s certificates, resolutions of the Company Board, opinions of counsel and other documents and taking such other actions, using its commercially reasonable efforts to cause Gannett to be substituted for Belo as successor corporation under Section 9.1 of the Indenture, and (y) using its commercially reasonable efforts to solicit the consent of the holders of each series of Debentures to the substitution of Gannett as the successor corporation to the Company pursuant to Section 9.2 of the Indenture, in each case as may be reasonably requested by Gannett in connection with such assumption or substitution, as applicable;

(iv) upon the request of Gannett and at its expense, the Company shall reasonably cooperate with and assist Gannett and Gannett’s independent public accountants in the compilation and preparation of all financial statements and financial statement schedules of the Company and its Subsidiaries (prepared in accordance with GAAP) and reports and consents of the Company’s independent accountants as may be necessary for Gannett to comply with SEC or other reporting and disclosure requirements. If requested by Gannett, the Company shall deliver to Gannett or its or the Company’s independent public accountants all engagement letters and management representation letters as may be reasonably requested by Gannett or such accountants, which shall cover such periods as Gannett may reasonably request. In connection with the foregoing, the Company shall use its reasonable best efforts to cause its independent public accountants to cooperate with and assist Gannett and its independent public accountants in the preparation of the financial statements contemplated by this Section 6.5 (a)(iv), including such cold comfort letters from the Company’s independent public accountants as may be reasonably requested in connection with any reports, registration statements, consent or information statements, offering circulars, placement memoranda or other disclosure documents;

(v) cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, Permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Authorities or third parties in connection with the execution and delivery of this Agreement and related agreements, including the Restructuring Agreements, and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, Permits, notices or authorizations;

(vi) cause the conditions to the Merger set forth in Article VII to be satisfied as promptly as reasonably practicable; and

(vii) take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby and by the Restructuring Agreements as soon as practicable.

In connection with the foregoing, and to the extent permitted by applicable Law, the Company, on the one hand, will provide Gannett, and Gannett, on the other hand, will provide the Company, with copies of any material correspondence, filing or communication (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives and any third party with respect to the obligations set forth in this Section 6.5. Prior to submitting or making any such correspondence, filing or communication to any Governmental Authority or members of their respective staffs, to the extent permitted by applicable Law, the parties shall first provide the other party with a copy of such correspondence, filing or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Authorities, and shall consider and take account of all reasonable comments timely made by the other party with respect thereto. To the extent permitted by applicable Law, each of the parties shall ensure that the other party is given the opportunity to attend any meetings with or other appearances before any Governmental Authority with respect to the transactions contemplated by this Agreement.

(b) For purposes of this Section 6.5, “reasonable best efforts” shall include (i) diligently prosecuting the FCC Applications, (ii) vigorously defending, contesting and objecting to any claims, Legal Proceedings, petitions to deny, objections or other proceedings, whether judicial or administrative, by or before any Governmental Authority or arbitral body challenging the Transaction, including this Agreement, the Restructuring Agreements or the transactions contemplated hereby or thereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transaction and the other transactions contemplated by this Agreement and the Restructuring Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority or arbitral body vacated or reversed, and (iii) executing settlements, undertakings, consent decrees, stipulations or other Contracts; provided, however, that, notwithstanding any provision of this Agreement to the contrary, other than with respect to Auxiliary Measures, Gannett shall not be required to (A) waive any substantial rights or accept any substantial limitation on its operations, in each case, in respect of any Material Assets, or to dispose of any Material Assets; or (B) dispose of any assets, or otherwise take or agree to take any action or agree or consent to any limitations or restrictions on freedom of action with respect to, or its ability to retain, or make changes in, any such businesses, assets, licenses, services or operations of Gannett, Merger Sub, the Company or the Surviving Corporation (or any of their respective Affiliates) that, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect or Gannett Material Adverse Effect, as applicable.

(c) Without limiting the generality of Section 6.5(a) and Section 6.5(b) above:

(i) Within five (5) Business Days of the date of this Agreement, the Company, Gannett and Merger Sub, as applicable, shall file, and the Company shall cause the applicable Company Subsidiaries to file, applications with the FCC requesting the grant of its consent (A) with respect to the transfer of control of the Company and the Company Subsidiaries to Gannett as contemplated by the Merger (the “Merger Applications”), and (B) with respect to the assignment of the Assigned Stations and the Assigned Station Licenses to the Restructuring Assignees, as contemplated by the Restructuring Agreements (the “Restructuring Applications” and, together with the Merger Applications, individually and collectively, the “FCC Applications”). The Company, Gannett and Merger Sub shall, and the Company shall cause the Company Subsidiaries to, use reasonable best efforts to obtain the FCC Consent as promptly as practicable. Gannett and the Company shall bear the cost of FCC filing fees relating to the Merger Applications equally. Except as otherwise contemplated by the proviso of Section 6.5(b), no party hereto shall take (or permit its controlled Affiliates to take) any action that would, or omit to take (or permit its controlled Affiliates to omit to take) any action the failure of which to take would have, or would reasonably be expected to have, the effect of materially delaying the grant of the FCC Consent. The Company and Gannett, as applicable, shall, and the Company shall cause the applicable Company Subsidiaries to, each oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to such Person in respect of the Transaction. As may reasonably be necessary or advisable to facilitate the grant of the FCC Consent with respect to the Restructuring Applications, the Company shall, and the Company shall cause each applicable Company Subsidiary to, promptly enter into customary assignment or other arrangements, as may be requested by the FCC to resolve any complaints with the FCC relating to any FCC License with respect to any Station.

(ii) Within five (5) Business Days of the date of this Agreement, the Company, Gannett and Merger Sub shall make any required filings with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”)pursuant to the HSR Act, with respect to the transactions contemplated hereby, including a request for early termination of the waiting period thereunder, and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Any filing fees payable under the HSR Act relating to the transactions contemplated hereby shall be borne equally by Gannett and the Company.

(d) In connection with the expiration of the Station Licenses as set forth in Section 3.10 of the Company Disclosure Letter, if, at any point prior to the Effective Date, an application for the renewal of any Station License (a “Renewal Application”) must be filed pursuant to the Communications Laws, the Company shall, and the Company shall cause the applicable Company Subsidiaries to, timely execute, file and prosecute with the FCC such Renewal Application in accordance with this Section 6.5(d). In order to avoid disruption or delay in the processing of the FCC Applications, Gannett shall, and shall cause its Affiliates to, agree (i) as part of the FCC Applications, to request that the FCC apply its policy of permitting the transfer of control or assignment of FCC Licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of any application for the renewal of any FCC License, and (ii) to make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application. In addition, Gannett and Merger Sub acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any Renewal Application with respect to any Station and thereby to facilitate the grant of the FCC Consent with respect to such Station, the Company (or any applicable Company Subsidiary) shall enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Station in connection with (i) any pending complaints that such Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Station with respect to which the FCC may permit the Company (or any applicable Company Subsidiary) to enter into a tolling agreement. The Company and Gannett shall consult in good faith with each other prior to the Company (or any applicable Company Subsidiary) entering into any such tolling agreement under this Section 6.5(d).

(e) If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 8.1, Gannett and the Company shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the right of either party to exercise its rights under Section 8.1.

Section 6.6 Public Announcements; Public Disclosures.    Each press release or other public statement by the Company or Gannett with respect to this Agreement or the transactions contemplated hereby shall, prior to the issuance or release thereof, be approved in writing by Gannett and the Company (which approval shall not be unreasonably delayed, conditioned or withheld). Notwithstanding the foregoing, (i) any press release or public statement as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE may be made by the Company or Gannett, after consultation with counsel and no earlier than the final date that such press release or public statement may be made pursuant to such Law, listing agreement or rule of the NYSE, so long as the Company or Gannett, respectively, uses its commercially reasonable efforts to allow Gannett or the Company reasonable time to comment on such release or announcement in advance of such issuance and accepts any reasonable changes or comments reasonably made by Gannett or the Company, and (ii) the Company shall be permitted to make such statements and announcements to its employees in furtherance of the Merger that would not be required to be filed with or furnished to the SEC as the Company shall deem to be reasonably necessary. Notwithstanding the foregoing, (A) nothing in this Section 6.6 shall limit the Company’s or the Company Board’s rights under Section 6.4, (B) no such press release or public statement shall be subject to Gannett’s prior written approval if the Company Board has effected any Adverse Recommendation Change in compliance with Section 6.4, and (C) no “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act made in compliance with Section 6.4(d) shall require Gannett’s prior written approval.

Section 6.7 Employee Benefits Matters.

(a) Effective as of the Effective Time and, except as otherwise provided in clause (iv) below, for a period of one year thereafter, Gannett shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or the Company Subsidiaries who continues to be employed by the Company or the Surviving Corporation or any of their respective Subsidiaries (other than such employees covered by a Collective Bargaining Agreement or employees participating in the Belo Change in Control Severance Plan (“CIC Plan Participant”)) (each, an “Affected Employee”), (i) a base salary or regular hourly wage, whichever is applicable, that is no less favorable than the base salary or regular hourly wage provided to such Affected Employee by the Company immediately prior to the Effective Time; provided that Gannett shall have the right to reduce the base salary or regular hourly wages of an Affected Employee consistent with such reductions that are made to similarly situated employees of the Broadcasting Segment of Gannett, (ii) commission opportunities that are no less favorable than the commission opportunities provided to such Affected Employee by the Company immediately prior to the Effective Time; provided that commissions will only be paid to extent of satisfaction of the specified performance goals, (iii) benefits under qualified defined contribution retirement plans that are no less favorable than those provided to such Affected Employee by the Company immediately prior to the Effective Time, and (iv) welfare benefits that (A) for the remaining portion of the 2013 calendar year, are no less favorable than the welfare benefits provided to such Affected Employee by the Company immediately prior to the Effective Time, and (B) for the 2014 calendar year are, in the aggregate, substantially similar to the welfare benefits provided to such Affected Employee by the Company in the 2013 calendar year, modified as necessary so that the increase to the aggregate budgeted welfare benefits costs to the Company of all such plans for the 2014 calendar year does not exceed 5% of the aggregate budgeted welfare benefits costs to the Company of all such plans for the 2013 calendar year (assuming no significant change in the number of participants in such plans from 2013 to 2014); provided, however, that with respect to “paid time off” benefits, Gannett will maintain, or cause the Surviving Corporation to maintain, the Company’s paid time off policy and honor all accruals thereunder through December 31, 2014 and there will be no carryover of paid time off benefits after 2014. Additionally, effective as of the Effective Time, with respect to Affected Employees who are eligible to participate in the Company’s incentive plans immediately prior to the Effective Time, the following will apply with respect to their incentive opportunities: (x) for the remaining portion of the 2013 fiscal year of the Surviving Corporation, Gannett will maintain, or cause the Surviving Corporation to maintain, the Company’s annual cash bonus programs as in effect immediately prior to the Effective Time and shall administer (or cause to be administered) such plans in a manner consistent with the Company’s practices prior to the Effective Time and the provisions set forth in Section 6.7(a)(i) of the Company Disclosure Letter, and (y) for the 2014 fiscal year of the Surviving Corporation, (I) Gannett will provide, or cause the Surviving Corporation to provide, such Affected Employees with an annual cash bonus program on a basis and with terms and conditions that are no less favorable than the program that is offered to similarly situated employees of the Broadcasting Segment of Gannett and (II) such Affected Employees will be eligible for participation in the Gannett equity incentive compensation program on a basis and with terms and conditions that are no less favorable than those offered to similarly situated employees of the Broadcasting Segment of Gannett. Without limiting the generality of the foregoing, for the one year period following the Effective Time, Gannett shall, or shall cause the Surviving Corporation to provide each Affected Employee who incurs a termination of employment that would entitle such employee to severance benefits under the circumstances set forth in Section 6.7(a)(ii) of the Company Disclosure Letter (the “Severance Plan”) with severance benefits in amounts and on terms and conditions consistent with the Severance Plan, with any such severance to be determined based on the Affected Employee’s base salary or regular hourly wage as in effect immediately prior to the Effective Time (or any higher amount as in effect thereafter) and taking into account the Affected Employee’s continuous service with the Company (including any current or former affiliate of the Company or any predecessor of the Company) prior to the Effective Time and with Gannett (or any of its affiliates including the Company and its affiliates) after the Effective Time. Each employee of the Company or the Company Subsidiaries who as of immediately prior to the Effective Time is covered by a Collective Bargaining Agreement shall be provided with compensation and benefits consistent with the terms of the applicable Collective Bargaining Agreement in effect.

(b) Following the Effective Time, with respect to the Affected Employees, Gannett shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company) shall be taken into account for purposes of determining, as applicable, the eligibility, vesting and levels of benefits under all employee benefit plans maintained by Gannett or an affiliate of Gannett for the benefit of the Affected Employees (the “New Plans”) provided that such service credit (i) shall not apply for purposes of calculating a participant’s benefit under a defined benefit pension plan, (ii) shall not result in a duplication of benefits for the same period of service; (iii) shall not apply to newly established plans for which similar situated employees of the Broadcasting Segment of Gannett do not receive such credit; and (iv) shall only apply to the extent that the Affected Employee received such service credit under a similar Old Plan (as defined below) immediately prior to commencing participation in the New Plan. Notwithstanding the foregoing, such service credit rules shall not apply to any New Plan that is frozen to new participation or that provides grandfathered benefits (e.g., Affected Employees may not participate in Gannett’s pension plans or retiree welfare plans that are closed to new participants or provide grandfathered benefits). The protections set forth in this Section 6.7(b) shall apply to the CIC Plan Participants but only with respect to New Plans that are generally offered to all Affected Employees.

(c) Following the Effective Time, without limiting the generality of Section 6.7(b), (i) each Affected Employee or CIC Plan Participant shall be immediately eligible to participate, without any waiting time or satisfaction of evidence of insurability requirements, in any and all New Plans that are health (which, for the avoidance of doubt, includes medical, dental, vision and prescription drug insurance) or income replacement plans to the extent coverage under such New Plan is comparable to a Company Plan that is a health or income replacement plan in which such Affected Employee or CIC Plan Participant participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), other than waiting periods or evidence of insurability requirements that would have been in effect with respect to such Affected Employee or CIC Plan Participant immediately prior to the Effective Time under the comparable Old Plan; and (ii) for purposes of each New Plan providing health or income replacement benefits to any Affected Employee or CIC Plan Participant, Gannett shall, and shall cause the Surviving Corporation to, (A) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plan in which such employee participated immediately prior to the Effective Time, and (B) credit each Affected Employee or CIC Plan Participant with all deductible payments, out-of-pocket or other co-payments paid by such employee under any Old Plan providing health benefits during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any New Plan providing health benefits.

(d) Nothing contained herein, expressed or implied, is intended to confer upon any employee of the Surviving Corporation, the Company, any Company Subsidiary or any of their respective Affiliates any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with the Surviving Corporation, the Company, any Company Subsidiary or any of their respective Affiliates by reason of this Agreement. In addition, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.

Section 6.8 Director and Officer Liability.

(a) Gannett and the Surviving Corporation, jointly and severally, agree to indemnify (including advancement of expenses to the extent provided in the Company’s Organizational Documents) and hold harmless all Indemnified Persons to the same extent such persons are indemnified by the Company or held harmless as of the date of this Agreement pursuant to the Company’s Organizational Documents and indemnification agreements identified on Section 6.8(a) of the Company Disclosure Letter and to the fullest extent permitted by applicable Law for acts or omissions which occurred at or prior to the Effective Time, including with respect to any matter relating to or arising out of this Agreement and the transactions contemplated hereby. The Organizational Documents of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the Indemnified Persons as those provisions contained in the Company’s Organizational Documents in effect on the date hereof, and for a period of six (6) years from the date hereof such provisions shall not be amended, repealed or otherwise modified in any manner adverse to any present or former director and officer of the Company (each, an “Indemnified Person”) unless such modification is required by applicable Law.

(b) For six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability coverage maintained by the Company, true and correct copies of which have been furnished to Gannett, provided, that the Surviving Corporation may substitute therefor replacement policies and/or purchase (or, prior to the Closing, Gannett may purchase in lieu hereof but subject to the limitations herein) a run-off or tail insurance policy, in each case with reputable and financially sound carriers, with at least the same coverage and amounts containing terms and conditions that are substantially the same as, or more favorable than, those of the Company’s current policies, including deductibles and caps that are no less favorable to the Indemnified Persons than those in effect as of the date hereof, covering acts or omissions occurring at or prior to the Effective Time, including with respect to any matter relating to or arising out of this Agreement and the transactions contemplated hereby, with respect to officers and directors who are currently covered by the Company’s directors’ and officers’ liability insurance policy; provided further that if the annual premiums for such insurance for any single year in such six-

year period shall exceed two hundred fifty percent (250%) of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Gannett shall, or cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to two hundred fifty percent (250%) of such rate.

(c) The provisions of this Section 6.8 are intended for the benefit of, and shall be enforceable by, all Indemnified Persons and such person’s heirs and representatives. The rights of all Indemnified Persons under this Section 6.8 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Person may have by contract, applicable Law or otherwise. The obligations under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without his or her written consent.

(d) If Gannett, the Surviving Corporation or any of its or their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Gannett or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.8.

Section 6.9 Takeover Laws.    If any Takeover Law is or may become applicable to the Merger, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Takeover Law on the Merger.

Section 6.10 Shareholder Litigation.    Each of the Company, on the one hand, and Gannett, on the other hand, will (a) promptly advise the other in writing of any Legal Proceeding threatened, commenced or asserted against it or any of its stockholders, directors, officers or Affiliates relating to this Agreement, the Merger, the Restructuring or any of the other transactions contemplated hereby or by the Restructuring Agreements, and (b) give the other party the opportunity to reasonably participate in the defense or settlement of any such Legal Proceeding. Except as permitted by Section 5.1(b)(xii), no compromise or full or partial settlement of any such Legal Proceeding will be agreed without the other party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.

Section 6.11 Section 16 Matters.    Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of any equity securities of the Company (including Derivative Securities) pursuant to this Agreement by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 6.12 Resignations.    If requested by Gannett prior to the Effective Time, the Company shall use its commercially reasonable efforts to cause such directors and officers of the Company or any Company Subsidiary, as specified by Gannett, to tender their resignations as directors or officers, as applicable, effective as of the Effective Time and to deliver to Gannett written evidence of such resignations at the Effective Time.

Section 6.13 Transfer Taxes.    All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the transactions contemplated by this Agreement, including the Merger (other than such Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the holder of record of the Common Shares with respect to which such payment is made), shall be borne and paid by the Surviving Corporation (regardless of the Person liable for such Taxes under applicable Law).

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing by Gannett and the Company at or prior to the Effective Time of the following conditions:

(a) (i) Any waiting period (and any extension thereof) applicable to consummation of the Transaction under the HSR Act shall have expired or been terminated, any standstill agreement entered into by Gannett with either the DOJ or FTC for a period of up to ninety (90) days from the expiration of the waiting period shall have been terminated or expired and any approvals required under the HSR Act shall have been obtained and (ii) the FCC Consent shall have been granted and shall be in full force and effect;

(b) No judgment, decree, injunction, ruling or order of any Governmental Authority prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement or by the Restructuring Agreements shall be in effect;

(c) The Stockholder Approval shall have been obtained; and

(d) The Restructuring shall be consummated simultaneously with the Merger.

Section 7.2 Conditions to Obligation of the Company to Effect the Merger.    The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a) The representations and warranties of Gannett and Merger Sub in Section 4.1 and Section 4.2 that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date. The representations and warranties of Gannett and Merger Sub contained in this Agreement (other than those in Section 4.1 and Section 4.2) that (A) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (B) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Gannett Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had and could not reasonably be expected to have a Gannett Material Adverse Effect;

(b) Each of Gannett and Merger Sub shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(c) Gannett shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Gannett and certifying as to the satisfaction of the conditions specified in clauses (a) and (b) above.

Section 7.3 Conditions to Obligation of Gannett and Merger Sub to Effect the Merger.    The obligations of Gannett and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Gannett in writing at or prior to the Effective Time of the following additional conditions:

(a) The representations and warranties of the Company in Section 3.1, Section 3.2, Section 3.3 (other than de minimus exceptions), Section 3.11(b)(i), Section 3.20, and Section 3.24 that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date (in each case, other than any immaterial failures to be so true and correct). The representations and warranties of the Company contained in this Agreement (other than those in Section 3.1, Section 3.2, Section 3.3, Section 3.11(b)(i), Section 3.20, and Section 3.24) that (A) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (B) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) The Company shall have performed and complied with, and shall have caused the Company Subsidiaries to perform and comply, in all material respects, with its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c) The Company shall have received the consents set forth on Section 7.3(c) of the Gannett Disclosure Letter; and

(d) The Company shall have delivered to Gannett a certificate, dated as of the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in clauses (a) through (c) above.

Section 7.4 Frustration of Closing Conditions.    None of the Company, Gannett or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by its failure to comply with the covenants set forth herein, act in good faith or use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger at the Stockholders’ Meeting or any adjournment or postponement thereof (except as otherwise expressly noted):

(a) by mutual written consent of Gannett and the Company;

(b) by Gannett or the Company, upon written notice of termination of this Agreement to the other, if:

(i) the Effective Time shall not have occurred on or before 5:00 p.m., local New York, New York time, on December 27, 2013 (such date, as the same may be extended in accordance with this Agreement, the “Outside Date”); provided, that the right to terminate this Agreement set forth in this subsection shall not be available to a party whose breach of this Agreement materially contributed to the failure of the Merger to have been consummated on or before the Outside Date; provided, further, that neither party may terminate this Agreement pursuant to this Section 8.1(b)(i) during the pendency of any Legal Proceeding seeking specific performance of this Agreement;

(ii) the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting or at any adjournment or postponement thereof; or

(iii) any Governmental Authority of competent jurisdiction shall have issued an order, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger and such order, injunction, decree, ruling or other action is or shall have become final and non-appealable;

(c) by Gannett, upon written notice of termination of this Agreement to the Company, if:

(i) prior to receipt of the Stockholder Approval, an Adverse Recommendation Change shall have occurred; or

(ii) prior to the Closing Date there shall have been a breach of this Agreement or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company, or the Company has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (A) would cause the Company to fail to meet any of its conditions to consummation of the Merger set forth in Article VII and (B) is incapable of being cured prior to the Outside Date or, if curable, is not cured or caused to be cured by the Company, on or before the earlier of (x) the Outside Date or (y) the date that is thirty (30) days following the receipt by the Company of written notice from Gannett of such breach, inaccuracy or failure to perform or comply;

(d) by the Company, upon written notice of termination of this Agreement to Gannett, if:

(i) prior to the Closing Date there shall have been a breach of this Agreement or inaccuracy of any representation or warranty contained in this Agreement on the part of Gannett or Merger Sub, or Gannett or Merger Sub has failed to perform or comply with any of their respective covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (A) would cause Gannett or Merger Sub to fail to meet any of its conditions to consummation of the Merger set forth in Article VII and (B) is incapable of being cured prior to the Outside Date or, if curable, is not cured by Gannett or Merger Sub, as applicable, on or before the earlier of (x) the Outside Date or (y) the date that is thirty (30) days following the receipt by Gannett of written notice from the Company of such breach, inaccuracy or failure to perform or comply; or

(ii) at any time prior to receipt of the Stockholder Approval, (A) the Company shall have complied and be in compliance with the terms of Section 6.4 in all material respects, (B) the Company Board has determined that the applicable Acquisition Proposal will constitute a Superior Proposal in all material respects after giving effect to all concessions which may be offered by Gannett pursuant to clause (C) below, and after consultation with its outside legal counsel and financial advisors, (C) prior to any such termination, the Company shall have negotiated, and shall cause its outside legal counsel and financial advisors to negotiate, with Gannett pursuant to Section 6.4(d) to make such adjustments in the terms and conditions of this Agreement as would enable Gannett to proceed with the Merger and the transactions contemplated by this Agreement, and (D) the Company shall have paid or pays Gannett the Termination Fee set forth in and pursuant to the terms of Section 8.3 concurrently with or prior to such termination.

Section 8.2 Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the parties under this Agreement shall terminate, except for the provisions of the last sentence of Section 2.2(a), Section 3.24, the third sentence of Section 6.5(c)(i), the last sentence of Section 6.5(c)(ii), this Section 8.2, Section 8.3, Article IX and Article X, and there shall be no liability on the part of any party hereto; provided, however, that nothing herein shall relieve any party hereto from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement, lost combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its knowing, willful or intentional breach of any provision of this Agreement.

Section 8.3 Termination Fees and Expenses.

(a) In the event that:

(i) this Agreement is terminated pursuant to Section 8.1(c)(i) or Section 8.1(d)(ii);

(ii) this Agreement is terminated pursuant to Section 8.1(b)(ii) and (A) prior to the date of such termination, an Acquisition Proposal shall have been made public or directly to its stockholders generally and not publicly withdrawn and (B) within twelve (12) months of such termination, the Company enters into a definitive Contract to consummate, and later does consummate, a Change in Control Transaction (provided that for purposes of this clause (B), the references to “20%” and “80%” in the definition of Change in Control Transaction shall be deemed references to “50%”);

(iii) this Agreement is terminated by Gannett pursuant to Section 8.1(c)(ii) and (A) prior to the date of such termination, an Acquisition Proposal shall have been made public or directly to its stockholders generally and not publicly withdrawn, (B) within twelve (12) months of such termination, the Company enters into a definitive Contract to consummate, and later does consummate, a Change in Control Transaction (provided that for purposes of this clause (B), the references to “20%” and “80%” in the definition of Change in Control Transaction shall be deemed references to “50%”), and (C) such termination pursuant to Section 8.1(c)(ii) arose out of or related to a breach, inaccuracy or failure to perform or comply after or simultaneous with when such Acquisition Proposal was first made to the Company (regardless of whether or not made publicly or directly to the stockholders, the Company or their respective Representatives); or

(iv) (A) prior to the date of the Stockholders’ Meeting, an Acquisition Proposal shall have been made public or directly to its stockholders generally and not publicly withdrawn, (B) this Agreement is terminated by Gannett or the Company pursuant to Section 8.1(b)(i) (prior to obtaining the Stockholder Approval), and (C) within twelve (12) months of such termination, the Company enters into a definitive Contract to consummate, and later does consummate, a Change in Control Transaction (provided that for purposes of this clause (B), the references to “20%” and “80%” in the definition of Change in Control Transaction shall be deemed references to “50%”), then the Company shall pay Gannett an amount equal to Fifty One Million Five Hundred Thousand Dollars ($51,500,000) (the “Termination Fee”). Any Termination Fee due under this Section 8.3(a) shall be paid by wire transfer of immediately available funds to an account provided in writing by Gannett to the Company (A) in the case of termination by the Company as described in clause (i) above, concurrently with or prior to such termination, (B) in the case of termination by Gannett as described in clause (i) above, within five (5) Business Days after the termination by Gannett of this Agreement, or (C) in the case of termination as described in clauses (ii), (iii) or (iv) above, prior to or concurrently with the consummation of the Change in Control Transaction referred to therein.

(b) The payment of the Termination Fee shall be a precondition to the effectiveness of any termination of this Agreement by the Company pursuant to Section 8.1(d)(ii).

(c) If the Company fails to pay Gannett any amounts due under Section 8.3(a) of this Agreement in accordance with such Section, the Company shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any Legal Proceeding, including the filing of any lawsuit or other legal action, taken to collect payment.

ARTICLE IX

DEFINED TERMS

Section 9.1 Definitions.    For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Acquisition Proposal” means any inquiry, proposal or offer, whether oral or in writing, from any Person relating to a Change in Control Transaction of the Company.

“Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with another Person. For the purposes of this definition and the definition of “ERISA Affiliate”, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Assigned Stations” means each Station set forth on Section 9.1(a)(ii) of the Company Disclosure Letter.

“Assigned Station Licenses” means the Station Licenses with respect to each of the Assigned Stations.

“Auxiliary Measures” is defined in Section 6.5(b) of the Gannett Disclosure Letter.

“Broadcasting Segment” means Gannett’s broadcasting operations on a consolidated bases as reflected in its Form 10-K for the fiscal year ended December 30, 2012.

“Business Day” means any day on which the principal offices of the SEC are open to accept filings and on which banks in the City of New York are not required or authorized to close.

“Change in Control Transaction” means (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, but substituting “20 percent” for reference to “10 percent” therein) (unless the Company stockholders immediately prior thereto would own eighty percent (80%) or more of the surviving or resulting company or its ultimate parent immediately thereafter in substantially the same proportion, relative to one another, as they owned immediately prior thereto), (ii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Company Subsidiary, of assets or properties that constitute twenty percent (20%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or twenty percent (20%) or more of any class of equity securities of the Company or (iii) any tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is used in Regulation 13D under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding Common Shares, in each case, other than the Merger and the other transactions with Gannett contemplated by this Agreement.

“Common Share” means a share of Series A Common Stock or Series B Common Stock.

“Communications Act” means the United States (i) Communications Act of 1934, (ii) Telecommunications Act of 1996, and (iii) Children’s Television Act of 1990.

“Communications Laws” means the FCC Rules and the Communications Act.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Gannett concurrently with the execution of this Agreement.

“Company IP” means all Intellectual Property owned or used by or on behalf of the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate with all other effects, events, occurrences, developments, states of facts or changes, (i) is materially adverse to the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the consummation by the Company of the Merger or the other transactions contemplated hereby on a timely basis, excluding, in each case, events, occurrences, facts, conditions, changes, developments or effects resulting from (A) fluctuations in the market price of the Common Shares (provided, that this clause (A) shall not preclude any event, occurrence, fact, condition, change, development or effect that may have contributed to or caused such fluctuations from being taken into account in determining whether a Company Material Adverse Effect has occurred); (B) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest rates; (C) changes in general market or economic conditions affecting the industries or markets in which the Company and the Company Subsidiaries operate; (D) changes in GAAP or applicable Law after the date hereof; (E) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors or employees (it being understood that any legal or contractual consequences (other than any legal or contractual consequences contemplated in this Agreement or the Company Disclosure Letter) of the execution of this Agreement or the consummation of the transactions shall not be precluded by this clause (E) from being taken into account in determining whether a Company Material Adverse Effect has occurred); (F) compliance by the Company with the terms and conditions of this Agreement; (G) (x) any action by Gannett or any of its Affiliates, or (y) the omission of an action in each case that was required to be taken (including with respect to the manner of taking or omitting to take such action) by Gannett or any of its Affiliates pursuant to this Agreement; or (H) any action taken by the Company at the written request or with the written consent of Gannett, except, in the case of clauses (B), (C) and (D), to the extent the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other major media broadcast companies.

“Company Plans” means each employee benefit plan, program or arrangement, including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other material plan, agreement or arrangement involving bonus, commission or other incentive compensation, deferred compensation, stock bonus, stock purchase, restricted stock, Derivative Security, change of control, retention or severance benefits, life, accident or travel insurance coverage, disability benefits, supplemental unemployment benefits, health, medical, dental or vision benefits, employee assistance programs, vacation, holiday, sick leave, personal leave, tuition assistance, adoption assistance, fringe benefits, profit-sharing, employee stock ownership and post-retirement compensation, including defined benefit pension plans, in each case, for the benefit of any current or former officer, employee or director of the Company or any of the Company Subsidiaries that is maintained, contributed to, or required to be contributed to, by the Company or any of the Company Subsidiaries, other than any such obligation or arrangement required by applicable Law or a Governmental Authority.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, medical waste, special waste, asbestos, petroleum or petroleum-derived substance, radioactive material or waste, or any constituent of any such substance or waste and including any substance which any Governmental Authority or lawful representative thereof requires to be controlled, removed, monitored, encapsulated or remediated or otherwise addressed for the purposes of protection of the environment or public or worker health and safety.

“Contract” shall mean any legally binding written or oral contract, agreement, lease, license, understanding or other agreement or commitment (including any amendment or other modification thereto), other than any Company Plan.

“Derivative Securities” means options, warrants, rights, convertible or exchangeable securities, phantom stock, stock appreciation rights, equity-linked performance units, commitments, contracts, arrangements or understandings of any kind, in each case directly or indirectly in respect of equity securities, pursuant to which any Person may be obligated to issue, sell, deliver or transfer such equity securities or pay other consideration in respect of the value of such equity securities.

“Environmental Law” means any applicable Law relating to the protection of the environment, natural resources, safety or health of human beings or other living organisms (as such relates to exposure to any Hazardous Substance), or to the manufacture, distribution in commerce, use or Release of any Hazardous Substance, including CERCLA, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act and all regulations, orders, decisions, and decrees now or hereafter promulgated concerning any of the above.

“Equity Incentive Plan” means the Company’s 1995 Executive Compensation Plan, 2000 Executive Compensation Plan, 2004 Executive Compensation Plan, 2013 Executive Compensation Plan and any other plan, Company Plan or Contract pursuant to which outstanding Options, RSUs or other equity-based awards have been granted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an entity, any other organization which is a member of the same controlled group as, is under common control with or is an affiliated service group of such entity (within the meaning of Code Sections 414(b), (c), or (m)), or is required to be aggregated with such entity under Code Section 414(o).

“Exchange Act” means the Securities Exchange Act of 1934.

“FCC” means the United States Federal Communications Commission and any successor agency.

“FCC Consent” means the grant by the FCC of its consent to the consummation of the Transaction as contemplated by each of (i) the Merger Applications, and (ii) the Restructuring Applications.

“FCC License” means any FCC license, permit or other authorization issued by the FCC, including any temporary waiver or special temporary authorization and any renewals thereof or any transferable pending application therefor.

“FCC Rules” means the rules, regulations and published policies of the FCC.

“GAAP” means United States generally accepted accounting principles.

“Gannett Disclosure Letter” means the disclosure letter delivered by Gannett and Merger Sub to the Company concurrently with the execution of this Agreement.

“Gannett Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that would (i) prevent or materially impair or delay consummation of the Merger or the other transactions contemplated hereby or (ii) otherwise materially adversely affect the ability of Gannett or Merger Sub to perform their respective obligations hereunder.

“Governmental Authority” means any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, state or local.

“Hazardous Substances” means (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, CERCLA, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or Contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person means (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services other than trade accounts arising in the Ordinary Course of Business, (iii) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured), (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person, (vi) all obligations of such Person as lessee which should be capitalized in accordance with GAAP, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (viii) all Contracts, undertakings or arrangements by which any Person guarantees, endorses or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise assure a creditor against loss) the Indebtedness, similar obligation or any other similar liability of any other Person, or guarantees the payment of dividends or other distributions upon the equity securities or interests of any other Person.

“Indenture” means the Indenture, dated as of June 1, 1997, between the Company and The Chase Manhattan Bank, as trustee.

“Information Systems” means the software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment of or otherwise used by the Company or any Company Subsidiary.

“Insurance Policy” means each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage) with respect to which the Company or any Company Subsidiary is a party, a named insured, or otherwise is the beneficiary of coverage.

“Intellectual Property” means patents, trademarks, trade names, service marks, copyrights and all pending applications for and registrations of any of the foregoing, domain names, trade secrets and all other proprietary intellectual property rights recognized under applicable Law.

“IRS” means the United States Internal Revenue Service and any successor agency.

“Knowledge of Gannett” means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 9.1 of the Gannett Disclosure Letter as of the date hereof.

“Knowledge of the Company” means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 9.1(a)(iv) of the Company Disclosure Letter as of the date hereof; provided that, with respect to the condition in Section 7.3(a), shall also include the individuals listed on Section 9.1(a)(v) of the Company Disclosure Letter.

“Law” means any law, regulation, rule, ordinance, code, order, judgment, decree, ruling, preliminary or permanent injunction or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority or order or decree of any arbitral body.

“Legal Proceeding” means any action, suit, litigation, arbitration, dispute, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitral body, whether at law or in equity.

“Lien” means any mortgage, lien, encumbrance, claim, security interest, license, easement, charge, right of way, land use restriction or other similar restriction or limitation.

“Market” means, with respect to any Station, its “Designated Market Area,” as determined by The Nielsen Company, of such Station.

“Material Assets” means all media properties, including broadcast television stations and newspapers, currently owned by Gannett or any of its Subsidiaries.

“MVPD” means any multi-channel video programming distributor, including cable systems, satellite master antenna television systems, telephone companies and direct broadcast satellite systems.

“NYSE” means the New York Stock Exchange.

“Option” means each option to purchase Common Shares granted pursuant to an Equity Incentive Plan that is outstanding and unexercised as of the Effective Time.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents”, (i) with respect to the Company, means the certificate of incorporation of the Company and the by-laws of the Company, and (ii) with respect to any other Person that is an entity, means such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, operating agreement, company agreement, partnership agreement or other similar constitutional documents, as applicable.

“Pension Plan” means a plan subject to Title IV of ERISA, Code Section 412 or Section 302 of ERISA.

“Permits” means registrations, franchises, grants, applications, licenses, requests for exemptions, permits, certifications, approvals, consents and other regulatory authorizations issued or granted by a Governmental Authority, including FCC Licenses.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments not yet due and payable and Liens for Taxes and other governmental charges and assessments being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP on the Company’s books and records, (b) Liens securing Indebtedness or liabilities that are disclosed in the SEC Reports, (c) inchoate mechanics’ and materialmen’s Liens, (d) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of Business of the Company or any Company Subsidiary, (e) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon and otherwise are customary for the applicable property type and locality, (f) interests of any lessor or lessee to any Leased Property, (g) licenses of Intellectual Property, (h) transfer restrictions on any securities of the Company imposed by applicable Law, (i) purchase money liens and Liens securing rental payments under capital lease arrangements included in the SEC Reports, (j) Liens which are set forth in any Permits, and (k) other Liens that do not adversely impact in any material respect the current use of the applicable assets or property.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Program Rights” means all rights of the Stations to broadcast television programs or shows, film and other material as part of the Stations’ programming, including all rights of the Stations under all film and program barter agreements, sports rights agreements, news rights or service agreements, affiliation agreements and syndication agreements.

“Real Property Leases” means the real property leases, subleases or other occupancy agreements set forth in Section 3.15(a)(ii) of the Company Disclosure Letter pursuant to which the Leased Property subject to such leases, subleases or occupancy agreements are leased, subleased or occupied by the Company or any of the Company Subsidiaries.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any real property, plant, building, facility, structure, underground storage tank or other similar asset owned, used, leased or operated by the Company or any Company Subsidiary, together with all rights, privileges and easements appurtenant thereto (a “Facility”) of any Hazardous Substance or Contaminant, including the movement of Hazardous Substances or Contaminants through or in the air, soil, surface water, groundwater or Facility.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, legal counsel, financing sources, accountants and other advisors, agents or authorized representatives.

“Restructuring Assignees” means, individually and collectively, each third party identified as “Buyer” in each Restructuring Agreement.

“Retained Station Licenses” means the Station Licenses with respect to each of the Retained Stations.

“Retained Stations” means each of the Stations other than the Assigned Stations.

“RSU” means a restricted stock unit, deferred share or other agreement by the Company to issue or transfer Common Shares to a Person in the future pursuant to an Equity Incentive Plan that is outstanding as of the Effective Time, pursuant to which the holder has a right to receive Common Shares or cash after the vesting or lapse of restrictions applicable to such restricted stock unit, deferred share or other agreement.

“SEC” means the United States Securities and Exchange Commission and any successor agency.

“Securities Act” means the Securities Act of 1933.

“Series A Common Stock” means Series A Common Stock, par value $0.01 per share, of the Company.

“Series B Common Stock” means Series B Common Stock, par value $0.01 per share, of the Company.

“Stations” means those certain television broadcast stations set forth on Section 9.1(a)(vi) of the Company Disclosure Letter.

“Station Licenses” means, individually and collectively, the FCC Licenses granted or assigned to the Company Subsidiaries for use in the operation of the Stations.

“Subsidiary” of any Person means another Person, in which such Person (i) owns, directly or indirectly, voting securities holding no less than fifty percent (50%) of the aggregate voting power of all securities of such entity, or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made after the date hereof and not resulting from a breach of Section 6.4 which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, regulatory, expected time to close, and other aspects of the Acquisition Proposal (including, but not limited to, any break-up fees, expense reimbursement provisions and the conditions for completion of such Acquisition

Proposal) and the identity of the Person making the Acquisition Proposal, (i) has terms that, if the Acquisition Proposal is consummated, are more favorable from a financial point of view to holders of Common Shares than the Merger (taking into account any changes to the terms of this Agreement as may be proposed by Gannett in response to such Superior Proposal pursuant to Section 6.4(d)), and (ii) is reasonably likely to be consummated on the terms proposed, taking into account all legal, financial, regulatory, expected time to close and other aspects of the Acquisition Proposal, including a conclusion that its financing, to the extent required, is then fully committed; provided, however¸ that, for purposes of this definition of “Superior Proposal,” the term “Change in Control Transaction” shall have the meaning assigned to such term herein, except that the references to “twenty percent (20%)” in such definition shall be deemed to be references to “fifty percent (50%)”.

“Supplemental Indenture” means the Supplemental Indenture, dated November 16, 2009, among the Company, certain of the Company Subsidiaries as guarantors of the Company’s 8% Senior Notes due 2016, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Takeover Law” means any fair price, moratorium, control share acquisition or other similar state or federal Law designed to prevent certain takeovers, including Section 203 of the DGCL.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, value-added, stamp or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

“Tax Returns” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, disclosure, information return, amended return or declaration of estimated Tax (including those filed on a consolidated, combined or unitary basis).

“Taxing Authority” means, with respect to any Tax, the Governmental Authority responsible for the imposition of such Tax.

“Termination of Employment” means the termination of full-time employment with the Company for any reason, including, but not limited to, by reason of death, disability, retirement, resignation or termination by the Company, with or without good reason.

Section 9.2 Construction.    In this Agreement, except to the extent otherwise provided or that context otherwise requires:

(i) the words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears;

(ii) all references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement;

(iii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv) the definitions given for terms in this Section 9.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined;

(v) any pronoun shall include the corresponding masculine, feminine and neuter forms;

(vi) all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America;

(vii) all references herein to “parties” shall be to the parties hereto;

(viii) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date;

(ix) “or” has the inclusive meaning represented by the phrase “and/or”;

(x) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto;

(xi) all references in this Agreement to days shall mean calendar days unless Business Days are specified; and

(xii) “shall” and “will” have equal force and effect.

Section 9.3 Cross-References.    For reference purposes only, the following capitalized terms are defined in the Sections of this Agreement set forth below:

Term	Section
Acquisition Inquiry	Section 6.4(a)
Adverse Recommendation Change	Section 6.4(d)
Affected Employee	Section 6.7(a)
Agreement	Preamble
Benefits Continuation Period	Section 6.7(a)
CERCLA	Section 3.16(b)
Certificate	Section 2.1(a)
Certificate of Merger	Section 1.2
CIC Plan Participant	Section 6.7(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.6
Collective Bargaining Agreements	Section 3.17(i)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.2(b)
Company Registered IP	Section 3.14(a)
Company Subsidiaries	Section 3.4(a)
Company Subsidiary Securities	Section 3.4(b)
Debentures	Section 6.5(a)(iii)
DGCL	Recitals
Dissenting Shares	Section 2.4
DOJ	Section 6.5(c)(ii)
Effective Time	Section 1.2
FCC Applications	Section 6.5(c)(i)
FTC	Section 6.5(c)(ii)
Gannett	Preamble
Indemnified Person	Section 6.8(a)
Leased Property	Section 3.15(a)(ii)
Lessor Agreements	Section 3.15(a)(iii)
Malware	Section 3.14(f)
Material Assets	Section 6.5(b)
Material Contract	Section 3.17(a)
Merger	Recitals
Merger Applications	Section 6.5(c)(i)

Term	Section
Merger Consideration	Section 2.1(a)
Merger Fund	Section 2.2(a)
Merger Sub	Preamble
New Plans	Section 6.7(b)
Non-Qualified Deferred Compensation Plan	Section 3.18(i)
Nondisclosure Agreement	Section 6.1
Old Plans	Section 6.7(c)
Outside Date	Section 8.1(b)(i)
Owned Property	Section 3.15(a)(i)
Paying Agent	Section 2.2(a)
PBGC	Section 3.18(c)
Proxy Statement	Section 6.2(a)
Real Property	Section 3.15(a)(ii)
Related Agreements	Recitals
Renewal Application	Section 6.5(d)
Restructuring	Recitals
Restructuring Agreements	Recitals
Restructuring Applications	Section 6.5(c)(i)
Sarbanes-Oxley	Section 3.7(g)
SEC Reports	Section 3.7(a)
Section 16	Section 6.11
Section 262	Section 2.4
Severance Plan	Section 6.7(a)
Stockholder Approval	Section 3.2(a)
Stockholders’ Meeting	Section 6.3
Superior Proposal Counternotice	Section 6.4(d)
Superior Proposal Notice	Section 6.4(d)
Surviving Corporation	Section 1.1
Termination Fee	Section 8.3(a)(iv)
Transaction	Recitals
Uncertificated Shares	Section 2.1(a)

ARTICLE X

MISCELLANEOUS

Section 10.1 Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for (a) those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Effective Time, (b) those Sections and provisions set forth in Section 8.2, and (c) those contained in this Article X.

Section 10.2 Notices.    All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York time) shall be deemed to have been received at 9:00 a.m. (New York time) on the next Business Day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Gannett, Merger Sub or Surviving Corporation:

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, Virginia 22107

Facsimile: (703) 854-2038

E-mail: gmartore@gannett.com

Attention: Gracia C. Martore

with a copy to:

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, Virginia 22107

Facsimile: (703) 854-2031

E-mail: tmayman@gannett.com

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP

401 Ninth Street, N.W., Suite 900

Washington, DC 20004

Facsimile: (202) 585-8080

E-mail:   jpartigan@nixonpeabody.com

              rlangan@nixonpeabody.com

Attention:   John C. Partigan, Esq.

                    Richard F. Langan, Esq.

If to the Company:

Belo Corp.

400 South Record Street

Dallas, TX 75202-4841

Facsimile: (214) 977-4713

Email: gkerr@belo.com

Attention: Guy Kerr, Esq.

Executive Vice President/Law and Government and Secretary

with a copy to:

Belo Corp.

400 South Record Street

Dallas, TX 75202-4841

Facsimile: (214) 977-4466

Email: rcoleman@belo.com

Attention: Russell F. Coleman, Esq.

Senior Vice President

and General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile: (212) 403-2000

Email:   EDHerlihy@wlrk.com

NGDemmo@wlrk.com

Attention:   Edward D. Herlihy, Esq.

Nicholas G. Demmo, Esq.

Section 10.3 Interpretation.    The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The specification of any dollar amount in any representation or warranty is not intended to imply that such amount is not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Gannett Disclosure Letter is or is not material for purposes of this Agreement.

Section 10.4 Entire Agreement.    This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Nondisclosure Agreement, as amended as provided herein), both written and oral, between the parties or either of them, with respect to the subject matter hereof, including any transaction between the parties.

Section 10.5 Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, that, after the Closing, Gannett may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of Gannett or to any purchaser or purchasers of the stock, assets or business of Surviving Corporation (whether structured as a sale of assets, merger, or otherwise). Any such assignment shall not relieve Gannett of its obligations hereunder.

Section 10.6 Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to provisions of conflicts of laws.

Section 10.7 Submission to Jurisdiction; Waiver of Jury Trial.    Each party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any Legal Proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement in any other court. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.2; provided, that nothing in this Section 10.7 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by Law. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 10.8 Expenses.    Except as expressly set forth herein (including Section 8.2, Section 8.1 and Section 8.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 10.9 Amendment.    This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of each of the parties.

Section 10.10 Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns.

Section 10.11 Waiver. At any time prior to the Effective Time, Gannett, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the Company, in the case of Gannett, or of Gannett or Merger Sub, in the case of the Company, (b) waive any inaccuracies in the representations and warranties, in the case of Gannett, of the Company and, in the case of the Company, of Gannett or Merger Sub, in each case, contained herein (or in any document delivered pursuant hereto), and (c) waive compliance with any of the agreements or conditions, in the case of Gannett, of the Company and, in the case of the Company, of Gannett or Merger Sub, in each case, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. In addition to the first sentence of this Section 10.11 and notwithstanding any provision of this Agreement to the contrary, if as of the Outside Date all conditions to this Agreement have been satisfied or waived other than any one or more of the conditions set forth in Sections 7.1(a) and (b) and Section 7.3(c), either Gannett or the Company (if the failure to be satisfied or waived by such date has not in material part resulted from a breach of this Agreement by such party) may unilaterally extend, by written notice to the other, the Outside Date to 5:00 p.m., local New York time, on June 27, 2014. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 10.12 Counterparts.    This Agreement may be executed in two (2) or more counterparts (delivery of which may be by facsimile or .pdf), each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

Section 10.13 Severability.    Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective in the jurisdiction involved to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 10.14 Third Parties.    Except as otherwise set forth in Section 6.8, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Merger shall create any rights in, or be deemed to have been executed for the benefit of, any Person or entity that is not a party hereto or a permitted successor or assign of such a party.

Section 10.15 Specific Performance.    The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached or the Merger was not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the parties’ obligations to consummate the Merger) in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Gannett, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

GANNETT CO., INC.

By:	/s/ Gracia C. Martore
Name: Gracia C. Martore
Title: President & Chief Executive Officer

BELO CORP.

By:	/s/ Dunia A. Shive
Name: Dunia A. Shive
Title: President & Chief Executive Officer

DELTA ACQUISITION CORP.

By:	/s/ Gracia C. Martore
Name: Gracia C. Martore
Title: President & Chief Executive Officer

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

Annex B

PRIVILEGED AND CONFIDENTIAL

VOTING AND SUPPORT AGREEMENT

AND IRREVOCABLE PROXY

This Voting and Support Agreement and Irrevocable Proxy (this “Agreement”), dated as of June 12, 2013, is entered into by and among Belo Corp., a Delaware corporation (“Belo”), Gannett Co., Inc., a Delaware corporation (“Gannett”), and                      (“Stockholder”, together with Belo and Gannett, the “parties”).

WHEREAS, Stockholder is the record and beneficial owner (or in the case of shares held in street name, beneficial owner) of the number of shares of Series A Common Stock of Belo, par value $0.01 per share (the “Series A Stock”) and Series B Common Stock of Belo, par value $0.01 per share (the “Series B Stock”, together with the Series A Stock, the “Belo Common Stock”), set forth on Exhibit A attached hereto (such shares, together with any other shares of capital stock of Belo the beneficial ownership of which is acquired by Stockholder after the date hereof (including through the exercise of stock options, warrants or similar rights, the conversion or exchange of securities or the acquisition of the power to vote or direct the voting of such shares) being collectively referred to herein as the “Shares” of Stockholder);

WHEREAS, concurrently with the execution and delivery of this Agreement, Belo, Gannett and Delta Acquisition Corp. (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified in accordance with its terms, the “Merger Agreement”), pursuant to which Belo, Gannett and Merger Sub have, among other things, agreed to the merger of Merger Sub with and into Belo on the terms and conditions set forth in the Merger Agreement (the “Merger”); and

WHEREAS, as an inducement and an essential condition to Gannett and Merger Sub entering into the Merger Agreement, Belo and Stockholder have agreed to enter into this Agreement pursuant to the Merger Agreement and this Agreement and the Merger Agreement have each been approved by the Belo board of directors.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Voting Agreement and Irrevocable Proxy.

(a) Voting Agreement.    Stockholder covenants and agrees that, prior to the Expiration Date, at any duly called meeting of the stockholders of Belo (or any adjournment, postponement or continuation thereof), and in any other circumstances other than a duly called meeting of the stockholders of Belo upon which a vote, consent or other approval (including by written consent) with respect to the Merger or the Merger Agreement is sought, Stockholder shall appear at such meeting, in person or by proxy, and shall vote, and cause to be voted, all Shares of Stockholder: (i) in favor of the approval of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), and (ii) against (A) any proposal made in opposition to or in competition with the Merger or the transactions contemplated by the Merger Agreement, (B) any action, proposal, transaction or agreement which would, or would reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of Belo under the Merger Agreement or of Stockholder under this Agreement, (C) any merger, reorganization, consolidation, share exchange, business combination, sale of assets or similar transaction with or involving Belo and any party other than Gannett, including any Acquisition Proposal, and (D) any other action or proposal the consummation of which would, or could reasonably be expected to, prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of Belo’s or Gannett’s conditions under the Merger Agreement or change in any manner the voting rights of any class of capital stock of Belo (including any amendments to the Amended and Restated Certificate of Incorporation of Belo or the Amended and Restated Bylaws of Belo, in each case as amended as of the date hereof). Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Stockholder shall provide Gannett with at least five (5) Business Days’ prior written notice prior to signing any action proposed to be taken by written consent with respect to any Shares. Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth in this Section 1. Anything herein to the contrary notwithstanding, this Section 1 shall not require any Stockholder to appear at such meeting, in person or by proxy, or to vote, or cause to be voted any Shares of Stockholder to amend the Merger Agreement or take any action that results or could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that (i) decreases the amount the Merger Consideration or changes the form of the Merger Consideration or (ii) imposes any material restrictions on or additional conditions on the payment of the Merger Consideration to stockholders; provided, however, that any extension of the Outside Date in accordance with the terms of the Merger Agreement shall not be deemed a material restriction or additional condition hereunder.

(b) Grant of Irrevocable Proxy.    In furtherance of Stockholder’s agreement in Section 1(a), Stockholder hereby appoints Gannett and any designee of Gannett, and each of them individually, as Stockholder’s agent, proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of Stockholder, to vote all Shares of Stockholder (at any meeting of Belo stockholders however called and any adjournment thereof), or to execute one or more written consents in respect of such Shares, in accordance with Section 1(a). This proxy shall (i) be valid and irrevocable until the Expiration Date and (ii) automatically terminate upon the Expiration Date. Stockholder represents and warrants that any and all other proxies heretofore given in respect of the Shares of Stockholder are revocable, and that such other proxies have been revoked. Stockholder affirms that the foregoing proxy is: (A) given (1) in connection with the execution of the Merger Agreement and (2) to secure the performance of Stockholder’s duties under this Agreement, (B) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (C) intended to be irrevocable prior to the Expiration Date. To the extent permitted by applicable Law, all authority herein conferred shall survive the death or incapacity of Stockholder and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of Stockholder.

(c) Other Voting Rights.    Notwithstanding anything to the contrary herein, Stockholder shall remain free to vote or exercise its rights to consent with respect to the Shares with respect to any matter not covered by Section 1(a) in any manner Stockholder deems appropriate, provided that such vote or consent would not and could not reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or the fulfillment of Belo’s or Gannett’s conditions under the Merger Agreement or change in any manner the voting rights of any class of capital stock of Belo (including any amendments to the Amended and Restated Certificate of Incorporation of Belo or the Amended and Restated Bylaws of Belo, in each case as amended as of the date hereof).

(d) Additional Shares.    In the event that Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional voting interest with respect to the Company, such voting interests shall, without further action of the parties, be subject to the provisions of this Agreement and the number of Shares shall be deemed to have been adjusted accordingly.

2. Restrictions on Transfer.    Stockholder covenants and agrees, in his, her or its capacity as a stockholder of Belo only, that prior to the Expiration Date, Stockholder shall not, and shall cause each Affiliate of Stockholder (other than Belo and its controlled Affiliates) not to, directly or indirectly (other than pursuant to this Agreement or in connection with the Merger), (a) give, offer, sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of the record or beneficial ownership (any such act, a “Transfer”) of, or enter into any contract, option or other legally binding arrangement for the Transfer of, or consent to any Transfer of, any or all of Stockholder’s (or Stockholder’s Affiliate’s) Shares, or any right, title or interest therein, or seek to do any of the foregoing, provided, that Stockholder may Transfer or enter into any contract, option or other legally binding arrangement for the Transfer of, or consent to the Transfer of, (i) if Stockholder is a director of Belo, up to 100,000 shares of Series A Stock of Stockholder or its Affiliates, or any right, title or interest therein, for philanthropic purposes, (ii) other Shares of Stockholder or its Affiliates (x) for estate planning purposes so long as each transferee is a Permitted Transferee (as defined in Belo’s Amended and Restated Certificate of Incorporation) and agrees to be bound by the provisions of this Agreement by executing and delivering to Gannett a counterpart hereof and (y) in connection with cashless exercise, conversion or exchange of, or payments of Taxes with respect to the exercise, conversion, exchange, settlement or vesting of, any stock option, restricted stock or other equity compensation awards, (b) grant any proxies or enter into any voting trust, voting agreement, power of attorney or other agreement or legally binding arrangement with respect to any such Shares or deposit any of such Shares into a voting trust, or (c) otherwise permit any Liens to be created on any such Shares. No Transfer of any Shares in violation of this Section 2 shall be made or recorded on the books of Belo and any such attempted Transfer shall be void and of no effect. Stockholder shall promptly notify Gannett if Stockholder is approached or solicited, directly or indirectly, in respect of any Transfer of Shares, and shall provide Gannett with all details relating thereto as reasonably requested by Gannett. For purposes of this Agreement, “Affiliate” shall have the meaning as used in Regulation 13D under the Exchange Act. Furthermore, Stockholder covenants and agrees, until after the Stockholder Approval has been obtained, (i) not to convert any shares of Series B Stock into shares of Series A Stock and (ii) not to take any action that would cause any Takeover Law to apply to the Shares.

3. Confidentiality.    Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement (including the Merger) may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, prior to the public disclosure thereof by Belo or Gannett pursuant to the terms of the Merger Agreement, Stockholder hereby agrees, in his or her capacity as a stockholder of Belo only, not to issue any press release or make any other public statement or disclose or discuss such matters with anyone not a party to this Agreement (other than Stockholder’s counsel and advisors, if any) without the prior written consent of Belo and Gannett, except as required by applicable law.

4. Nonsolicitation.

(a) Prior to the Expiration Date, Stockholder (solely in its capacity as a stockholder of Belo) shall not, and shall use reasonable best efforts to cause its agents, advisors and other representatives (“Stockholder Representatives”) not to, (i) solicit, initiate, induce, encourage or knowingly facilitate (including by way of furnishing information) the making of any Acquisition Proposal or any Acquisition Inquiry, (ii) other than with Gannett or its Representatives, enter into, continue, have or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Acquisition Proposal or any Acquisition Inquiry, (iii) approve, accept, endorse or recommend any Acquisition Proposal or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or Acquisition Inquiry, or (iv) enter into any agreement with respect to or resolve or agree to any of the actions described in clauses (i) through (iii) of this Section 4(a), in each case except to the extent that at such time Belo is permitted to take such action pursuant to Section 6.4 of the Merger Agreement.

(b) Upon execution of this Agreement, Stockholder (solely in its capacity as a stockholder of Belo) shall, and shall use reasonable best efforts to cause its Stockholder Representatives to, immediately cease and terminate any discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or Acquisition Inquiry, and use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by Stockholder or its Stockholder Representatives.

5. Representations, Warranties and Covenants of Stockholder.

Stockholder represents, warrants and covenants to Gannett that:

(a) (i) Stockholder beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) and (except with respect to shares held in street name) owns of record all of the Shares listed on Exhibit A attached hereto as owned by Stockholder as of the date hereof, free and clear of all Liens, proxies and restrictions on the right to vote or Transfer such Shares, except for any such Liens and restrictions arising hereunder and except for Transfer restrictions of general applicability under the Securities Act of 1933, as amended, and state “blue sky” laws. Without limiting the foregoing, except to the extent set forth in this Agreement, Stockholder has the sole power, authority and legal capacity to vote and Transfer Stockholder’s Shares listed on Exhibit A attached hereto and no Person other than Stockholder has any right to direct or approve the voting or disposition of any of Stockholder’s Shares. As of the date hereof, Stockholder does not own, beneficially or of record, any voting securities of Belo other than the number of Shares set forth on Exhibit A attached hereto.

(b) Stockholder does not hold any options, warrants or other rights to acquire any additional shares of Belo Common Stock or any securities exercisable for or convertible into shares of Belo Common Stock, except as set forth below Stockholder’s signature block on Exhibit A attached hereto (collectively, “Derivative Securities”).

(c) The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are (i) if Stockholder is an entity, within the corporate or other organizational powers of Stockholder and have been duly authorized by all necessary corporate or other organizational action or (ii) if Stockholder is an individual, within the capacity of Stockholder. This Agreement constitutes a legal, valid and binding Agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject only to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and the Shares and Company Stock Options set forth on the signature page hereto constitute community property under Applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding agreement of, such Stockholder’s spouse, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

(d) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, (i) require Stockholder to obtain any consent, approval, authorization, waiver or permit of any Governmental Authority, (ii) conflict with or violate any laws, statutes, ordinances, codes, orders, rules, regulations and other legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority applicable to Stockholder or by which any property of Stockholder is bound or affected, or (iii) result in any breach of or constitute a default under (or an event which, with notice or lapse of time, or otherwise, would constitute a default), or give rise to a right of termination or cancellation, an acceleration of performance required, a loss of benefits, or result in the creation of a Lien on any asset of Stockholder pursuant to, any agreement, instrument or indenture to which Stockholder is a party or by which Stockholder is bound, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not prevent, delay or impair Stockholder’s ability to perform its obligations under this Agreement.

(e) Stockholder has not entered into any agreement or commitment with any Person that is inconsistent with this Agreement.

(f) Stockholder consents to the treatment of all Derivative Securities of Belo in the manner set forth in Section 2.3 of the Merger Agreement, including the cancellation without consideration of Options that have an exercise price greater than the Merger Consideration.

6. Termination.    This Agreement shall terminate immediately upon the earlier of (a) the consummation of the Merger pursuant to the Merger Agreement, or (b) the termination of the Merger Agreement in accordance with its terms (the “Expiration Date”); provided, however, that Sections 6, 7 and 10 shall survive the termination of this Agreement. No party shall be relieved of any liability or damages incurred or suffered by the other parties to the extent such liabilities or damages were the result of fraud or the material or intentional breach by a party of any of its representations, warranties, covenants or other agreements set forth herein.

7. Waiver of Appraisal and Dissenters’ Rights.    Stockholder hereby (a) waives and agrees not to exercise any rights (including under Section 262 of Delaware Law) to demand appraisal of any Shares or rights to dissent from the Merger which may arise with respect to the Merger or under the transactions contemplated by the Merger Agreement and (b) agrees (i) not to commence or participate in, and (ii) to take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Belo, Gannett or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (B) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

8. Information for Proxy Statement.    Stockholder hereby authorizes Belo and Gannett to publish and disclose in the Proxy Statement and any other filing with any Governmental Authority required to be made in connection with the Merger Agreement his or her identity and ownership of Shares and the nature of his or her commitments, arrangements and understandings under this Agreement; provided that, in advance of any such publication or disclosure, Stockholder shall be afforded a reasonable opportunity to review such disclosure. Stockholder agrees to notify Gannett as promptly as practicable of any inaccuracies or omissions known to Stockholder in any information relating to Stockholder that is so published or disclosed.

9. Notices of Certain Events.    Stockholder shall promptly notify Gannett of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any of the representations and warranties of Stockholder set forth in this Agreement to no longer be true and correct.

10. General Provisions.

(a) No Other Agreement.    Stockholder does not make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Belo or any of its subsidiaries, and nothing in this Agreement (i) will limit or affect any actions or omissions taken by Stockholder in his or her capacity as such a director or officer, as applicable, including in exercising rights under the Merger Agreement, and no such actions or omissions in such capacity shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director, as applicable, to Belo or its stockholders.

(b) Notices.    All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York time) shall be deemed to have been received at 9:00 a.m. (New York time) on the next Business Day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the address set forth on Exhibit A.

(c) Specific Performance.    The parties hereto agree that irreparable damage would occur and that the parties would not have an adequate remedy at law in the event that any of the provisions of this Agreement, including the irrevocable proxy, were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court with jurisdiction pursuant to Section 10(f) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith), this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity. Stockholder shall pay all costs and expenses of collection or enforcement of this Agreement by or on behalf of Gannett, including reasonable attorneys’ fees to the extent Gannett is successful in such collection or enforcement.

(d) Entire Agreement.    This Agreement (including the documents and instruments referred to herein, including the Merger Agreement) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(e) Assignment; Parties in Interest.    No party to this Agreement may assign any of its rights, interests or obligations under this Agreement or delegate any of its duties under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, and any such assignment or delegation in contravention of this Section 10(e) shall be void and of no force or effect; provided, that Gannett may, in its sole discretion, assign or transfer all or any of its rights under this Agreement to any direct or indirect wholly-owned subsidiary of Gannett. Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

(f) Governing Law; Consent to Jurisdiction; Venue.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state. All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and the United States District Court for the District of Delaware for the purpose of Legal Proceeding arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Legal Proceeding may be heard and determined exclusively in such venues. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any Legal Proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 10(f) shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law.

(g) WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h) Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(i) Certain Definitions and Rules of Construction.

(i) Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

(ii) References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

(iii) The words “include”, “including” or “includes” shall be deemed to be followed by the phrase “without limitation” or the phrase “but not limited to” in all places where such words appear in this Agreement. The word “or” shall be deemed to be inclusive.

(iv) This Agreement is the joint drafting product of each of the parties hereto, and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

(v) In each case in this Agreement where this Agreement is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles, whether applied in equity or at law.

(j) Counterparts; Facsimile or E-mail Signature.    This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Execution of this Agreement may be made by facsimile signature or e-mail of a .pdf attachment, which, for all purposes, shall be deemed to be an original signature.

(k) Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction, unless the effects of such invalidity or unenforceability would prevent the parties from realizing the economic benefits of the Merger that they currently anticipate obtaining therefrom. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

(l) No Partnership, Agency or Joint Venture.    This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

(m) No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Gannett any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Gannett shall have no authority to direct Stockholder in the voting or disposition of any of the Shares except as otherwise provided herein.

(n) Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(o) Waiver.    The parties hereto may, to the extent permitted by applicable laws, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. No failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(p) Consultation with Counsel.    Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that such party has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

[Signature page follows]

IN WITNESS WHEREOF, Belo, Gannett and Stockholder have caused this Voting and Support Agreement and Irrevocable Proxy to be duly executed and delivered as of the date first written above.

BELO CORP.

By:
Name:
Title:

GANNETT CO., INC.

By:
Name:
Title:

STOCKHOLDER (individual):

By:
Name:

STOCKHOLDER (entity):

Name of entity:

By:
Name:
Title:

SPOUSAL CONSENT

Instructions: If the Stockholder is an individual, is married and resides in a community property state, his or her spouse must complete this form.

I am the spouse of                     . On behalf of myself, my heirs and legatees, I hereby (a) join in and consent to the terms of the Voting and Support Agreement and Irrevocable Proxy (the “Voting Agreement”) between my spouse, Belo Corp. and Gannett Co., Inc., (b) join in and consent to the irrevocable proxy granted by my spouse in favor of Gannett Co., Inc. pursuant to the Voting Agreement, and (c) consent to the treatment of all Derivative Securities of Belo as provided in Section 2.3 of the Merger Agreement (as defined in the Voting Agreement), including the cancellation without consideration of Options that have an exercise price greater than the Merger Consideration.

Dated:                     , 2013

Signature:

Name:

Annex C

[LETTERHEAD OF RBC CAPITAL MARKETS, LLC]

June 12, 2013

The Board of Directors

Belo Corp.

400 South Record Street

Dallas, Texas 75202

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of Series A Common Stock, par value $0.01 per share (“Belo Series A Common Stock”), and Series B Common Stock, par value $0.01 per share (“Belo Series B Common Stock” and, collectively with Belo Series A Common Stock, “Belo Common Stock”), of Belo Corp., a Delaware corporation (“Belo”), of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger, dated as of June 12, 2013 (the “Agreement”), among Belo, Gannett Co., Inc., a Delaware corporation (“Gannett”), and Delta Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Gannett (“Merger Sub”). The Agreement provides, among other things, for the merger of Merger Sub with and into Belo (the “Merger”) pursuant to which each outstanding share of Belo Common Stock will be converted into the right to receive $13.75 in cash (the “Merger Consideration”). The terms and conditions of the Merger and related transactions are set forth more fully in the Agreement.

RBC Capital Markets, LLC (“RBCCM”), as part of our investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM or one or more of our affiliates may act as a market maker and broker in the publicly traded securities of Belo and/or Gannett and receive customary compensation in connection therewith, and may also actively trade securities of Belo, Gannett or their respective affiliates for our or our affiliates’ own account and the accounts of our or our affiliates’ customers and, accordingly, RBCCM and our affiliates may hold a long or short position in such securities.

We are acting as financial advisor to Belo in connection with the Merger and we will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. Belo also has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for expenses reasonably incurred in connection with our services. RBCCM and certain of our affiliates in the past have provided, currently are providing and in the future may provide investment banking and financial advisory services to Belo, for which RBCCM and such affiliates have received and may receive customary compensation, including acting as joint lead arranger and bookrunner for, and as a lender under, an existing revolving credit facility of Belo.

For the purposes of rendering our opinion, we have undertaken such review, inquiries and analyses as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the Agreement; (ii) we reviewed certain publicly available financial and other information, and certain historical operating data, with respect to Belo made available to us from published sources and internal records of Belo; (iii) we reviewed financial projections and estimates relating to Belo prepared by the management of Belo; (iv) we conducted discussions with members of the senior management of Belo with respect to the business prospects and financial outlook of Belo; (v) we reviewed the reported prices and trading activity for Belo Series A Common Stock; (vi) we compared certain financial metrics of Belo with those of selected publicly traded companies; (vii) we compared certain financial terms of the Merger with those of selected precedent transactions; and (viii) we considered other information and performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion we have reached is based on all analyses and factors presented, taken as a

Belo Corp.

The Board of Directors

June 12, 2013

whole, and also on application of our own experience and judgment. Such conclusion may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more portions of such analyses or factors.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information that was reviewed by us, including all of the financial, legal, tax, accounting, operating and other information provided to or discussed with us by or on behalf of Belo (including, without limitation, financial statements and related notes), and upon the assurances of the management of Belo that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. We have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that the financial projections relating to Belo and other estimates and data provided to us by Belo were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future financial performance of Belo and the other matters covered thereby. We express no opinion as to the financial projections and estimates utilized in our analyses or the assumptions upon which they were based. We have relied upon the assessments of the management of Belo as to the potential impact on Belo of market, cyclical and competitive trends and prospects relating to the telecommunications and broadcasting industry, including with respect to licensing and other regulatory matters and network affiliation, retransmission consent and other material agreements and arrangements. We have assumed, with the consent of Belo, that there will be no developments with respect to any of the foregoing that would be meaningful in any respect to our analyses or opinion.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Belo or any other entity, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and we have not conducted, any physical inspection of the property or facilities of Belo or any other entity. We have not evaluated the solvency or fair value of Belo or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed that the Merger and related transactions, including the restructuring of certain of Belo’s media holdings and related transfer of assets, including applicable licenses, of certain broadcast television station properties contemplated to occur as a condition to, and simultaneously with, the consummation of the Merger (the “Restructuring”), will be consummated in accordance with the terms of the Agreement and all applicable laws and other relevant documents or requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger and related transactions, no delay, limitation, restriction or condition will be imposed, including any divestiture or other requirements, that would have an adverse effect on Belo, the Merger or related transactions.

Our opinion speaks only as of the date hereof, is based on conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. We do not express any opinion as to the price or range of prices at which any shares of Belo Common Stock may trade or otherwise be transferable at any time.

The advice (written or oral) of RBCCM and our opinion expressed herein is provided for the benefit, information and assistance of the Board of Directors of Belo (in its capacity as such) in connection with its evaluation of the Merger. We express no opinion and make no recommendation to any stockholder as to how such stockholder should vote or act with respect to any proposal to be voted upon in connection with the Merger or any related transactions.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to be received by holders of Belo Common Stock collectively as a group without regard to individual circumstances of specific holders with respect to control, voting or other rights or aspects which may

C-2

Belo Corp.

The Board of Directors

June 12, 2013

distinguish such holders or the securities of Belo held by such holders and our analyses and opinion do not address, take into consideration or give effect to, any rights, preferences, restrictions or limitations (or any discount or premium for illiquidity, control or otherwise) that may be attributable to such securities. It is our understanding, based on Belo’s public filings and discussions with representatives of Belo, that shares of Belo Series B Common Stock may convert, at any time, into shares of Belo Series A Common Stock. Accordingly, in connection with our opinion, we have evaluated the Belo Series B Common Stock on an as-converted basis as if Belo Series B Common Stock were the equivalent of Belo Series A Common Stock. Our opinion does not in any way address any other terms, conditions, implications or other aspects of the Merger or any related transactions or the Agreement or any related documents, including, without limitation, the Restructuring or the financial or other terms of any voting agreement or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger, any related transactions or otherwise. Our opinion also does not address the underlying business decision of Belo to engage in the Merger or related transactions or the relative merits of the Merger or related transactions compared to any alternative business strategy or transaction that may be available to Belo or in which Belo might engage. In connection with our engagement, we were not requested to, and we did not, solicit third-party indications of interest in the possible acquisition of all or a part of Belo. We do not express any opinion as to any legal, regulatory, tax or accounting matters, as to which we understand that Belo has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion, we do not express any view on, and our opinion does not address, the fairness of the amount or nature of the compensation (if any) to any officers, directors or employees of any party, or class of such persons, relative to the Merger Consideration or otherwise.

The issuance of our opinion has been approved by RBCCM’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Belo Common Stock collectively as a group is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

C-3

Annex D

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal Rights.

(a) Any shareholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the shareholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “shareholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and subject to paragraph (b)(3) of this subsection § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that except as expressly provided in § 363(b) of this title, appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e), shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its shareholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each shareholder electing to demand the appraisal of such shareholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such shareholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such shareholder’s shares. A proxy or vote “AGAINST” the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand, as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify shareholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such shareholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any shareholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such shareholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections (a) and (d) of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the shareholder within 10 days after such shareholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the shareholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the Court may dismiss the proceedings as to such shareholder.

(h) After the Court determines the shareholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the shareholders entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such shareholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such shareholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Payment shall be so made to each such shareholder, in the case of holders of uncertificated stock, forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a shareholder, the Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such shareholder shall deliver to the surviving or resulting corporation a written withdrawal of such shareholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such shareholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any shareholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any shareholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such shareholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

NOTICE TO PARTICIPANTS

IN THE

BELO SAVINGS PLAN AND

THE SEPARATE A. H. BELO SAVINGS PLAN

MAINTAINED BY A. H. BELO CORPORATION

(the “Savings Plans”)

The enclosed proxy materials relate to the Special Meeting of Shareholders of Belo Corp. (“Belo” or the “Company”) that will be held in the Auditorium of The Belo Building at 400 South Record Street, Third Floor, Dallas, Texas, on September 25, 2013, at 11:00 a.m. (local time). The Belo Corp. Board of Directors has fixed the close of business on August 12, 2013 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting of Shareholders or any adjournment(s) thereof. The Special Meeting will be held for the purpose of adoption of the Agreement and Plan of Merger, dated as of June 12, 2013, by and among the Company, Gannett Co., Inc. and Delta Acquisition Corp.; approval, on an advisory (non-binding) basis, of the compensation that may be payable to the named executive officers of the Company in connection with the merger; and approval of the adjournment of the Special Meeting to a later date, if there are insufficient votes at the Special Meeting to approve the proposal to adopt the Agreement and Plan of Merger.

Directions to the Trustee

Only Fidelity Management Trust Company, as the trustee of each of the Savings Plans (“Fidelity”), can vote the shares of Belo Corp. stock held by each of the Savings Plans. However, under the terms of your plan, you are entitled to instruct Fidelity how to vote the shares of Belo Corp. stock that were allocated to your plan account at the close of business on the Record Date. Voting instructions with respect to shares held in the Savings Plans must be received by 11:59 p.m. Eastern Time on September 23, 2013, and may not be provided at the meeting.

Your participation is important and your vote is confidential. Please take the time to vote your plan shares via the Internet using the instructions included on the voting instruction card, by using the toll-free telephone number provided in the proxy materials, or, by completing the voting instruction card and returning it in the envelope provided.

With respect to each of the Savings Plans, Fidelity will vote all Belo Corp. shares held by that plan in accordance with the voting instructions that are received via mail, telephone, or Internet on or before September 23, 2013 from participants in that plan, unless Fidelity determines such instructions are contrary to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). If you sign, date, and return the voting instruction card but do not check any boxes on the card, then Fidelity will vote your plan shares FOR adoption of the Agreement and Plan of Merger. Otherwise, please mark the proxy to indicate your voting instructions; date and sign the proxy; and return it in the enclosed postage-paid envelope.

Confidentiality and Instructions

Your voting instructions to Fidelity are strictly confidential and will not be revealed, directly or indirectly, to any director, officer, or other employee of Belo Corp. or to anyone else, except as otherwise required by law. Therefore, you should feel completely free to instruct Fidelity to vote your plan shares in the manner you think best.

Voting Deadline

Because of the time required to tabulate voting instructions from participants before the special meeting, Fidelity must establish a cut-off date for receipt of voting instructions. The cut-off date is September 23, 2013. Fidelity cannot ensure that voting instructions received after the cut-off date will be tabulated. Therefore, it is important that you act promptly to vote your plan shares on or before September 23, 2013. If Fidelity does not receive timely instructions from you with respect to your plan shares, Fidelity will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants in your Savings Plan.

Further Information

If you are a direct shareholder of Belo Corp., please note that you must vote your directly-owned shares and your Savings Plan shares separately. You may not use the card or the voter identification information with respect to your directly-owned shares to vote your Savings Plan shares. Your direct vote of non-plan shares is not confidential.

If you have questions regarding the information provided to you, you may contact the plan administrator at (800) 835-5098 between 8:00 a.m. and 5:00 p.m., Central Time, Monday through Friday.

Your ability to instruct Fidelity how to vote your plan shares is an important part of your rights as a participant. Please consider the proxy materials carefully and provide your voting instructions to us promptly.

August 21, 2013

FIDELITY MANAGEMENT TRUST COMPANY

as Trustee of the BELO SAVINGS PLAN and

as Trustee of the A. H. BELO SAVINGS PLAN

2

BELO CORP. ATTN: PAUL FRY 400 SOUTH RECORD STREET DALLAS, TX 75202

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet voting and telephone voting are available through 11:59 p.m. Eastern Time the day prior to the special meeting date. However, voting instructions with respect to Belo Corp. shares held in the Belo Savings Plan and the separate A. H. Belo Savings Plan maintained by A. H. Belo Corporation (together, the “Savings Plans”) must be received by 11:59 p.m. Eastern Time on September 23, 2013 (the “cut-off date”), and may not be provided at the meeting.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date or, with regard to the Savings Plans, the cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date or, with regard to the Savings Plans, the cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received no later than 11:59 p.m. Eastern Time on September 24, 2013, or with regard to the Savings Plans, the cut-off date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M62196-S09095 KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BELO CORP.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.	For	Against	Abstain

1. Adoption of the Agreement and Plan of Merger, dated as of June 12, 2013, by and among the Company, Gannett Co., Inc. and Delta Acquisition Corp.; and	☐	☐	☐

2. Approval, on an advisory (non-binding) basis, of the compensation that may be payable to the named executive officers of the Company in connection with the merger; and	☐	☐	☐

3.   Approval of the adjournment of the special meeting to a later date, if necessary or appropriate, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Agreement and Plan of Merger.

	☐	☐	☐

NOTE: Any other matters that may properly come before the meeting or any adjournment(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice & Proxy Statement, Proxy Card and Map are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M62197-S09095

BELO CORP.

Special Meeting of Shareholders

September 25, 2013 11:00 AM

This proxy is solicited by the Board of Directors

Appointment of Proxies: The undersigned hereby appoints Dunia A. Shive, Carey P. Hendrickson, and Guy H. Kerr, or any one more of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side all the shares of the common stock of Belo Corp. held of record by the undersigned on August 12, 2013, at the special meeting of shareholders to be held on September 25, 2013, and any adjournment or postponement thereof.

Voting Instructions by Participants in the Savings Plans: This proxy/voting instruction card, when properly completed and returned by you, constitutes voting instructions to Fidelity Management Trust Company (“Fidelity”), as the trustee of each of the Savings Plans, to vote the shares of Belo Corp. (“Belo”) common stock allocated to your plan account as of August 12, 2013 at the special meeting of shareholders to be held on September 25, 2013, and any adjournment or postponement thereof, and also constitutes voting instructions to Fidelity for a proportionate number of shares of Belo common stock in the Savings Plans for which voting instructions have not been received. Your instructions to Fidelity will be held in confidence and will be made available only to the inspectors of the election at the special meeting, none of whom is an employee of Belo. Please use the other side of this form in giving your instructions.

THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY YOU. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES. IF YOU SIGN, DATE AND RETURN A PROXY/VOTING INSTRUCTION CARD BUT DO NOT CHECK ANY BOXES ON THE CARD, THEN THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED “FOR” ADOPTION OF THE MERGER AGREEMENT; “FOR” THE ADVISORY VOTE ON THE COMPENSATION THAT MAY BE PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF THE COMPANY IN CONNECTION WITH THE MERGER; “FOR” APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING TO A LATER DATE, IF NECESSARY OR APPROPRIATE, IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE PROPOSAL TO ADOPT THE MERGER AGREEMENT; AND, IN THE PROXYHOLDERS’ OR THE TRUSTEE’S, AS APPLICABLE, DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

Continued and to be signed on reverse side